UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Altria Group, Inc.

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(4)	Date Filed: April 9, 2015

6601 West Broad Street

Richmond, Virginia 23230

Dear Fellow Shareholder:

It is my pleasure to invite you to join us at the 2015 Annual Meeting of Shareholders of Altria Group, Inc. to be held on Wednesday, May 20, 2015 at 9:00 a.m., Eastern Time, at the Greater Richmond Convention Center, 403 North 3rd Street, Richmond, Virginia 23219.

At this year’s meeting, we will vote on the election of 11 directors, two compensation plans, the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and, if properly presented, three shareholder proposals. We will also conduct a non-binding advisory vote to approve the compensation of the Company’s named executive officers. There also will be a report on the Company’s business, and shareholders will have an opportunity to ask questions.

To attend the meeting, an admission ticket and government-issued photo identification are required. To request an admission ticket, please follow the instructions on page 9 in response to Question 16. One immediate family member who is 21 years of age or older may accompany a shareholder as a guest.

We use the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their shareholders over the Internet. We believe this expedites shareholders receiving proxy materials, lowers costs and conserves natural resources. We thus are mailing to many shareholders a Notice of Internet Availability of Proxy Materials (“Notice”), rather than a paper copy of the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The Notice explains how to access the proxy materials online, vote online and obtain a paper copy of our proxy materials.

Your vote is very important. I encourage you to complete, sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares will be represented and voted at the meeting even if you cannot attend.

April 9, 2015

Sincerely,

Martin J. Barrington

Chairman, Chief Executive Officer and President

For further information about the 2015 Annual Meeting, please call 1-804-484-8838

NOTICE OF 2015 ANNUAL MEETING OF

SHAREHOLDERS OF ALTRIA GROUP, INC.

DATE AND TIME:	Wednesday, May 20, 2015 at 9:00 a.m., Eastern Time

PLACE:	The Greater Richmond Convention Center

403 North 3rd Street

Richmond, Virginia 23219

ITEMS OF BUSINESS:	1)	To elect as directors the 11 nominees named in the accompanying Proxy Statement.

2)	To approve the 2015 Performance Incentive Plan.

3)	To approve the 2015 Stock Compensation Plan for Non-Employee Directors.

4)	To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2015.

5)	To hold a non-binding advisory vote to approve the compensation of the Company’s named executive officers.

6)	To vote on three shareholder proposals, if properly presented at the meeting.

7)	To transact other business properly coming before the meeting.

WHO CAN VOTE:	You are entitled to vote if you were a shareholder of record at the close of business on Monday, March 30, 2015.

VOTING:	We urge you to participate in the meeting, either by attending and voting in person or by voting through other acceptable means as promptly as possible. You may vote by telephone, through the Internet or by mailing your completed and signed proxy card (or voting instruction form, if you hold your shares through a broker, bank or other nominee). Each share is entitled to one vote on each matter to be voted upon at the annual meeting. Your vote is important and we urge you to vote.

MEETING ADMISSION:	If you plan to attend the meeting, you must request an admission ticket in advance. To request an admission ticket, please follow the instructions on page 9 in response to Question 16 of the accompanying Proxy Statement.

2014 ANNUAL REPORT:	A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 accompanies this Proxy Statement.

DATE OF DISTRIBUTION:	This Notice, the Proxy Statement and proxy card are first being made available or mailed to shareholders on or about April 9, 2015.

By Order of the Board of Directors,

W. Hildebrandt Surgner, Jr.
Corporate Secretary

April 9, 2015

Richmond, Virginia

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2015

The Company’s Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K

for the fiscal year ended December 31, 2014 are available, free of charge, at www.altria.com/proxy.

PROXY STATEMENT – TABLE OF CONTENTS

ALTRIA GROUP, INC. – Proxy Statement    i

PROXY STATEMENT – TABLE OF CONTENTS

ii    ALTRIA GROUP, INC. – Proxy Statement

PROXY STATEMENT SUMMARY

This summary highlights information about Altria Group, Inc. (the “Company,” “Altria,” “we,” “our” or “us”) and certain information contained elsewhere in this proxy statement (“Proxy Statement”) for Altria’s 2015 Annual Meeting of Shareholders (the “2015 Annual Meeting” or the “meeting”). This summary does not contain all of the information that you should consider in voting your shares. You should read the entire Proxy Statement carefully before voting.

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal		Board Vote Recommendation	Page Reference
Proposal 1 –	Election of Directors	FOR each nominee	56
Proposal 2 –	Approval of the 2015 Performance Incentive Plan	FOR	62
Proposal 3 –	Approval of the 2015 Stock Compensation Plan for Non-Employee Directors	FOR	70
Proposal 4 –	Ratification of the Selection of Independent Registered Public Accounting Firm	FOR	75
Proposal 5 –	Non-Binding Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers	FOR	76
Proposal 6 –	Shareholder Proposal Regarding Policy on Migrant Labor in the Tobacco Supply Chain	AGAINST	78
Proposal 7 –	Shareholder Proposal Regarding Preparation of Health Effect and Cessation Materials for Poor and Less Formally Educated Tobacco Consumers	AGAINST	80
Proposal 8 –	Shareholder Proposal Regarding Report on Actions Taken to Reduce the Risk of Green Tobacco Sickness	AGAINST	82

CASTING YOUR VOTE

	How to Vote	Shareholders of Record (Shares registered in your name with Altria’s transfer agent, Computershare) and Employee Benefit Plan Participants	Street Name Holders (Shares held through a Broker, Bank or Other Nominee)

Mobile Device	Scan the QR Code to vote using your mobile device:		Refer to voting instruction form.

Internet	Visit the applicable voting website:	www.investorvote.com/altria	www.proxyvote.com

Telephone	Within the United States, U.S. Territories and Canada, call toll-free:	1-800-652-VOTE (8683)	Refer to voting instruction form.

Mail	Complete, sign and mail your proxy card or voting instruction form in the self-addressed envelope provided.

In Person	For instructions on attending the 2015 Annual Meeting in person, please see Question 16 on page 9.

ALTRIA GROUP, INC. – Proxy Statement    1

PROXY STATEMENT SUMMARY

BOARD NOMINEES

You are being asked to vote on the following 11 nominees for director. All directors are elected annually by a majority of the votes cast. Information about each director’s experiences, qualifications, attributes and skills can be found beginning on page 56.

Name	Age	Director Since	Principal Occupation	Independent	Board Committee Membership*
Gerald L. Baliles	74	2008	Retired Director and Chief Executive Officer, Miller Center of Public Affairs	Yes	CC, EC, IC, NC
Martin J. Barrington	61	2012	Chairman, Chief Executive Officer and President, Altria Group, Inc.	No	EC
John T. Casteen III	71	2010	President Emeritus, University of Virginia	Yes	AC, IC, NC
Dinyar S. Devitre	67	2008	Special Advisor, General Atlantic LLC	Yes	FC, IC
Thomas F. Farrell II	60	2008	Chairman, President and Chief Executive Officer, Dominion Resources, Inc.	Yes	CC, EC, NC
Thomas W. Jones	65	2002	Senior Partner, TWJ Capital LLC	Yes	AC, CC, EC, FC
Debra J. Kelly-Ennis	58	2013	Retired President and Chief Executive Officer, Diageo Canada, Inc.	Yes	AC, IC, NC
W. Leo Kiely III	68	2011	Retired Chief Executive Officer, MillerCoors LLC	Yes	CC, EC, FC, IC
Kathryn B. McQuade	58	2012	Retired Executive Vice President and Chief Financial Officer, Canadian Pacific Railway Limited	Yes	AC, CC, FC
George Muñoz	63	2004	Principal, Muñoz Investment Banking Group, LLC and Partner, Tobin & Muñoz	Yes	AC, EC, FC, NC
Nabil Y. Sakkab	67	2008	Retired Senior Vice President, Corporate Research and Development, The Procter & Gamble Company	Yes	EC, FC, IC, NC

* AC Audit Committee CC Compensation Committee	EC Executive Committee FC Finance Committee	IC Innovation Committee NC Nominating, Corporate Governance & Social Responsibility Committee

CORPORATE GOVERNANCE HIGHLIGHTS

¡	Annual election of directors

¡	Directors elected by majority voting

¡	10 of our 11 director nominees are independent

¡	Resignation policy for directors in failed elections

¡	Director retirement guidelines

¡	Independent presiding director

¡	All NYSE-required Board committees consist solely of independent directors
¡	Regular executive sessions of independent directors

¡	Over 95% average Board and Committee meeting attendance in 2014

¡	Annual Board and Committee self-evaluations

¡	Comprehensive Code of Conduct and Corporate Governance Guidelines

¡	No shareholder rights plan or “poison pill”
¡	Robust political activity disclosure and compliance program

¡	Board participation in executive succession planning

¡	Stock ownership guidelines for directors and executive officers

¡	Policy prohibiting hedging of our shares

¡	Compensation “clawback” policy

¡	Strong pay-for-performance philosophy

      2    ALTRIA GROUP, INC. – Proxy Statement

PROXY STATEMENT SUMMARY

SHAREHOLDER ENGAGEMENT

We value our shareholders’ perspective on our businesses and each year interact with shareholders through numerous shareholder engagement activities. In 2014, these included three investor road shows, eight investor conferences and our 2014 Annual Meeting of Shareholders (“2014 Annual Meeting”). We also discussed with several large institutional investors their perspectives on our executive compensation program as we developed our 2015 Performance Incentive Plan and 2015 Stock Compensation Plan for Non-Employee Directors. These engagement activities, and the perspectives we learn, are informative and helpful to us.

Our Investor Relations department is the contact point for shareholder interaction with the Company. Shareholders may also access investor information about the Company through our website at www.altria.com/investors. For questions concerning Investor Relations, please call 804-484-8222 or e-mail us from the Contact Us section available on our website (www.altria.com/ContactUs).

2014 BUSINESS HIGHLIGHTS

Altria delivered excellent results and returns for its shareholders in 2014 on the strength of its diverse business model and solid performance by its core tobacco businesses. Altria also took important steps in 2014 to develop and commercialize innovative tobacco products for adult tobacco consumers. Highlights from 2014 include the following:

¡	Full-year adjusted diluted earnings per share (“EPS”),(1) which excludes the impact of special items, grew 8.0% to $2.57.

¡	Altria’s 2014 total shareholder return (“TSR”) was 34.5%, which outperformed both the S&P 500 and the S&P Food, Beverage & Tobacco Index.

¡	Altria’s three-year TSR was 93.3%, which outperformed the three-year TSR of both the S&P 500 and the S&P Food, Beverage & Tobacco Index.

¡	Altria paid $3.9 billion in dividends in 2014.

¡	In August 2014, Altria’s Board of Directors increased the regular quarterly dividend by 8.3%, which was Altria’s 48th dividend increase in the last 45 years.

¡	In the third quarter 2014, Altria completed its 2013 share repurchase program and announced a new $1 billion share repurchase program. During 2014, Altria repurchased 22.5 million shares of its common stock for a total cost of approximately $939 million under these programs.

¡	The smokeable products segment grew adjusted operating companies income (“OCI”) (1) by 6.7% and Philip Morris USA Inc. (“PM USA”) grew the retail share of Marlboro by 0.1 share point to 43.8%.

¡	The smokeless products segment grew adjusted OCI by 3.3% and U.S. Smokeless Tobacco Company LLC (“USSTC”) grew the combined retail share of Copenhagen and Skoal by 0.5 share points to 51.2%.

¡	Ste. Michelle Wine Estates Ltd. (“Ste. Michelle”) grew adjusted OCI by 13.6% and is one of the fastest growing premium wine companies in the United States.

¡	Nu Mark LLC (“Nu Mark”) achieved national distribution of MarkTen, which is now available in over 130,000 retail stores. Nu Mark also evolved MarkTen’s product offerings. Additionally, Nu Mark acquired the e-vapor business of Green Smoke, Inc. and its affiliates (“Green Smoke”), adding technology, supply chain capability and experienced talent to Nu Mark’s resources.

For more information regarding Altria’s 2014 performance, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (“2014 Annual Report on Form 10-K”).

(1)	Adjusted diluted EPS and adjusted OCI are financial measures that are not consistent with generally accepted accounting principles in the United States (“GAAP”). See Exhibit C to this Proxy Statement for information regarding non-GAAP financial measures used in this Proxy Statement and reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures.

ALTRIA GROUP, INC. – Proxy Statement    3

PROXY STATEMENT SUMMARY

COMPENSATION PROGRAM HIGHLIGHTS

¡	Annual incentive and equity awards for the executive officers named in the Summary Compensation Table on page 44 (“named executive officers” or “NEOs”) reflect Altria’s excellent 2014 business performance and are consistent with or slightly higher than last year’s awards.

¡	At the 2014 Annual Meeting, nearly 94% of the votes cast approved, on a non-binding advisory basis, the compensation of the NEOs, demonstrating strong alignment of shareholder interests with our executive compensation program and philosophy.

¡	Altria’s current 2010 Performance Incentive Plan provides that no new awards can be granted after April 30, 2015. The Board is recommending that shareholders approve the new 2015 Performance Incentive Plan, which incorporates several changes that further align plan provisions with shareholder interests. The 2015 Performance Incentive Plan is discussed under “Proposal 2 – Approval of the 2015 Performance Incentive Plan” beginning on page 62.

Key Governance Features of Our Executive Compensation Program

The following summary of our executive compensation program highlights our commitment to executive compensation practices that align the interests of our executives and shareholders:

What We Do		What We Don’t Do

✓	Pay for Performance - A significant portion of the compensation for our NEOs is in the form of at-risk variable compensation.	✗	No Excessive Perquisites - Perquisites represent less than 2% of our NEOs’ compensation.

✓	Multiple Performance Metrics - Variable compensation is based on more than one measure to encourage balanced incentives.	✗	No Individual Supplemental Executive Retirement Plans

✓	Stock Ownership Guidelines - All NEOs exceed Altria’s robust stock ownership requirements.	✗	No Hedging - Our policy prohibits our NEOs from engaging in hedging activities with Altria stock.

✓	“Clawback” Provisions - Our policy provides for the adjustment or recovery of compensation in certain circumstances.	✗	No Pledging - Our NEOs do not pledge their Altria shares.

✓	Award Caps - All our variable compensation plans have caps on plan formulas.	✗	No Employment Agreements - All of our NEOs are employed on an at-will basis.

✓	Confidentiality & Non-Compete Agreements - All NEOs are subject to confidentiality and non-compete agreements.	✗	No Tax Gross-ups

✓	Tally Sheets - The Compensation Committee reviews tally sheets at least annually as part of making individual compensation decisions.

✓	Below Average Share Utilization - The Company has below average run rates for equity compensation as compared to S&P 500 companies.

      4    ALTRIA GROUP, INC. – Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE 2015 ANNUAL MEETING AND VOTING

QUESTIONS AND ANSWERS

ABOUT THE 2015 ANNUAL MEETING AND VOTING

1.	WHY DID I RECEIVE THESE PROXY MATERIALS?

Our Board of Directors (“Board of Directors” or “Board”) is furnishing to you this Proxy Statement to solicit proxies on its behalf to be voted at the 2015 Annual Meeting on May 20, 2015 at 9:00 a.m., Eastern Time, at the Greater Richmond Convention Center, 403 North 3rd Street, Richmond, Virginia 23219. The proxies also may be voted at any adjournments or postponements of the meeting.

All properly executed written proxies, and all properly completed proxies submitted by telephone or by the Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the completion of voting at the meeting.

2.	WHAT IS A PROXY?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.

The Board of Directors has designated Martin J. Barrington and Denise F. Keane as proxies for the 2015 Annual Meeting.

3.	WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The record date for the 2015 Annual Meeting is March 30, 2015 (the “record date”). The record date is established by the Board of Directors as required by Virginia law. Only shareholders of record at the close of business on the record date are entitled to:

(a)	receive notice of the meeting; and
(b)	vote at the meeting and any adjournments or postponements of the meeting.

Each shareholder of record on the record date is entitled to one vote for each share of common stock held. On the record date, there were 1,967,255,646 shares of common stock outstanding.

4.	WHAT IS THE DIFFERENCE BETWEEN A SHAREHOLDER OF RECORD AND A SHAREHOLDER WHO HOLDS STOCK IN STREET NAME?

If your shares of stock are registered in your name on the books and records of our transfer agent, Computershare Trust Company, N.A., you are a shareholder of record.

If your shares of stock are held for you in the name of your broker, bank or other nominee, your shares are held in street name. The answer to Question 12 describes brokers’ discretionary voting authority and when your broker, bank or other nominee is permitted to vote your shares of stock without instructions from you.

It is important that you vote your shares if you are a shareholder of record and, if you hold shares in street name, that you provide appropriate voting instructions to your broker, bank or other nominee as discussed in the answer to Question 12.

5.	WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?

By Telephone or Internet: All shareholders of record may vote their shares of common stock by telephone (within the United States, U.S. territories and Canada, there is no charge for the call) or by the Internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders may vote by telephone or the Internet if their brokers, banks or other nominees make those methods available. If that is the case, each broker, bank or other nominee will enclose instructions with the Proxy Statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.

In Writing: All shareholders also may vote by mailing their completed and signed proxy card (in the case of shareholders of record) or their completed and signed voting instruction form (in the case of street name holders).

In Person: All shareholders of record may vote in person at the meeting. Street name holders must obtain a legal proxy from their broker, bank or other nominee and bring the legal proxy to the meeting in order to vote in person at the meeting.

See also “Proxy Statement Summary – Casting Your Vote” on page 1.

ALTRIA GROUP, INC. – Proxy Statement    5

QUESTIONS AND ANSWERS ABOUT THE 2015 ANNUAL MEETING AND VOTING

6.	WHAT ITEMS WILL BE VOTED ON AT THE 2015 ANNUAL MEETING?

Proposal	Voting Choices, Board Recommendation and Voting Requirement
Proposal 1 – Election of Directors (pages 56 – 61)

Voting Choices

•    Vote for a nominee;

•    Vote against a nominee; or

•    Abstain from voting on a nominee.

Board Recommendation

The Board recommends a vote “FOR” each of the nominees named in the Proxy Statement.

Voting Requirement

Directors will be elected by a majority of the votes cast. A majority of the votes cast means that the number of votes “FOR” a nominee must exceed the number of votes “AGAINST” that nominee.

Any director who receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election is required to offer promptly in writing to submit his or her resignation to the Board in accordance with the Company’s Corporate Governance Guidelines. The Nominating, Corporate Governance and Social Responsibility Committee will consider the offer and recommend to the Board whether to accept the offer. The full Board will consider all factors it deems relevant to the best interests of the Company, make a determination and publicly disclose its decision and rationale within 90 days after confirmation of the election results.

Proposal 2 – Approval of the 2015 Performance Incentive Plan (pages 62 – 69)

Voting Choices

•    Vote for the plan;

•    Vote against the plan; or

•    Abstain from voting.

Board Recommendation

The Board recommends a vote “FOR” this proposal.

Voting Requirement

The plan will be approved by the affirmative vote of a majority of the votes cast.

Proposal 3 – Approval of the 2015 Stock Compensation Plan for Non-Employee Directors (pages 70 – 73)

Voting Choices

•    Vote for the plan;

•    Vote against the plan; or

•    Abstain from voting.

Board Recommendation

The Board recommends a vote “FOR” this proposal.

Voting Requirement

The plan will be approved by the affirmative vote of a majority of the votes cast.

Proposal 4 – Ratification of the Selection of Independent Registered Public Accounting Firm (page 75)

Voting Choices

•    Vote for the ratification;

•    Vote against the ratification; or

•    Abstain from voting.

Board Recommendation

The Board recommends a vote “FOR” this proposal.

Voting Requirement

The selection of the independent registered public accounting firm will be ratified if the votes cast “FOR” exceed the votes cast “AGAINST.”

6    ALTRIA GROUP, INC. – Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE 2015 ANNUAL MEETING AND VOTING

Proposal	Voting Choices, Board Recommendation and Voting Requirement
Proposal 5 – Non-Binding Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers (pages 76 – 77)

Voting Choices

•    Vote for the compensation of the Company’s named executive officers;

•    Vote against the compensation of the Company’s named executive officers; or

•    Abstain from voting.

Board Recommendation

The Board recommends a vote “FOR” this proposal.

Voting Requirement

The compensation of the Company’s named executive officers will be approved on an advisory basis if the votes cast “FOR” exceed the votes cast “AGAINST.”

This vote is not binding upon the Company, the Board or the Compensation Committee. Nevertheless, the Compensation Committee values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for the Company’s named executive officers.

Proposal 6 – Shareholder Proposal Regarding Policy on Migrant Labor in the Tobacco Supply Chain (pages 78 – 79)

Voting Choices

•    Vote for the proposal;

•    Vote against the proposal; or

•    Abstain from voting.

Board Recommendation

The Board recommends a vote “AGAINST” this shareholder proposal.

Voting Requirement

The shareholder proposal will be approved if the votes cast “FOR” exceed the votes cast “AGAINST.”

Proposal 7 – Shareholder Proposal Regarding Preparation of Health Effect and Cessation Materials for Poor and Less Formally Educated Tobacco Consumers (pages 80 – 81)

Voting Choices

•    Vote for the proposal;

•    Vote against the proposal; or

•    Abstain from voting.

Board Recommendation

The Board recommends a vote “AGAINST” this shareholder proposal.

Voting Requirement

The shareholder proposal will be approved if the votes cast “FOR” exceed the votes cast “AGAINST.”

Proposal 8 – Shareholder Proposal Regarding Report on Actions Taken to Reduce the Risk of Green Tobacco Sickness (pages 82 – 83)

Voting Choices

•    Vote for the proposal;

•    Vote against the proposal; or

•    Abstain from voting.

Board Recommendation

The Board recommends a vote “AGAINST” this shareholder proposal.

Voting Requirement

The shareholder proposal will be approved if the votes cast “FOR” exceed the votes cast “AGAINST.”

ALTRIA GROUP, INC. – Proxy Statement    7

QUESTIONS AND ANSWERS ABOUT THE 2015 ANNUAL MEETING AND VOTING

7.	ARE VOTES CONFIDENTIAL?

We will continue our long-standing practice of holding the votes of each shareholder in confidence from directors, officers and employees, except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in the case of a contested proxy solicitation; (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to the Company; or (d) to allow the independent inspectors of election to certify the results of the vote.

8.	WHO COUNTS THE VOTES?

We will continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and appoint independent inspectors of election to certify the results.

9.	WHAT IF I DO NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

Shareholders should specify their voting choice for each matter on the accompanying proxy. If no specific choice is made for one or more matters, proxies that are signed and returned will be voted “FOR” the election of each of the nominees for director, “FOR” the approval of the 2015 Performance Incentive Plan, “FOR” the approval of the 2015 Stock Compensation Plan for Non-Employee Directors,

“FOR” the proposal to ratify the selection of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), “FOR” the non-binding advisory vote to approve the compensation of the Company’s named executive officers and “AGAINST” each of the three shareholder proposals.

10.	HOW DO I VOTE IF I PARTICIPATE IN THE DIVIDEND REINVESTMENT PLAN?

The proxy card that you have received includes your dividend reinvestment plan shares. The answer to Question 5 above explains how you can vote.

11.	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares.

We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare

Trust Company, N.A. Computershare’s address is P.O. Box 43078, Providence, Rhode Island 02940-3078; you can reach Computershare at 1-800-442-0077 (from within the United States or Canada) or 1-781-575-3572 (from outside the United States or Canada).

12.	WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

Shareholders of Record: If you are a shareholder of record (see Question 4), your shares will not be voted if you do not provide your proxy unless you vote in person at the meeting. It is important that you vote your shares.

Street Name Holders: If your shares are held in street name (see Question 4) and you do not provide your voting instructions to your bank, broker or other nominee, your shares may be voted by your broker, bank or other nominee but only under certain circumstances. Specifically, under the New York Stock Exchange (“NYSE”) rules, shares held in the name of your broker, bank or other nominee may be voted by your broker, bank or other nominee on certain “routine” matters if you do not provide voting instructions. Only the ratification of the selection of PricewaterhouseCoopers as the Company’s independent registered public accounting firm is considered a “routine”

matter for which brokers, banks or other nominees may vote uninstructed shares. The other proposals to be voted on at the meeting (specifically, the election of director nominees, the approval of the 2015 Performance Incentive Plan, the approval of the 2015 Stock Compensation Plan for Non-Employee Directors, the non-binding advisory vote to approve the compensation of the Company’s named executive officers and the three shareholder proposals) are not considered “routine” under NYSE rules, so the broker, bank or other nominee cannot vote your shares on any of these proposals unless you provide to the broker, bank or other nominee voting instructions for each of these matters. If you do not provide voting instructions on a matter, your shares will not be voted on that matter, which is referred to as a “broker non-vote.” It is, therefore, important that you vote your shares.

8    ALTRIA GROUP, INC. – Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE 2015 ANNUAL MEETING AND VOTING

13.	ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

For purposes of all proposals other than the proposals to approve the 2015 Performance Incentive Plan and the 2015 Stock Compensation Plan for Non-Employee Directors, abstentions and broker non-votes will not be considered votes cast and, therefore, will have no effect on the results of the vote. For purposes of the proposals to approve the 2015 Performance Incentive Plan and the 2015 Stock Compensation Plan for Non-Employee Directors,

(a) abstentions will be considered votes cast under the rules of the NYSE and will have the effect of a vote against these proposals for purposes of the rules of the NYSE and (b) broker non-votes will not be considered votes cast and, therefore, will have no effect on the results of the vote.

Broker non-votes are described more particularly in Question 12 above.

14.	HOW CAN I REVOKE A PROXY OR CHANGE MY VOTE?

If you are a shareholder of record, you can revoke a proxy or change your vote before the completion of voting at the meeting by:

(a)	giving written notice to the Corporate Secretary of the Company;
(b)	delivering a later-dated proxy; or

(c)	voting in person at the meeting.

If your shares are held in street name, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions.

15.	WHO WILL PAY THE COST OF THIS PROXY SOLICITATION?

The cost of this solicitation of proxies will be paid by the Company. In addition to the use of the mail, some of the officers and regular employees of the Company or its subsidiaries may solicit proxies by telephone or e-mail and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of common stock held of record by such persons. The Company will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of our proxy solicitor, D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, at an anticipated cost of $24,000, plus reimbursement of out-of-pocket expenses.

16.	HOW DO I OBTAIN ADMISSION TO THE 2015 ANNUAL MEETING?

If you plan to attend the meeting, you must request an admission ticket in advance.

Please submit your request for an admission ticket by completing the Pre-Registration Form located on the last page of this Proxy Statement and submitting it, along with your proof of ownership as of the record date for the meeting (March 30, 2015), no later than May 15, 2015, using one of the means identified on the Pre-Registration Form.

If your shares are held for you in the name of your broker, bank or other nominee, please provide evidence of your stock ownership as of the record date for the meeting (such as your voting instruction form, a current letter from your broker, bank or other nominee or a photocopy of a brokerage or other account statement).

If you are a duly appointed proxy for a shareholder, you must provide proof of your appointment and proof of share ownership for the shareholder for whom you are a proxy.

You may bring only one immediate family member as a guest. All immediate family member guests must be 21 years of age or older. If you are a duly appointed proxy for a shareholder, you may not bring a guest.

All meeting attendees must present government-issued photo identification, such as a driver’s license or passport, at the meeting.

The meeting facilities will open at 8:00 a.m., Eastern Time, to facilitate your registration and security clearance. For your security, you will not be permitted to bring any packages, briefcases, large pocketbooks or bags into the meeting. Also, cellular and digital phones, audio tape recorders, video and still cameras, pagers, laptops and other portable electronic devices will not be permitted into the meeting. We thank you in advance for your patience and cooperation with these rules.

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QUESTIONS AND ANSWERS ABOUT THE 2015 ANNUAL MEETING AND VOTING

17.	MAY SHAREHOLDERS ASK QUESTIONS AT THE 2015 ANNUAL MEETING?

Yes. The Chairman will answer shareholders’ questions during the question and answer period of the meeting. In order to provide an opportunity for everyone who wishes to ask a question, each shareholder will be limited to two minutes. Shareholders may ask a second question if all others have first had their turn and if time allows. When speaking, shareholders must direct questions to the Chairman and confine their questions to matters that relate directly to the business of the meeting.

18.	HOW MANY VOTES MUST BE PRESENT TO HOLD THE 2015 ANNUAL MEETING?

In order for us to conduct the meeting, a majority of our outstanding shares of common stock as of the record date for the meeting (March 30, 2015), must be present in person or by proxy at the meeting. This is referred to as a quorum.

Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail.

Abstentions and shares of record held by a broker, bank or other nominee (“broker shares”) that are voted on any matter are also included in determining the number of shares present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

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BOARD AND GOVERNANCE MATTERS

BOARD AND GOVERNANCE MATTERS

Board Responsibility, Meetings and Composition

The primary responsibility of the Board of Directors is to foster the long-term success of the Company. In fulfilling this role, each director must exercise his or her good faith business judgment of the best interests of the Company. The Board has responsibility for establishing broad corporate policies, setting strategic direction and overseeing management, which is responsible for the day-to-day operations of the Company.

The Board annually assesses the effectiveness of the Board and its Committees (“Committees”). The method for conducting the annual Board and Committee self-evaluations has rotated among third-party interviews, interviews conducted by the Presiding Director and written surveys. The Nominating, Corporate Governance and Social Responsibility Committee oversees the evaluation process, including determining the format, and presents to the Board the results of the self-evaluations to identify opportunities to enhance effectiveness. The Board discusses the results of each annual self-evaluation.

The Board holds regular meetings typically during the months of January, February, May, August, October and December, and special meetings are held when necessary. The Board’s organizational meeting follows the annual meeting of shareholders. One of the meetings focuses significantly on reviewing the Company’s strategic plan. The Board held seven meetings in 2014. The Board meets in executive session at every Board meeting, which is followed by a session of only independent directors led by the Presiding Director. Directors are expected to attend Board meetings, meetings of the Committees on which they serve and the annual meeting of shareholders, with the understanding that on occasion a director may be unable to attend a meeting. During 2014, all nominees for director attended at least 95% of the aggregate number of meetings of the Board during their respective terms of service and of all Committees on which they served. In addition, all directors attended the 2014 Annual Meeting.

As of the date of this Proxy Statement, our Board consists of 11 directors. Directors are elected annually at each annual meeting to serve until the next annual meeting and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal. The Board has adopted retirement guidelines that require a director who will have attained the age of 75 as of the date of the next annual meeting to tender his or her written resignation to the Board at least six months prior to such annual meeting. If the Board determines that continued service by the director is in the best interests of the Company, the Board has the discretion not to accept the resignation. Each of the nominees currently serves as a director and was elected by the shareholders at the 2014 Annual Meeting. Biographical information and qualifications of the nominees for director are included under “Proposal 1 – Election of Directors” on page 56.

Our Board has a breadth of skills and experiences. As detailed under “Proposal 1 – Election of Directors,” we believe that our Board has demonstrated leadership in a variety of positions across various professions and industries. Their skills and experience include:

DIRECTOR SKILLS AND EXPERIENCE
¡ Consumer goods experience	¡ Public policy expertise
¡ Regulated industries experience	¡ Public company board experience
¡ Chief executive officer experience	¡ Leadership in innovation
¡ Financial expertise, including chief financial officer experience

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BOARD AND GOVERNANCE MATTERS

Board Leadership Structure and Governance

The Board believes that it is important to retain the flexibility to allocate the responsibilities of the Chairman of the Board (the “Chairman”) and the Chief Executive Officer (“CEO”) in a way that it considers to be in the best interests of the Company. After due consideration by the Nominating, Corporate Governance and Social Responsibility Committee and the Board, the Board has concluded that presently combining the roles of Chairman and CEO is in the best interests of the Company. The Company’s Mission is to own and develop financially disciplined businesses that are leaders in responsibly providing adult tobacco and wine consumers with superior branded products. The Board believes that the combination of the roles of Chairman and CEO promotes the pursuit of the Company’s Mission by allowing the senior-most executive with accountability for the Company’s day-to-day operations and execution of the Company’s strategic plan, who also possesses significant business, regulatory and industry knowledge, to set Board meeting agendas (in consultation with the Presiding Director), to lead the related discussions and to communicate with one voice to employees, shareholders and other stakeholders. The Board considers this effective and efficient structure to be particularly appropriate for the Company given the unique challenges that the Company has faced and continues to face in its businesses, particularly domestic tobacco, and the enhanced regulatory environment.

The Board’s strict adherence to sound corporate governance practices, as reflected in the Company’s Corporate Governance Guidelines, has promoted, and continues to promote, the effective and independent exercise of Board leadership for the Company and its shareholders. The Company has a strong and experienced independent Presiding Director who, in discharging his responsibilities, promotes dialogue among independent members of the Board and directly and clearly communicates the views of the Board to management. Moreover, our independent directors convene at each Board meeting in an executive session led by the Presiding Director.

RESPONSIBILITIES OF OUR PRESIDING DIRECTOR

¡   Preside over executive sessions of the independent directors and at all meetings at which the Chairman is not present

¡   Call meetings of the independent directors as he or she deems necessary

¡   Serve as a liaison between the Chairman and the independent directors

¡   Together with the Chairman, approve agendas for Board meetings

¡   Advise the Chairman of the Board’s informational needs and, where appropriate, approve information sent to the Board

¡   Together with the Chair of the Compensation Committee, communicate goals and objectives to the Chairman and CEO and the results of the evaluation of his performance

¡   Be available for consultation and communication if requested by major shareholders

Advancement Planning and CEO Succession

The Board believes that senior executive advancement and succession is one of its most important responsibilities. The Compensation Committee is responsible for reviewing and assisting with the development of executive succession plans, evaluating and making recommendations to the Board regarding potential candidates to become CEO, and evaluating and approving candidates to fill other senior executive positions. At least annually, the Chairman and CEO meets with the Compensation Committee and the Board to discuss CEO succession planning (including specific candidates). The Compensation Committee also considers the procedure for the timely and efficient transfer of CEO responsibilities in the event of an emergency or the sudden incapacitation, departure or death of the Chairman and CEO. The Chairman and CEO also meets with the Compensation Committee at least annually to discuss the performance of key members of the Company’s senior management. These matters are regularly communicated to the Board by the Chair of the Compensation Committee.

Governance Guidelines, Policies and Codes

The Board has adopted Corporate Governance Guidelines. In addition, the Board has adopted a Code of Business Conduct and Ethics for Directors (“Director Code”) that applies to our directors and a policy with regard to reviewing certain transactions in which the Company is a participant and an officer, director or nominee for director has had or may have a direct or indirect material interest. These documents are available on the Company’s website at www.altria.com/governance. The Company has also adopted the Altria Code of Conduct (“Code of Conduct”), which applies to all of its employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Code of Conduct is available on the Company’s website at www.altria.com/codeofconduct.

Information on, or that can be accessed through, the Company’s website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings the Company makes with the U.S. Securities and Exchange Commission (“SEC”).

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BOARD AND GOVERNANCE MATTERS

Committees of the Board of Directors

The Board has established various standing Committees to assist it with the performance of its responsibilities. The Board designates the members of these Committees and the Committee Chairs annually at its organizational meeting following the annual meeting of shareholders, based on the recommendations of the Nominating, Corporate Governance and Social Responsibility Committee. The Chair of each Committee develops the agenda for that Committee and determines the frequency and length of Committee meetings. After each meeting, each Committee provides a full report to the Board.

The Board has adopted written charters for each of these Committees. These charters are available on the Company’s website at www.altria.com/governance. The following table summarizes the primary responsibilities of the Committees:

Committee	Primary Responsibilities
Audit

The Audit Committee assists the Board in its oversight of (i) the integrity of the Company’s financial statements and financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent registered public accounting firm, (iii) the internal auditors and the internal audit function and (iv) the Company’s compliance with legal and regulatory requirements. The Audit Committee also prepares the Audit Committee report that the rules of the SEC require the Company to include in its proxy statement. See pages 22 to 23 for further matters related to the Audit Committee, including its report for the year ended December 31, 2014.

Compensation

The Compensation Committee determines, reviews and approves the compensation of the CEO and reviews and approves the compensation of the other executive officers, including salary, annual incentive awards, long-term incentive awards and equity grants. The Compensation Committee also reviews and assists with the development of executive succession plans and evaluates and makes recommendations to the Board regarding potential CEO candidates. In addition, the Compensation Committee evaluates the design and effectiveness of the Company’s incentive programs. See pages 24 to 25 for further matters related to the Compensation Committee, including a discussion of its procedures and its report on the Compensation Discussion and Analysis appearing on pages 27 through 43.

Executive	The Executive Committee has authority to act for the Board during intervals between Board meetings to the extent permitted by law.
Finance

The Finance Committee monitors the Company’s financial condition, oversees the sources and uses of cash flow and the investment of certain employee benefit plan assets and advises the Board with respect to financing needs, dividend policy, share repurchase programs and other financial matters.

Innovation

The Innovation Committee assists the Board in its oversight of the strategic goals and objectives of the innovation programs of the Company’s subsidiaries, which include innovation strategy, adult consumer/marketing understanding and research, development and engineering programs and technological initiatives.

Nominating, Corporate Governance and Social Responsibility

The Nominating, Corporate Governance and Social Responsibility Committee identifies individuals qualified to become Board members consistent with the criteria established by the Board and described in the Company’s Corporate Governance Guidelines, and recommends a slate of nominees for election at each annual meeting of shareholders; makes recommendations to the Board concerning the appropriate size, function, needs and composition of the Board and its Committees; reviews non-employee director compensation and recommends changes in compensation to the Board; advises the Board on corporate governance matters; oversees the self-evaluation process of the Board and its Committees; and provides oversight of the Company’s public affairs, corporate reputation and societal alignment strategies.

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BOARD AND GOVERNANCE MATTERS

The following table sets forth the current members of each of the Committees and the number of meetings held during 2014:

Name	Audit (1)	Compensation (2)	Executive	Finance	Innovation	Nominating, Corporate Governance and Social Responsibility (3)
Gerald L. Baliles*		✓	✓		✓	Chair
Martin J. Barrington			Chair
John T. Casteen III*	✓				✓	✓
Dinyar S. Devitre*				✓	✓
Thomas F. Farrell II* (4)		✓	✓			✓
Thomas W. Jones*	✓	✓	✓	Chair
Debra J. Kelly-Ennis*	✓				✓	✓
W. Leo Kiely III*		Chair	✓	✓	✓
Kathryn B. McQuade*	✓	✓		✓
George Muñoz*	Chair		✓	✓		✓
Nabil Y. Sakkab*			✓	✓	Chair	✓
2014 Meetings	7	5	0	6	4	4

*	Independent Director.

(1)	The Audit Committee consists entirely of non-management directors all of whom the Board has determined are independent within the meaning of the listing standards of the NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that all members of the Audit Committee are financially literate and that George Muñoz and at least one other member of the Committee are “audit committee financial experts” within the meaning set forth in the regulations of the SEC.

(2)	The Compensation Committee consists entirely of non-management directors all of whom the Board has determined are independent within the meaning of the listing standards of the NYSE; are non-employee directors for the purposes of Rule 16b-3 of the Exchange Act; and satisfy the requirements of Internal Revenue Code Section 162(m) for outside directors.

(3)	The Nominating, Corporate Governance and Social Responsibility Committee consists entirely of non-management directors all of whom the Board has determined are independent within the meaning of the listing standards of the NYSE.

(4)	Presiding Director.

The Board’s Risk Oversight Role

The Board believes it has in place effective processes to identify and oversee the material risks facing the Company and its businesses and that these processes are consistent with, and provide additional support for, the current leadership structure of the Board. The Board, both acting as a full Board and through its Committees, plays an important oversight role in the Company’s risk management processes. Regular Board and Committee meetings cover multiple days. Management from the Company and different Company subsidiaries and business functions attend each meeting. Board members also conduct periodic site visits to Company subsidiary locations both in and outside the Company’s Richmond, Virginia headquarters. These meetings and site visits and, as appropriate, communications between Board meetings, allow the Board to discuss with management the operational risks facing the businesses of the Company’s subsidiaries.

The Company conducts an enterprise risk management process to identify, prioritize and manage risks that have the potential to present the most significant obstacles to achieving business objectives. Management reports annually to the Board on this process.

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BOARD AND GOVERNANCE MATTERS

The Board, directly or through its Committees, also oversees management of the following risk areas:

¡	Legal and Regulatory Risk: The Board, both directly and through the Audit Committee, receives regular updates on legal and regulatory matters, including developments in litigation and developments related to U.S. Food and Drug Administration (“FDA”) regulation of certain of the Company’s subsidiaries, thereby reviewing the Company’s management of legal and regulatory risk. In addition, reports to the Audit Committee at each of its meetings by the Company’s Chief Compliance Officer and corporate audit personnel provide insight into the Company’s risk assessment and risk management policies and processes, including enterprise risk management.

¡	Financial and Accounting Risk: The Finance and Audit Committees oversee the Company’s management of financial, accounting, internal controls and liquidity risks through interaction at each meeting with the Chief Financial Officer, management from the Company’s financial, accounting, auditing and treasury functions (as appropriate) and, for the Audit Committee, representatives from the Company’s independent registered public accounting firm.
¡	Reputational and Governance Risk: Through its interaction with business functions responsible for the Company’s public policy and societal alignment activities and strategies, the Nominating, Corporate Governance and Social Responsibility Committee oversees the ways in which the Company manages reputational and public policy risk. The Nominating, Corporate Governance and Social Responsibility Committee also oversees risks related to Board organization, membership and structure and corporate governance.

¡	Executive Compensation Program Risk: The Compensation Committee considers the extent to which the executive compensation program may create risk for the Company (see page 36 for a more detailed description).

¡	Technology, Intellectual Property and Research and Product Development Risk: The Innovation Committee oversees the Company’s management of the risks associated with technology, research and product development, including intellectual property. The Audit Committee oversees the Company’s information technology security program.

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BOARD AND GOVERNANCE MATTERS

Directors

Process for Nominating Directors

The Nominating, Corporate Governance and Social Responsibility Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the annual meeting of shareholders.

In identifying potential candidates for Board membership, the Committee relies on suggestions and recommendations from directors, shareholders, management and others, including from time to time executive search and board advisory firms. The Committee does not distinguish between nominees recommended by shareholders and other nominees. Shareholders wishing to suggest candidates to the Nominating, Corporate Governance and Social Responsibility Committee for consideration as directors must submit a written notice to the Corporate Secretary of the Company following the procedures set forth in this Proxy Statement under “Questions and Answers about Communications, Company Documents and Shareholder Proposals – How Do I Communicate with the Board of Directors?” on page 87. The Company’s By-Laws set forth the procedures that a shareholder must follow to nominate directors. The procedures are summarized under the same section in response to the question “How Can a Shareholder Nominate a Director or Submit a Proposal for Next Year’s Annual Meeting?” on page 87.

Director Qualifications and Board Diversity

In reviewing nominee candidates, the Nominating, Corporate Governance and Social Responsibility Committee follows the process described above and, in so doing, considers both (i) the Company’s Mission to own and develop financially disciplined businesses that are leaders in responsibly providing adult tobacco and wine consumers with superior branded products and (ii) its four related Mission goals – invest in leadership; align with society; satisfy adult consumers; and create substantial value for shareholders. The Committee has not established any specific minimum qualification standards for nominees to the Board; rather, in evaluating the suitability of individuals for Board membership, the Committee considers the ways in which it believes each nominee can assist the Company in pursuing its Mission and advancing one or more Mission goals.

The Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best continue the Company’s success and represent shareholder interests through the exercise of sound judgment. The Committee takes into account many factors, including whether the individual meets requirements for independence and whether the individual will enhance the diversity of views and experiences available to the Board in its deliberations. In determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. In addition, the Committee considers whether the Board has specific needs for certain skills or attributes at a given time (for example, financial or chief executive officer experience). Other criteria for Board membership are set forth in the Company’s Corporate Governance Guidelines.

Under “Proposal 1 – Election of Directors,” we provide an overview of each nominee’s principal occupation, business experience and other directorships, together with the key attributes, experience and skills considered by the Committee and the Board as being particularly meaningful in pursuing the Company’s Mission and advancing one or more Mission goals.

EVALUATING BOARD DIVERSITY

The Company is committed to diversity, as reflected in its Mission goals, its Code of Conduct, its leadership development system and various other Company policies.

The Nominating, Corporate Governance and Social Responsibility Committee has a long-standing commitment to diversity, rather than a formal diversity policy, and is guided by the Company’s diversity philosophy in its review and consideration of potential director nominees. In this regard, the Board and the Committee view diversity holistically. As set forth in the Company’s Corporate Governance Guidelines, the Board and the Committee consider:

¡   whether the individual meets the requirements for independence;

¡   the individual’s general understanding of the various disciplines relevant to the success of a large publicly-traded company in today’s global business environment;

¡   the individual’s understanding of the Company’s businesses and markets;

¡   the individual’s professional expertise and educational background; and

¡   other factors that promote diversity of views and experiences.

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BOARD AND GOVERNANCE MATTERS

Director Independence Determinations

Under the listing standards of the NYSE, the Board must consist of a majority of independent directors. In making independence determinations, the Board observes NYSE and SEC criteria and considers all relevant facts and circumstances. The Board has also adopted categorical standards of director independence to further assist it in making these determinations. These standards are set forth in Annex A of the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.altria.com/governance.

On the recommendation of the Nominating, Corporate Governance and Social Responsibility Committee, the Board has affirmatively determined that each of the following nominees is independent in that such nominee has no material relationship with the Company: Gerald L. Baliles, John T. Casteen III, Dinyar S. Devitre, Thomas F. Farrell II, Thomas W. Jones, Debra J. Kelly-Ennis, W. Leo Kiely III, Kathryn B. McQuade, George Muñoz and Nabil Y. Sakkab. In making its recommendation to the Board, the Committee considered the following business relationships and transactions:

Business Relationships and Transactions Considered

Dr. Sakkab was a non-executive director of Givaudan SA, an entity from which Company subsidiaries from time to time in the ordinary course of business acquire goods and services on terms comparable to those provided to unrelated third parties. Dr. Sakkab does not materially benefit directly or indirectly from this relationship.

Mr. Muñoz is a non-executive director of Marriott International, Inc., an entity from which Company subsidiaries from time to time in the ordinary course of business acquire goods and services on terms comparable to those provided to unrelated third parties. Mr. Muñoz does not materially benefit directly or indirectly from this relationship.

Ms. Kelly-Ennis is a non-executive director of Carnival Corporation & plc (“Carnival”). From time to time, Carnival subsidiaries in the ordinary course of business acquire goods from Company subsidiaries on terms comparable to those provided to unrelated third parties. Additionally, Ms. Kelly-Ennis is a non-executive director of Hertz Global Holdings, Inc., an entity from which Company subsidiaries from time to time in the ordinary course of business acquire goods and services on terms comparable to those provided to unrelated third parties. Ms. Kelly-Ennis does not materially benefit directly or indirectly from these relationships.

Mr. Farrell is the Chief Executive Officer of Dominion Resources, Inc. (“Dominion”). A subsidiary of Dominion is a regulated public utility with which the Company or its subsidiaries has a commercial relationship for energy procurement. Amounts paid by the Company or its subsidiaries are set at rates fixed in accordance with the applicable regulatory authority. In the first quarter of 2014, a Company subsidiary entered into an agreement with the same utility under which the Company subsidiary receives nominal payments in connection with a solar energy program overseen and approved by the same regulatory authority. The terms of the agreement are comparable to those the utility offers to other third parties. Mr. Farrell is neither responsible for, nor involved in, the utility’s dealings with the Company or its subsidiaries, nor does Mr. Farrell materially benefit directly or indirectly from this relationship.

Mr. Devitre is a non-executive director of SABMiller plc (“SABMiller”), an entity in which the Company held approximately 27% of the economic and voting interest at December 31, 2014. Mr. Devitre and Howard A. Willard III, the Company’s Executive Vice President and Chief Operating Officer, serve at the Company’s request as non-executive members of SABMiller’s 14-member Board of Directors in accordance with the Amended and Restated Relationship Agreement between the Company and SABMiller. Mr. Devitre’s compensation for his SABMiller board service is limited to director fees paid by SABMiller. Mr. Devitre does not materially benefit directly or indirectly from this relationship.

In July 2012, the Company and the Economic Development Authority of the City of Richmond (“EDA”) entered into an agreement concerning the renovation of the historic Landmark Theater in Richmond, Virginia. Under the agreement, the Company acquired from the EDA the naming rights to the theater for a 20-year period for $10 million payable over five years. The agreement reflects the Company’s long-standing commitment to supporting cultural venues located in and around its communities. Messrs. Farrell and Barrington are non-employee directors of Richmond Performing Arts Center L.L.L.P., the entity responsible for overseeing various performing arts venues in the City of Richmond, including the Landmark Theater, for the benefit of the Richmond community. Neither Mr. Farrell nor Mr. Barrington materially benefits directly or indirectly from this relationship.

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BOARD AND GOVERNANCE MATTERS

Business Relationships and Transactions Considered

Additionally, immediate family members (as defined in the Company’s Policy on Related Person Transactions, which is discussed in “Related Person Transactions and Code of Conduct” on page 86) of Governor Baliles, Mr. Casteen, Mr. Devitre, Mr. Farrell, Ms. Kelly-Ennis, Mr. Kiely and Dr. Sakkab are employed in non-executive officer capacities by entities with which the Company or its subsidiaries from time to time do business in the ordinary course on terms comparable to those provided to unrelated third parties. The immediate family member in each case is neither responsible for, nor involved in, the entity’s day-to-day dealings with the Company or its subsidiaries, and the respective payments made by the Company or its subsidiaries to the entities in the last three fiscal years were significantly less than the greater of $1 million or 2% of any such entity’s consolidated gross revenues. None of Governor Baliles, Mr. Casteen, Mr. Devitre, Mr. Farrell, Ms. Kelly-Ennis, Mr. Kiely or Dr. Sakkab, or their respective immediate family members, materially benefits directly or indirectly from these relationships.

The Committee has determined that the foregoing business relationships and transactions did not affect the independence of any nominee for director.

In making its recommendation to the Board, the Committee also considered the following philanthropic relationships and transactions between the Company and its subsidiaries and various educational and other charitable entities located in or near the locations of Company or Company subsidiary facilities. The Company believes that corporate philanthropy furthers its Mission goal of investing in leadership, which includes investing meaningfully in the communities in which our employees live and work with the objective of making those communities leading environments where our businesses can succeed. In some cases, these relationships date back for many decades.

Philanthropic Relationships and Transactions Considered

As the Company disclosed in prior years, a subsidiary of the Company pledged $25 million to the University of Virginia (the “University”) in 2006, reflecting a long-standing relationship between the Company and the University that has included employment recruiting and charitable donations. In 2014, the Company made a contribution of $500,000, which represented the final payment and completion of the pledge. Also in 2014, the Company or its subsidiaries (i) made certain other charitable donations to the University, including contributions under the Company’s Matching Gift Program, which is discussed on page 20, in an aggregate amount of $1,031,080 and (ii) made ordinary course trade payments to the University in the aggregate amount of $84,003. The sum of these 2014 contributions and payments represent less than 2% of the University’s consolidated gross revenues. Mr. Casteen is a former President of the University. He now serves as President Emeritus of the University. Mr. Casteen’s daughter-in-law, Laura Casteen, is employed by the University as an Associate Dean. Neither Mr. Casteen nor his daughter-in-law materially benefits directly or indirectly from this relationship.

In the Richmond, Virginia region, where the Company and several of its subsidiaries are headquartered and employ approximately 4,000 people, the Company made the following contributions to educational and other charitable organizations in 2014 that exceeded $150,000:

•	$950,500, which included a $570,000 in-kind contribution, to Virginia Commonwealth University in support of various academic programs and scholarships;

•	$720,907 to the Virginia Museum of Fine Arts in support of exhibitions; and

•	$260,000 to Richmond 2015, Inc., which is the non-profit entity responsible for the organization, management and promotion of the 2015 UCI World Cycling Championships to be held in Richmond, Virginia.

Mr. Farrell is a non-employee director or trustee of each of these entities. Mr. Barrington is a non-employee trustee of the Virginia Museum of Fine Arts. The contributions identified above did not in any case exceed the greater of $1 million or 2% of any such entity’s consolidated gross revenues. Neither Mr. Farrell nor Mr. Barrington materially benefits directly or indirectly from these contributions.

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BOARD AND GOVERNANCE MATTERS

Philanthropic Relationships and Transactions Considered

In addition, the Company makes various grants and charitable contributions, including matching gifts under the Company’s Matching Gift Program to entities where Governor Baliles, Mr. Casteen, Mr. Devitre, Mr. Farrell, Mr. Jones, Ms. Kelly-Ennis, Mr. Kiely, Ms. McQuade and Mr. Muñoz and immediate family members of Governor Baliles, Mr. Farrell and Ms. McQuade serve as non-executive directors or trustees or non-executive employees. A substantial majority of these grants and contributions was made to non-profit entities that serve the communities in which the Company and its subsidiaries operate and to non-profit educational programs and institutions located in and around these communities. In each case, payments by the Company in the last three fiscal years were significantly less than the greater of $1 million or 2% of any such entity’s consolidated gross revenues. None of Governor Baliles, Mr. Casteen, Mr. Devitre, Mr. Farrell, Mr. Jones, Ms. Kelly-Ennis, Mr. Kiely, Ms. McQuade or Mr. Muñoz, or their respective immediate family members, materially benefits directly or indirectly from these contributions.

The Committee has determined that the foregoing philanthropic relationships and transactions did not affect the independence of any nominee for director.

Director Compensation

The Company’s philosophy is to provide competitive compensation necessary to attract and retain high-quality non-employee directors. The Board believes that a substantial portion of director compensation should consist of equity-based compensation to assist in aligning directors’ interests with the interests of shareholders. Directors who are employees of the Company (currently, only Mr. Barrington) receive no additional compensation for service as a director.

The Nominating, Corporate Governance and Social Responsibility Committee periodically reviews the competitiveness of director compensation (taking into account the Company’s Compensation Survey Group described on page 36), considers the appropriateness of the form and amount of director compensation and makes recommendations to the Board concerning such compensation with a view toward attracting and retaining qualified directors. In reviewing director compensation in the first quarter of 2014, the Committee considered survey data provided to management by Hewitt Associates, LLC d/b/a Aon Hewitt (“Aon Hewitt”). The data provided by Aon Hewitt was based on parameters established by management. Aon Hewitt provides neither advice nor recommendations on the form or amount of Altria’s director compensation, nor does Aon Hewitt attend any Board or Committee meetings.

In 2014, as in past years, the non-employee directors’ compensation consisted of an equity award in the form of fully vested shares of Altria common stock and cash retainers. The following table presents the 2014 components of compensation for our non-employee directors:

Type of Compensation	Amount ($)
Annual Board Retainer (1)	100,000
Annual Retainer for Presiding Director	20,000
Annual Retainer for Committee Chairs
Audit Compensation Finance Innovation Nominating, Corporate Governance and Social Responsibility	20,000 20,000 10,000 10,000 10,000
Annual Membership Retainer for Each Member of Each Committee above	5,000
Annual Equity Award Value	175,000

(1)	The annual cash retainer is paid in quarterly installments.

Effective in 2014, the Board, on the recommendation of the Nominating, Corporate Governance and Social Responsibility Committee, increased the fair market value of the annual equity award to non-employee directors from $160,000 to $175,000. The Board did not increase the cash component of non-employee director compensation.

ALTRIA GROUP, INC. – Proxy Statement    19

BOARD AND GOVERNANCE MATTERS

A non-employee director may elect to defer the award of shares of common stock and all or part of his or her retainers. Pursuant to the Deferred Fee Plan for Non-Employee Directors, deferred retainers are credited to an unfunded bookkeeping account and may be “invested” in various “investment choices,” including an Altria common stock equivalent account. These “investment choices” parallel the investment options offered under the Deferred Profit-Sharing Plan for Salaried Employees and determine the “earnings” that are credited for bookkeeping purposes to a non-employee director’s account. The non-employee director will receive deferred awards of common stock and cash distributions of deferred retainers either prior to or following termination of service from the Board, as elected by the non-employee director.

In addition to cash payments and stock awards, non-employee directors are covered under the Company’s Business Travel Accident Insurance Plan, which is available generally to all salaried employees of the Company.

Non-employee directors may also participate in the Company’s Matching Gift Program. This program is available to all employees and non-employee directors. The Company will match eligible donations of a minimum of $25 up to $30,000 per year per employee or non-employee director on a dollar-for-dollar basis to eligible non-profit organizations. In 2014, the following non-employee directors participated in this program: Governor Baliles, Mr. Casteen, Mr. Devitre, Mr. Jones, Ms. Kelly-Ennis, Mr. Kiely, Ms. McQuade and Mr. Muñoz. The aggregate amount of matching payments for these eight directors in 2014 was $137,670.

Upon the issuance of the annual equity awards immediately following the 2015 Annual Meeting, no further awards can be made under the Stock Compensation Plan for Non-Employee Directors. Consequently, shareholders are being asked to approve the 2015 Stock Compensation Plan for Non-Employee Directors at the 2015 Annual Meeting. The 2015 Stock Compensation Plan for Non-Employee Directors is discussed under “Proposal 3 – Approval of the 2015 Stock Compensation Plan for Non-Employee Directors” beginning on page 70.

The following table presents the compensation received by the non-employee directors for service as directors in fiscal year 2014:

Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	All Other Compensation ($) (3)	Total ($)
Gerald L. Baliles	125,000	175,013	16,500	316,513
John T. Casteen III	115,000	175,013	6,000	296,013
Dinyar S. Devitre	115,000	175,013	29,921	319,934
Thomas F. Farrell II	130,000	175,013	0	305,013
Thomas W. Jones	125,000	175,013	30,000	330,013
Debra J. Kelly-Ennis	115,000	175,013	11,600	301,613
W. Leo Kiely III	135,000	175,013	29,849	339,862
Kathryn B. McQuade	115,000	175,013	11,300	301,313
George Muñoz	135,000	175,013	2,500	312,513
Nabil Y. Sakkab	125,000	175,013	0	300,013

(1)	Pursuant to the Stock Compensation Plan for Non-Employee Directors, on May 14, 2014, each non-employee director received 4,332 shares of Altria common stock with an aggregate grant date fair market value of $175,013. The dollar value is slightly higher than $175,000 because the grant is made in whole shares. The fair market value of the shares of $40.40 per share was based on the average of the high and low price of Altria common stock on May 14, 2014.

(2)	As of December 31, 2014, there were no stock options outstanding.

(3)	All Other Compensation consists of charitable matching gifts paid in 2014 under the Company’s Matching Gift Program to charitable entities designated by the non-employee director as more particularly described above.

20    ALTRIA GROUP, INC. – Proxy Statement

BOARD AND GOVERNANCE MATTERS

Stock Ownership Guidelines for Non-Employee Directors and Prohibition on Hedging

The Board believes that stock ownership guidelines further align the interests of the Board with those of the Company’s shareholders. The Company’s non-employee directors are expected to hold the Company’s common stock in an amount equal to the lesser of five times the then-current annual cash retainer or 26,000 shares. Directors are expected to reach this ownership level within five years of being elected to Board membership and to hold the requisite number of shares until retirement. The ownership requirement for non-employee directors may be satisfied with all beneficially owned shares, including deferred shares, and share equivalents. As of December 31, 2014, all of our directors who had served on the Board for five or more years since their election held a sufficient number of shares to satisfy these guidelines.

The Company’s non-employee directors are not permitted to engage in hedging activities with respect to our stock. Furthermore, our non-employee directors do not pledge their Altria shares.

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AUDIT COMMITTEE MATTERS

AUDIT COMMITTEE MATTERS

Audit Committee Report for the Year Ended December 31, 2014

Management has the primary responsibility for the Company’s financial statements and the reporting process, including the systems of internal accounting control. The Audit Committee monitors the Company’s financial reporting processes and systems of internal accounting control, the independence and the performance of the independent registered public accounting firm and the performance of the internal auditors.

The Audit Committee has received representations from management that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that the Company maintained effective internal control over financial reporting, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm their evaluation of the accounting principles, practices and judgments applied by management, and the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has received from the independent registered public accounting firm written disclosures and a letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from the Company and its management. The Audit Committee has pre-approved all fiscal year 2014 audit and permissible non-audit services provided by the independent registered public accounting firm and the fees for those services included on page 23.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope of and plans for their respective audits. The Audit Committee has met with the internal auditors and the independent registered public accounting firm, separately and together, with and without management present, to discuss the Company’s financial reporting processes and internal control over financial reporting. The Audit Committee has reviewed significant audit findings prepared by the independent registered public accounting firm and those prepared by the internal auditors, together with management’s responses.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the audited consolidated financial statements in the Company’s 2014 Annual Report on Form 10-K.

Audit Committee:

George Muñoz, Chair

John T. Casteen III

Thomas W. Jones

Debra J. Kelly-Ennis

Kathryn B. McQuade

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AUDIT COMMITTEE MATTERS

Independent Registered Public Accounting Firm’s Fees

Aggregate fees, including out-of-pocket expenses, paid to our independent registered public accounting firm, PricewaterhouseCoopers, were comprised of the following (in millions):

	2014 Actual ($)	2013 Actual ($)
Audit Fees (1)	6.0	6.3
Audit-Related Fees (2)	0.8	0.9
Tax Fees (3)	1.1	1.0
All Other Fees (4)	0.0	0.0
TOTAL	7.9	8.2

(1)	Fees and expenses associated with professional services rendered by PricewaterhouseCoopers in connection with (a) the audit of the Company’s consolidated financial statements and internal control over financial reporting, including statutory audits of the financial statements of the Company’s affiliates; (b) reviews of the Company’s unaudited condensed consolidated interim financial statements; and (c) reviews of documents filed with the SEC.

(2)	Fees and expenses for professional services rendered by PricewaterhouseCoopers for audit-related services, which include certain employee benefit plan audits, accounting consultations and procedures relating to various other audit and special reports.

(3)	Fees and expenses for professional services rendered by PricewaterhouseCoopers in connection with U.S. and foreign tax compliance and planning, and consultation and advice on tax examinations.

(4)	There were no “Other Fees” in 2014 or 2013.

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific budget. The Audit Committee requires the independent registered public accounting firm and management to report on the actual fees charged for each category of service at Audit Committee meetings throughout the year.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chair of the Audit Committee must report on such approvals at the next scheduled Audit Committee meeting.

ALTRIA GROUP, INC. – Proxy Statement    23

COMPENSATION COMMITTEE MATTERS

COMPENSATION COMMITTEE MATTERS

Introduction

The Compensation Committee consists entirely of non-management directors all of whom the Board has determined are independent within the meaning of the listing standards of the NYSE. The current members of the Committee are: W. Leo Kiely III (Chair); Gerald L. Baliles; Thomas F. Farrell II; Thomas W. Jones; and Kathryn B. McQuade. The Committee’s responsibilities are described below and set forth in the Compensation Committee Charter, which is available on the Company’s website at www.altria.com/governance.

Compensation Committee Interlocks and Insider Participation

During 2014, no executive officer of the Company served on the board of directors or compensation committee of another entity one or more of whose executive officers served as a member of the Board or the Compensation Committee. No member of the Compensation Committee at any time during 2014 or at any other time had any relationship with us that would be required to be disclosed as a related person transaction.

Compensation Committee Procedures

Scope of Authority

The responsibilities of the Compensation Committee are set forth in its charter and include, among other duties, the responsibility to:

•	review and approve the Company’s overall executive compensation philosophy and design;

•	review and approve corporate goals and objectives relevant to the compensation of our CEO, evaluate the performance of our CEO in light of these goals and objectives and determine and approve the compensation of our CEO based on this evaluation;

•	review and approve the compensation of all executive officers;

•	make recommendations to the Board with respect to incentive compensation plans and equity-based plans, administer and make awards under such plans and review the cumulative effect of its actions;

•	monitor compliance by executives with our stock ownership guidelines;

•	monitor risks related to the design of the Company’s compensation program;

•	review and assist with the development of executive succession plans, evaluate and make recommendations to the Board regarding potential candidates to become CEO and evaluate and approve candidates to fill other senior executive positions;

•	review and discuss with management our Compensation Discussion and Analysis; and

•	prepare and approve the Compensation Committee’s annual report for inclusion in our annual proxy statement.

In addition, the Compensation Committee determines ratings for Company performance for the annual and long-term cash incentive awards formulas.

In accordance with its charter, the Compensation Committee may delegate its authority to subcommittees or the Chair of the Committee when it deems appropriate, unless prohibited by law, regulation or NYSE listing standards.

Processes and Procedures for Establishing Executive Compensation

The primary processes and procedures for establishing and overseeing executive compensation include:

Compensation Committee Meetings. The Compensation Committee meets several times each year, including five times in 2014. The Chair of the Committee, in consultation with management and the other members, sets meeting agendas. The Committee reports its actions and recommendations to the Board.

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COMPENSATION COMMITTEE MATTERS

Role of Consultants. As part of our annual compensation process, management engages Aon Hewitt.

•	Aon Hewitt conducts a survey of Compensation Survey Group companies. See page 36 for a description of the companies included in the Compensation Survey Group and the criteria and process for their selection. The survey collects compensation data and competitive practices. The Committee reviews the data to help it assess competitive levels of pay and the competitive mix of pay elements.

•	Based on parameters developed by management, Aon Hewitt provides competitive compensation information focused on chief executive officer pay primarily from public filings, including annual proxy filings, by companies within our Compensation Survey Group. The Committee also reviews this data.

•	Aon Hewitt provides background information on companies as reference for evaluating our Compensation Survey Group.

Aon Hewitt also reviews the Company’s risk assessment process with respect to its executive compensation program as described on page 36. Aon Hewitt provides neither advice nor recommendations on the form or amount of Altria’s executive or director compensation, nor does Aon Hewitt attend any Board or Committee meetings.

In 2014, the aggregate Aon Hewitt fees associated with services relating to executive and director compensation totaled $95,254. In 2014, the aggregate Aon Hewitt fees associated with additional services totaled $105,522. These additional services reflected a portion of the survey referenced above allocable (on an estimated basis) to non-executive compensation. These additional services were conducted based on parameters developed by management. Based on an assessment under SEC rules and given the limited nature of these additional services, the Company does not believe these additional services raise a conflict of interest or prevent Aon Hewitt from providing services relating to executive and director compensation.

Role of Management.

•	The Company’s management provides input on overall executive compensation program design for the Compensation Committee’s consideration.

•	Each year, our Chairman and CEO presents to the Compensation Committee compensation recommendations for the Company’s named executive officers, as well as certain other officers. The Committee reviews and discusses these recommendations with our CEO and, exercising its discretion, makes the final decision with respect to the compensation of these individuals. The CEO has no role in setting his own compensation.

•	At the beginning of each year, our Chairman and CEO presents his proposed annual performance goals to the Compensation Committee for its consideration.

Compensation Committee Report for the Year Ended December 31, 2014

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained on pages 27 through 43 of this Proxy Statement with management. Based on its review and discussions with management, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

W. Leo Kiely III, Chair

Gerald L. Baliles

Thomas F. Farrell II

Thomas W. Jones

Kathryn B. McQuade

ALTRIA GROUP, INC. – Proxy Statement    25

EXECUTIVE COMPENSATION – TABLE OF CONTENTS

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION TABLES

Summary Compensation Table	44
Grants of Plan-Based Awards during 2014	46
Outstanding Equity Awards as of December 31, 2014	47
Stock Option Exercises and Stock Vested during 2014	48
Pension Benefits	49
Non-Qualified Deferred Compensation	52
Payments upon Change in Control or Termination of Employment	53

26    ALTRIA GROUP, INC. – Proxy Statement

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we provide a detailed description of Altria’s executive compensation program, with a focus on the Compensation Committee’s decisions with respect to our NEOs:

Name	Position during 2014
Martin J. Barrington	Chairman of the Board and Chief Executive Officer, Altria Group, Inc.
Howard A. Willard	Executive Vice President and Chief Financial Officer, Altria Group, Inc.
David R. Beran	President and Chief Operating Officer, Altria Group, Inc.
Denise F. Keane	Executive Vice President and General Counsel, Altria Group, Inc.
Craig A. Johnson	President and Chief Executive Officer, Altria Group Distribution Company

Executive Summary

Compensation Philosophy

Altria’s executive compensation program aligns with Altria’s Mission, Mission goals and Values, including Invest in Leadership. We believe that such an investment requires:

•	clear alignment of the interests of our executives and shareholders;

•	clear articulation of corporate and individual performance goals;

•	transparent measurement of performance against those goals; and

•	a competitive, financially disciplined executive compensation program that rewards past success and creates the appropriate incentives for future conduct.

Say on Pay

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 provides shareholders with a non-binding advisory vote (“Say on Pay”) on the compensation of a company’s named executive officers, as such compensation is disclosed in the company’s annual proxy statement. Altria holds the vote annually and, at the 2014 Annual Meeting, nearly 94% of the votes cast approved our NEO compensation on an advisory basis. Upon consideration of the strong support shown in 2014 by the vote results, feedback from discussions with shareholders and other factors described in this Proxy Statement, the Compensation Committee decided that no significant changes to the executive compensation program were necessary for 2014.

Shareholder Engagement

As part of the process to develop our 2015 Performance Incentive Plan and our 2015 Stock Compensation Plan for Non-Employee Directors, we engaged with several large institutional investors. Through these discussions we benefited from these shareholders’ perspectives on the plans and, more generally, on our executive compensation programs and corporate governance practices. Shareholders’ feedback was generally positive and no significant concerns were raised.

ALTRIA GROUP, INC. – Proxy Statement    27

EXECUTIVE COMPENSATION

Company Financial Performance

The following graphs summarize the Company’s one and three-year performance against key financial measures:

(1)	See “Decision-Making Process – Benchmarking – Compensation Survey Group and Altria Peer Group” for more information on the 2014 Altria Peer Group.

Source:	Bloomberg Daily Return (December 31, 2013 – December 31, 2014)

Note:	Assumes reinvestment of dividends as of the ex-dividend date.

(1)	See “Decision-Making Process – Benchmarking – Compensation Survey Group and Altria Peer Group” for more information on the 2014 Altria Peer Group.

Source:	Bloomberg Daily Return (December 31, 2011 – December 31, 2014)

Note:	Assumes reinvestment of dividends as of the ex-dividend date.

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EXECUTIVE COMPENSATION

Altria’s Adjusted Diluted EPS

(1)	Three-year compound annual growth rate (“CAGR”) based on 2011 adjusted diluted EPS of $2.05.

Altria’s Dividend (1)

(1)	Annualized dividend based on quarterly dividend rate per common share declared in August of each year.

(2)	Three-year CAGR based on the quarterly dividend rate per common share of $0.41 or $1.64 annualized declared in August 2011, with each August dividend similarly annualized.

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EXECUTIVE COMPENSATION

Pay For Performance

The following graph illustrates the relationship between Mr. Barrington’s total pay (including annualized long-term incentive plan (“LTIP”) compensation) and Altria’s indexed total shareholder return:

CEO Pay (1) vs. Indexed TSR (2)

(1)	Each year’s CEO pay is calculated using an annualized allocation of the LTIP award. All other amounts are based on the Summary Compensation Table values.

(2)	Indexed TSR assumes a return of 100 as of December 31, 2011 and represents the total growth (including dividends) from that date through December 31, 2014.

2014 Operating and Service Company Highlights

•	The smokeable products segment grew adjusted OCI by 6.7% and PM USA grew the retail share of Marlboro by 0.1 share point to 43.8%.

•	The smokeless products segment grew adjusted OCI by 3.3% and USSTC grew the combined retail share of Copenhagen and Skoal by 0.5 share points to 51.2%.

•	Ste. Michelle grew adjusted OCI by 13.6% and is one of the fastest growing premium wine companies in the United States.

•	Nu Mark achieved national distribution of MarkTen, which is now available in over 130,000 retail stores. Nu Mark also evolved MarkTen’s product offerings. Additionally, Nu Mark acquired the e-vapor business of Green Smoke, adding technology, supply chain capability and experienced talent to Nu Mark’s resources.

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EXECUTIVE COMPENSATION

•	Altria’s two service organizations – Altria Group Distribution Company (“AGDC”) and Altria Client Services Inc. (“Altria Client Services”) – provided efficient support to the operating companies, enabling them to focus on brand management and manufacturing. Examples include:

•	AGDC’s design of integrated programs for the tobacco operating companies to increase adult tobacco consumer engagement through mobile technology such as a new mobile application and mobile coupon capability; and

•	Altria Client Services’s focus on new product development, leadership development and business simplification.

Other 2014 Highlights

•	In August 2014, the Board increased the regular quarterly dividend by 8.3%, which was Altria’s 48th dividend increase in the last 45 years. As of January 23, 2015, Altria’s annualized dividend yield was 3.8%.

•	In the third quarter 2014, Altria completed its 2013 share repurchase program and announced a new $1 billion share repurchase program. During 2014, Altria repurchased 22.5 million shares of its common stock for a total cost of approximately $939 million under these programs.

•	Altria continued to enhance its capital structure by extending its $3.0 billion senior unsecured five-year revolving credit agreement to 2019 and issuing $1 billion aggregate principal amount of 2.625% senior unsecured long-term notes due in 2020. Additionally, UST LLC redeemed in full its $300 million aggregate principal amount of 5.75% senior unsecured long-term notes due in 2018.

•	Altria continued constructive engagement with the U.S. Food and Drug Administration (“FDA”) on topics such as the scientific framework for evaluating new or potentially modified risk tobacco products, the e-vapor category, harmful and potentially harmful constituents and other tobacco product-related matters.

2014 Performance of NEOs

The Compensation Committee considers several factors in approving each element of compensation. For example, the Compensation Committee evaluated the Company’s financial and strategic performance, as described above, in the context of the 2014 Annual Incentive Award program (discussed under “2014 Executive Compensation Program Decisions – Annual Incentives” on page 38). The Compensation Committee also considered the individual performance of each NEO for purposes of approving salary increases, annual cash incentive awards and equity awards. Each executive, including our NEOs, is evaluated on a five-point scale of “Extraordinary,” “Outstanding,” “Valued,” “More Expected” or “Unacceptable.” Executives receive variable elements of compensation only after the relevant performance period – whether short- or long-term – has ended and the Compensation Committee has assessed actual Company performance and considered executive performance relative to stated goals.

The Compensation Committee concluded that our NEOs’ successes in achieving their individual performance goals contributed significantly to the Company’s strong overall performance. We discuss the 2014 individual performance of each NEO below. Based on this assessment and the plan designs described in “2014 Executive Compensation Program Decisions” on page 37, the Compensation Committee approved the compensation paid or awarded to our NEOs as detailed in the compensation tables.

•	Martin J. Barrington. Mr. Barrington served as Chairman and CEO of the Company. He provided extraordinary strategic leadership to the Board, the executive team and employees. Among other accomplishments, Mr. Barrington drove execution of the Company’s strategy to maximize the core business while innovating for future value creation; made significant progress in strengthening the Company’s culture around innovation, business simplification and diversity and inclusion; and maintained strong relationships with key external stakeholders. Specifically, Mr. Barrington guided the efforts of Altria and its companies to:

•	deliver $5.1 billion of adjusted net earnings,(1) a 2014 TSR of 34.5% (two and half times the 2014 TSR of the S&P 500) and an approximately 80% dividend payout ratio (highest in the S&P Food, Beverage & Tobacco Index), all in a dynamic economic, regulatory and competitive environment;

(1)	Adjusted net earnings is a non-GAAP financial measure. See Exhibit C to this Proxy Statement for information regarding non-GAAP financial measures and reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures.

ALTRIA GROUP, INC. – Proxy Statement    31

EXECUTIVE COMPENSATION

•	enhance Nu Mark’s progress towards achieving long-term leadership in the e-vapor category by successfully launching MarkTen e-cigarettes nationally and acquiring Green Smoke and integrating its people, products and processes into the company’s e-vapor portfolio; and

•	strengthen the leadership capability of executives with a focus on innovation, business simplification and diversity and inclusion. His consistent emphasis of these areas drove improvements, reduced costs and enhanced the Company’s culture.

•	Howard A. Willard. Mr. Willard served as Executive Vice President and Chief Financial Officer (“CFO”) of the Company. His responsibilities included oversight of the Finance function, Investor Relations, Procurement, Information Services and Philip Morris Capital Corporation. In 2014, Mr. Willard effectively managed the balance sheet, helped deliver adjusted diluted EPS growth of 8% and excellent returns for our shareholders, who received approximately $3.9 billion in dividends during 2014. Under his leadership, the Company improved its debt maturity profile and reduced the weighted-average coupon interest rate to 5.7% as of December 31, 2014. Mr. Willard also oversaw the completion of the 2013 $1 billion share repurchase program in the third quarter of 2014 and the initiation of a new $1 billion share repurchase program announced in July 2014. Mr. Willard also maintained strong investor relationships and engagements.

•	David R. Beran. Mr. Beran served as President and Chief Operating Officer (“COO”) of the Company. He oversaw PM USA, John Middleton Co. (“Middleton”), USSTC, Nu Mark, Ste. Michelle, AGDC and the Marketing and Innovation functions. Under his leadership, the operating companies continued to deliver strong adjusted OCI growth and grow retail share in the smokeable and smokeless segments. The smokeable products segment had outstanding results, growing adjusted OCI by 6.7% while growing Marlboro’s retail share to a record 43.8%. The smokeless products segment continued to grow adjusted OCI and the combined retail share of Copenhagen and Skoal. Nu Mark achieved national distribution of MarkTen, which is now available in over 130,000 retail stores. Nu Mark also evolved MarkTen’s product offerings. Additionally, Nu Mark acquired the e-vapor business of Green Smoke, adding technology, supply chain capability and experienced talent to Nu Mark’s resources. Ste. Michelle continued to expand its wine distribution with shipment volume growing by 4.8%, driven by increased volume of 14 Hands and Chateau Ste. Michelle, and earned critical acclaim with over 180 ratings of 90 or better on its wines.

•	Denise F. Keane. Ms. Keane served as Executive Vice President and General Counsel of the Company. Her responsibilities included managing diverse litigation challenges and efficiently deploying the resources of the Law department and outside counsel to help the Company meet regulatory and business requirements. Her accomplishments included obtaining successful dismissals of all “lights” cases pending in federal court, obtaining a ruling significantly reducing the magnitude of available remedies in the Massachusetts “lights” case, obtaining Illinois Supreme Court review in Miles/Price and obtaining final dismissal of a medical monitoring suit in New York federal court. Under Ms. Keane’s leadership, the Company also continued to manage effectively the large number of Engle-progeny cases. In addition, Ms. Keane oversaw the Law department’s outstanding delivery of legal services and counseling to help our companies manage a wide range of complex legal and regulatory issues.

•	Craig A. Johnson. Mr. Johnson served as President and CEO of AGDC, which provides comprehensive sales, distribution and consumer engagement services to Altria’s tobacco operating companies. Under his leadership, AGDC:

•	expanded MarkTen’s distribution into over 130,000 stores nationally;

•	designed and launched integrated programs that increased adult tobacco consumer engagement through mobile technology, such as a new mobile application and mobile coupon capability; and

•	built and implemented a tobacco category merchandising solution to best present the tobacco operating companies’ brands to adult tobacco consumers at retail, including the development and installation of innovative new merchandising fixtures for USSTC brands.

In addition to assessing Company and individual performance against stated goals to determine incentive compensation, the Compensation Committee looks at comprehensive contextual information, including industry compensation market data and tally sheets for each of the NEOs that include their total cash and long-term compensation, total defined benefit and defined contribution retirement plan accruals and perquisites for the last three years.

32    ALTRIA GROUP, INC. – Proxy Statement

EXECUTIVE COMPENSATION

Executive Compensation Design

Principles

We design our executive compensation program, like other organizational strategies at Altria, to promote our Mission, which is to own and develop financially disciplined businesses that are leaders in responsibly providing adult tobacco and wine consumers with superior branded products. In pursuing our Mission, we remain focused on four goals: Invest in Leadership, Align with Society, Satisfy Adult Consumers and Create Substantial Value for Shareholders.

Our Values guide our behavior as we pursue our Mission and our goals. Our Values are Integrity, Trust and Respect; Passion to Succeed; Executing with Quality; Driving Creativity into Everything We Do; and Sharing with Others.

Our executive compensation program includes multiple performance metrics to assess the efforts of all executives in pursuing our Mission and goals, while assuring that such efforts are guided by our Values. Specifically, our program is designed to satisfy the following objectives:

•	promote pursuit of business strategies that are executed with integrity and create substantial value for shareholders;

•	reward quality execution by making a significant portion of the compensation of our executives dependent on the achievement by the Company and the individual of financial and key strategic goals;

•	align the interests of shareholders and executives through equity and cash-based long-term incentive awards and stock ownership guidelines;

•	support the attraction, development and retention of world-class leaders; and

•	promote internal fairness and a disciplined qualitative and quantitative assessment of performance.

We believe that the elements of our executive compensation program serve these objectives with the following design principles (as shown in the chart below):

•	a mix of fixed and at-risk variable compensation, with executives at higher levels having a higher proportion of variable compensation;

•	a mix of short-term and long-term compensation to appropriately reward and motivate the achievement of both annual and long-term goals and objectives; and

•	a mix of cash and equity compensation that seeks to discourage actions solely driven by our stock price to the detriment of strategic goals and to minimize the potentially dilutive nature of equity compensation on shareholder value.

2014 CEO and NEO Pay Mix (1)

(1)	Includes 2014 actual salary, annual incentive award, grant date fair value of long-term equity awards and target (annualized) long-term cash LTIP award.

ALTRIA GROUP, INC. – Proxy Statement    33

EXECUTIVE COMPENSATION

Elements

The table below provides a brief side-by-side comparison of our 2014 executive compensation programs.

Long-Term Incentive Awards
	Salary	Annual Incentive	Equity	Cash

Form of Compensation	Cash	Cash	Restricted stock	Cash

Performance Period	Ongoing	Annual	Annual with, in most cases, three-year vesting period	Three years; end-to-end cycles

Award Criteria	Individual performance	Company and individual performance	Individual performance and advancement potential	Company and individual performance

Company Performance Alignment		• Adjusted diluted EPS growth • Adjusted discretionary cash flow (1) • Strategic initiatives	• Stock price appreciation	• Adjusted diluted EPS growth • Relative TSR • Strategic initiatives

(1)	Adjusted discretionary cash flow is a non-GAAP financial measure. See Exhibit C to this Proxy Statement for information regarding non-GAAP financial measures and reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures.

The table below summarizes the elements and objectives of the 2014 executive compensation program for the NEOs. In addition, the general objective of each element is to attract and retain world-class leaders.

2014 Executive Compensation Program

Element	Summary Description	Objective
Annual Compensation
Salary	Fixed cash compensation based on role at the Company.	• Provide financial stability • Recognize individual role, experience, responsibility and performance
Annual Incentive Awards	Cash-based incentive plan based on prior year’s performance.	• Recognize annual Company financial and strategic performance after it is delivered • Recognize annual individual performance after it is delivered
Long-Term Incentive Compensation
Equity Awards	Equity awards based on prior year’s individual performance and advancement potential. For 2014, award delivered as restricted stock vesting after three years.	• Align NEO’s interests with shareholders through stock ownership • Recognize individual performance and advancement potential • Build stock ownership • Retain talented leaders

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EXECUTIVE COMPENSATION

Element	Summary Description	Objective
Long-Term Incentive Plan	Cash-based incentive plan based on three-year financial and strategic goals.

•  Align NEO’s interests with shareholders

•  Recognize long-term Company financial and strategic performance after it is delivered

•  Recognize long-term individual performance after it is delivered

•  Retain talented leaders

•  No dilutive impact

Post-Termination Benefits and Change in Control Payments
Defined Benefit Plans	Retirement plans providing for the continuation of a portion of compensation upon retirement or separation from service. Generally, employees hired prior to January 1, 2008 are eligible.	• Provide opportunity for financial security in retirement
Defined Contribution Plans	Annual cash contribution by the Company based on a formula related to growth in adjusted diluted EPS for 2014. Includes a Company stock investment option.	• Provide opportunity for financial security in retirement • Provide additional opportunity to build stock ownership
Change in Control Payments	Payments to executives triggered by a defined change in the ownership of Altria. Change in control provisions are contained in the 2005 and 2010 Performance Incentive Plans.	• Allow NEOs to focus on delivering shareholder value in a period of uncertainty • Allow NEOs to receive awards granted for periods of performance before a change in control
Termination Payments

For certain types of involuntary separations, potential for severance benefits (including continuation of salary and health insurance for up to 12 months based on years of service). Our NEOs are eligible for the same severance benefits as our salaried employees.

• Provide opportunity for protection upon an unexpected event
Perquisites

For the Chairman and CEO, home security system for safety and security purposes. For the Chairman and CEO and the President and COO, personal use of Company aircraft subject to an annual allowance. For all NEOs, annual financial counseling reimbursement, company-paid executive physical and leased Company vehicle (not all are used by the Chairman and CEO and other NEOs).

• Provide security and retention supplement

Other Benefits	Medical coverage, group life insurance and other welfare benefits generally available to all salaried employees.	• Promote health and financial security

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EXECUTIVE COMPENSATION

Decision-Making Process

Participants

For information on the various participants and their key decision-making responsibilities, please see the “Compensation Committee Matters” section on pages 24 to 25.

Risk Assessment

A cross-functional team of executives in the Human Resources & Compliance, Law, Corporate Audit and Finance departments annually reviews Altria’s compensation program (executive and non-executive) to identify features that could encourage excessive risk-taking by program participants and to assess the potential of such risks to have a material adverse effect on Altria. Management requested that the external compensation consultant, Aon Hewitt, review this risk assessment process – specifically the features identified as potentially encouraging excessive risk-taking, features that mitigate risk and management’s assessment of those features – to confirm consistency with prevailing best practices.

After reviewing management’s assessment, the Compensation Committee believes that neither the compensation program’s design nor the discrete elements of executive compensation encourage employees, including the NEOs, to take unnecessary or excessive risks. The executive compensation program also incorporates risk-mitigating features, which the Compensation Committee considered as part of its assessment. The Company believes that any risks arising from our compensation policies and practices are not likely to have a material adverse effect on the Company.

RISK MITIGATING FEATURES

¡   Appropriate compensation mix of fixed versus at-risk variable pay, annual versus long-term pay and cash versus equity

¡   Multiple objective performance factors used for annual and long-term cash incentive awards, coupled with the Compensation Committee’s discretion to approve awards at lower than target

¡   Caps on annual and long-term incentive plan formulas

¡   Peer company benchmarking

¡   Significant stock ownership guidelines

¡   A “clawback” policy providing for the adjustment or recovery of executive compensation upon the restatement of the Company’s financial statements

¡   Individual performance assessments that emphasize behavior consistent with the Company’s Mission goals and Values

Benchmarking

Compensation Strategy

We design our executive compensation program to deliver total compensation (salary, annual and long-term cash awards, equity awards and benefits) upon attainment of performance targets at levels between the 50th and the 75th percentiles of compensation paid to executives in the Compensation Survey Group (“CSG”), discussed below. We believe that this approach is critical to pursuing our Mission goals through the attraction and retention of world-class leaders and contributes to low executive turnover across all of our businesses. Actual total compensation can exceed the 75th percentile or be below the 50th percentile depending on business and individual performance in relation to performance targets.

Compensation Survey Group and Altria Peer Group

We annually compare our executive compensation program with the programs of the companies in the CSG. The purpose of this annual review is to assure that our executive compensation program supports our ability to attract and retain executive talent. When determining the companies to include in the CSG, the Compensation Committee identifies companies that compete with us for talent and:

•	are direct competitors; or

•	have similar market capitalization; or

•	are primarily focused on consumer products (excluding high technology and financial services); and

•	have business generally focused within the United States.

The Altria Peer Group is a subset of the CSG that we use, along with major external indices, to assess financial performance for purposes of determining variable compensation payments. The Altria Peer Group consists of U.S.-headquartered consumer product companies that compete with our tobacco operating subsidiaries or that the Company believes otherwise provide useful financial performance comparisons on the basis of market capitalization or reported revenue.

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EXECUTIVE COMPENSATION

Based on these criteria, the Compensation Committee included the following companies in the 2014 CSG and the 2014 Altria Peer Group and used this list for compensation-related decisions during 2014. The list is sorted by market capitalization as of December 31, 2014.

Companies	Market Capitalization (1) ($B)	Compensation Survey Group	Altria Peer Group
The Coca-Cola Company	185	✓	✓
Merck & Co., Inc.	162	✓
PepsiCo, Inc.	142	✓	✓
Philip Morris International Inc. (2)	127	✓
3M Company	105	✓
Bristol-Myers Squibb Company	98	✓
Altria	97
McDonald’s Corporation	91	✓
Eli Lilly and Company	77	✓
Colgate-Palmolive Company	63	✓	✓
Mondelēz International, Inc.	61	✓	✓
Median	61
Kimberly-Clark Corporation	43	✓	✓
Kraft Foods Group, Inc.	37	✓	✓
Reynolds American Inc.	34	✓	✓
General Mills, Inc.	32	✓	✓
Kellogg Company	23	✓	✓
The Hershey Company	23	✓	✓
Lorillard, Inc.	23	✓	✓
ConAgra Foods, Inc.	15	✓	✓
Campbell Soup Company	14	✓	✓

(1)	Market capitalization is calculated using shares outstanding as of the most recent public disclosure as of January 6, 2015 per Bloomberg multiplied by the closing stock price as of December 31, 2014.

(2)	Although Philip Morris International Inc. does not meet all of the criteria set forth above, we compete for executive talent.

2014 Executive Compensation Program Decisions

Salary

Salary is the principal fixed element of executive compensation and is intended to provide a certain level of financial stability to our executives. The Compensation Committee considers a number of factors when reviewing and setting salaries for NEOs, including each executive’s individual performance, level of responsibility, experience, the relationship between salaries paid to other Company executives and the position of the executive’s salary within the applicable salary range. Additionally, as appropriate, the Compensation Committee compares the salaries of our NEOs to others holding comparable positions at CSG companies. The Compensation Committee analyzes all these factors in the aggregate in reaching NEO salary determinations.

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EXECUTIVE COMPENSATION

Salaries are relevant in establishing annual and long-term incentive award payouts and factor into retirement, group life insurance and certain other benefits available to all salaried employees. The Compensation Committee typically reviews salaries on an annual basis and any increases generally are effective March 1.

The 2014 salary ranges for our NEOs were as follows:

	2014 Salary Range
Salary Band	Minimum ($)	Maximum ($)

A (Mr. Barrington)	910,000	2,090,000

B (all other NEOs)	480,000	1,100,000

The Compensation Committee increased the salaries of the NEOs based on the criteria noted above as follows, effective March 1, 2014:

2014 Salary Increases

Named Executive Officer	2013 Salary ($)	2014 Salary ($)
Martin J. Barrington	1,200,000	1,250,000
Howard A. Willard	651,000	682,000
David R. Beran	908,000	929,000
Denise F. Keane	863,000	896,000
Craig A. Johnson	825,000	856,000

Annual Incentives

The Annual Incentive Award program is a cash-based, pay-for-performance plan for management employees, including our NEOs. Each participant has an annual award target based on salary band and expressed as a percentage of salary. Our benchmarking process establishes the award targets, and awards are paid only after both business and individual results are assessed against targeted levels of performance. The Compensation Committee reviews and approves the targets annually. However, no individual is guaranteed an award.

Each December, the Compensation Committee reviews the financial and strategic performance of Altria as well as the performance of each of our tobacco and wine businesses for that year. In determining Altria’s financial performance for 2014, the Compensation Committee considered the following:

Key Financial Measures

	Target Range (millions, except per share data)	Actual Results	Weighting
Adjusted Diluted EPS Growth	$2.52 - $2.59	$2.57	75%
Adjusted Discretionary Cash Flow	$4,324 - $4,780	$4,803	25%

The Compensation Committee also considers TSR in its evaluation of overall financial performance. Altria’s 2014 TSR of 34.5% far exceeded the 12.5% TSR of the 2014 Altria Peer Group, the 14.1% TSR of the S&P Food, Beverage & Tobacco Index and the 13.7% TSR of the S&P 500 Index.

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EXECUTIVE COMPENSATION

In addition to its assessment of these financial metrics, the Compensation Committee evaluates the performance of Altria and each tobacco and wine business against key strategic initiatives and any significant events during the year. The key strategic initiatives in 2014 included:

•	brand-building initiatives in Altria’s core businesses;

•	enhancing adult tobacco consumer engagement;

•	advancing our innovation strategy;

•	simplifying business processes; and

•	developing organizational talent through leadership development and diversity and inclusion.

Based on its overall review of financial measures and strategic initiatives, the Compensation Committee assigns Annual Incentive Award ratings for each business segment and for Altria as a whole. Performance at planned levels receives a rating of 100%. Depending on performance, Annual Incentive Award ratings for business performance can range from 0% to 130%. After reviewing the Company’s 2014 financial and strategic performance, the Compensation Committee assigned an Annual Incentive Award rating for Altria’s business performance of 114%. The Committee used this rating together with individual performance (see “2014 Performance of NEOs” on page 31) in determining the 2014 awards below. The following formula is the basis for determining Annual Incentive awards:

Salary	X	Business Performance Factor	X	Individual Performance Factor	=	Annual Incentive Award

2014 Annual Incentive Award Target Percentages, Award Ranges and Actual Awards

Named Executive Officer	Band	Salary ($)	Business Performance Factor (0 - 130%)	Individual Performance Factor Range (1) (%)			Award Range for 2014 Performance ($)	Actual Award for 2014 Performance ($)
				Minimum	Target	Maximum
Martin J. Barrington	A	1,250,000	114	128	150	263	1,824,000 - 3,747,750	2,950,000
Howard A. Willard	B	682,000	114	81	95	147	629,759 - 1,142,896	908,000
David R. Beran	B	929,000	114	81	95	147	857,839 - 1,556,818	1,300,000
Denise F. Keane	B	896,000	114	81	95	147	827,366 - 1,501,517	1,137,000
Craig A. Johnson	B	856,000	114	81	95	147	790,430 - 1,434,485	960,000

(1)	The individual performance ranges are stated as a percentage of salary and are based on individual performance between “Valued” and “Extraordinary.” Actual awards were based on financial and strategic Company performance and individual performance for 2014.

Long-Term Incentives

Altria awards long-term incentives to senior executives through a combination of cash long-term performance incentive awards and restricted stock awards. The mix of these awards focuses executives on TSR, adjusted diluted EPS growth, long-term operational performance and progress against strategic and societal alignment objectives, while remaining cognizant of shareholder dilution. We base the cash long-term incentives on the performance of the Company in total, as opposed to the performance of each operating company.

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EXECUTIVE COMPENSATION

Long-Term Incentives: 2014 – 2016 Long-Term Incentive Plan Awards

The LTIP is a long-term cash performance plan that uses a three-year, end-to-end performance cycle, an approach consistent with the Company’s strategic planning process. At the beginning of each three-year cycle, the Compensation Committee approves long-term financial and strategic performance goals for the Company that can only be measured effectively after completion of the cycle. Awards are payable in cash after the end of each three-year cycle, based on an assessment of actual overall corporate and individual performance during the entire award cycle. Each executive has an award target based on his or her salary band, expressed as a percentage of each year-end salary over the three-year cycle. The Compensation Committee retains the discretion to adjust awards upward or downward, and no individual is guaranteed an award.

Although the Compensation Committee takes the executive's earnings opportunity under the LTIP into account when setting his or her compensation each year, that opportunity remains at risk until the end of the three-year performance cycle.

LTIP HIGHLIGHTS

¡   Three-year, end-to-end performance cycle

¡   Awards based on Company performance against long-term financial and strategic goals and individual performance

¡   Because no LTIP cycle concluded in 2014 (the current cycle concludes in 2016), total compensation for 2014 shown in the Summary Compensation Table significantly decreased from 2013.

The Compensation Committee considered alternative LTIP design approaches, such as overlapping three-year cycles (with a new three-year cycle beginning each year), resulting in annual payouts versus payouts every three years. Although such an approach would result in less fluctuation of annual compensation to executives, the Compensation Committee concluded that reducing fluctuations is outweighed by the clarity of long-term performance incentives and the retention value of end-to-end performance cycles.

The 2014 – 2016 LTIP performance cycle will conclude on December 31, 2016 and will reward achievement of key financial performance measures and strategic performance initiatives (each weighted 50%) intended to create substantial value for shareholders. The financial measures for 2014 – 2016, which have a combined weighting of 50%, are shown:

• Relative 2014 – 2016 TSR growth versus Altria Peer Group and major indices
• Annual Adjusted Diluted EPS Growth

Specific details regarding the financial performance measures and strategic performance initiatives were defined for the executives, but are not disclosed publicly before the end of the cycle due to their competitively sensitive nature. The Company will disclose relevant performance metrics for the 2014 – 2016 performance cycle, as appropriate, after the associated compensation decisions for the then-current NEOs have been made.

Following the conclusion of the 2014 – 2016 LTIP cycle, the Compensation Committee will assess the Company’s performance on each of the financial and strategic measures to determine the final LTIP business performance rating, which could range from 0% to 130%. The Compensation Committee, with respect to the CEO, and the CEO, with respect to the other NEOs, will also assess the individual performance of each executive to determine the executive’s individual performance rating, which could range from 0% to 150%. The final LTIP award is then determined by multiplying the target award by the business performance rating and the individual performance rating.

The LTIP award target percentages and performance factor ranges for executives in salary bands A and B for the 2014 – 2016 performance cycles are:

2014 – 2016 Long-Term Incentive Plan Award Target Percentages and Performance Factors (1)

Band	Individual Award Target (%)	Business Performance Factor (%)	Individual Performance Factor (%)
A	250	0 - 130	0 - 150
B	200	0 - 130	0 - 150

(1)	The percentages shown in the table are applied to each year-end base salary over the three-year performance cycle.

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EXECUTIVE COMPENSATION

Long-Term Incentives: Equity Awards

Equity awards in the form of restricted stock enhance executive retention, focus executives on increasing long-term shareholder value and promote executive stock ownership. Awards recognize prior year performance and advancement potential and generally vest three or more years after the date of the award, subject to earlier vesting on change in control, death, disability or retirement on or after age 65. This vesting period is intended to retain and motivate executives, while promoting long-term performance. Recipients receive cash dividends during the vesting period. The Compensation Committee annually reviews equity award targets against competitive data and decided to maintain the current targets for each salary band for the 2014 grants. The Compensation Committee generally makes equity award decisions annually at its January meeting. The awards are granted on the date of approval, and no individual is guaranteed an award.

The Compensation Committee exercises discretion in making equity awards to the Chairman and CEO (salary band A) based on its assessment of competitive data and its review of the Chairman and CEO's individual performance. The Compensation Committee reviews various equity award scenarios, including past practices of those companies within the 2014 CSG, in order to establish an appropriate range of awards.

2014 EQUITY AWARD HIGHLIGHTS

¡   Restricted stock

¡   Vesting period of three years

¡   NEO awards based on:

–   Executive’s individual performance in year prior to the grant;

–   Executive’s advancement potential; and

–   Compensation Committee discretion

¡   Number of shares awarded is based on fair market value of our stock on the date of the grant

The equity awards granted to our NEOs in 2014 were as follows:

2014 Equity Awards

Named Executive Officer	Band	Equity Target ($)	Equity Award Range (1) ($)	Actual Equity Award (1) (2) ($)

Martin J. Barrington	A	–	–	5,250,206

Howard A. Willard	B	1,275,000	765,000 - 1,912,500	1,650,054

David R. Beran	B	1,275,000	765,000 - 1,912,500	1,700,000

Denise F. Keane	B	1,275,000	765,000 - 1,912,500	1,650,054

Craig A. Johnson	B	1,275,000	765,000 - 1,912,500	1,275,092

(1)	Ranges and actual awards are a function of individual performance and, for the NEOs other than Mr. Barrington, advancement potential.

(2)	Represents the grant date fair value of stock awards granted in 2014 pursuant to Financial Accounting Standards Board (“FASB”) Codification Topic 718. See footnote 2 to the Summary Compensation Table on page 44.

Perquisites

The Compensation Committee believes that a competitive executive compensation package includes reasonable perquisites that supplement the Company’s retention efforts. The perquisites provided by the Company to its NEOs in 2014 are set forth in the All Other Compensation table on page 45. In addition to these perquisites, our NEOs received the same benefits that were available to our salaried employees generally. For Messrs. Barrington and Beran, the Committee considers the potential value of personal aircraft usage in determining the other components of their total compensation. Mr. Barrington did not accept the company-paid auto, financial counseling services and executive physical in 2014. Mr. Beran did not accept the financial counseling services benefit in 2014.

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EXECUTIVE COMPENSATION

Post-Termination Benefits and Change in Control Payments

The Company provides post-termination benefits to the NEOs, including retirement benefits and termination payments if applicable, as well as payments upon a change in control.

•	Retirement Benefits. The NEOs participate in certain qualified and non-qualified retirement plans, which the Company believes promote executive retention and provide the opportunity for financial security in retirement. These retirement benefits are discussed in more detail in the narrative following the Pension Benefits table (pages 49 to 51) and the Non-Qualified Deferred Compensation table (page 52).

•	Change in Control Payments. Our 2010 Performance Incentive Plan provides for the vesting and acceleration of certain elements of compensation immediately upon a change in control. The 2015 Performance Incentive Plan to be voted on by shareholders at the 2015 Annual Meeting includes a double-trigger provision for annual incentive awards, equity awards and long-term incentive cash awards, provided that the successor entity continues or assumes the plans and awards or replaces them with substantially similar awards. The details of these provisions are discussed in “Proposal 2 – Approval of the 2015 Performance Incentive Plan” (pages 62 to 69) and the “Payments upon Change in Control or Termination of Employment” section (pages 53 to 55).

•	Termination Payments. The Severance Pay Plan for Salaried Employees provides an opportunity for financial protection against the unexpected event of an involuntary termination of employment. The details of this plan are discussed in the “Payments upon Change in Control or Termination of Employment” section.

Retirement of President and COO

After over 38 years of exceptional service, Mr. Beran retired as President and COO effective March 1, 2015. The Compensation Committee approved the following payments to Mr. Beran related to his retirement, consistent with the applicable plan terms.

•	A prorated cash payment under the 2015 Annual Incentive Award plan at target business and individual performance in accordance with the terms of the plan:

Payment	Award Target (%)	Proration	Payment Amount ($)	Date Paid
2015 Annual Incentive Award plan	95	59 of 365 days	142,700	March 2015

•	A prorated cash payment for the following previously awarded grants that were forfeited upon retirement:

Grant	Number of Shares	Proration	Payment Amount ($) (1)
1/29/2013 Restricted Stock Grant	56,310	2/3	2,055,230
1/28/2014 Restricted Stock Grant	46,290	1/3	844,631

(1)	Based on the average closing price for a share of Altria’s common stock on each of the 20 trading days immediately preceding February 28, 2015.

•	A prorated cash payment under the 2014 – 2016 LTIP in February 2017 in accordance with the terms of the plan based on actual business performance:

Payment	Award Target (%)	Proration	Estimated Amount (1) ($)	Date Paid
2014 – 2016 LTIP	200	424 of 1,096 days	2,160,000	Feb. 2017

(1)	The estimated amount is based on the target award amount and will be adjusted based on the Compensation Committee’s assessment of actual business performance at the end of the three-year plan period in 2016. There is no guarantee of any payment under the plan.

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EXECUTIVE COMPENSATION

Mr. Beran is also entitled to payments and benefits under the normal terms and conditions of the Company’s benefit plans.

Other Considerations

Stock Ownership Guidelines and Prohibition on Hedging

The Compensation Committee has established stock ownership guidelines under which executives are expected to hold common stock until their termination of employment in an amount equal to a multiple of salary, as determined by their position. If the stock price declines, executives may hold the fixed number of shares based on the stock price at program commencement. The Compensation Committee set the guidelines as 12 times base salary for salary band A and six times base salary for salary band B.

Stock ownership includes shares over which the executive has direct or indirect ownership or control, including restricted stock awards and deferred stock (also known as restricted stock units). We expect executives to meet their ownership guidelines within five years of becoming subject to the guidelines (or three years from a subsequent promotion date and resulting increase in ownership requirements). As of December 31, 2014, all of our NEOs substantially exceeded their stock ownership requirements.

We do not permit our NEOs to engage in hedging activities with respect to our shares. Further, our NEOs do not pledge their Altria shares.

Tax and Accounting Considerations

In addition to our executive compensation objectives and design principles, we consider tax and accounting treatment when designing and administering our program. An important tax consideration is Internal Revenue Code Section 162(m), which limits our ability to deduct compensation paid to each covered officer for tax purposes to $1.0 million annually. Covered officers include the principal executive officer and the Company’s next three highest paid executive officers, other than the Company’s principal financial officer.

However, this limitation does not apply to performance-based compensation, provided we satisfy certain conditions. We have taken appropriate actions, to the extent feasible, to preserve the deductibility of annual and long-term cash incentive awards and equity awards. The Annual Incentive Awards and restricted stock grants that the Compensation Committee awarded to our covered officers in 2014 were subject to, and made in accordance with, previously implemented performance-based compensation arrangements that were intended to qualify as tax-deductible.

The Compensation Committee does not believe compensation decisions should be necessarily constrained by how much compensation is deductible for federal income tax purposes. As a result, the Compensation Committee has authorized, and retains the discretion to authorize, other payments that may not be deductible if it believes that they are in the best interests of the Company and our shareholders. Such determinations include, for example, payment of a salary to an officer that exceeds $1.0 million, with the result that a portion of such officer’s salary exceeds the deductibility limit. Similarly, a covered officer’s compensation may exceed the $1.0 million deductibility limit due to other elements of annual compensation, such as vesting of certain stock grants, dividends or dividend equivalents paid on certain stock and perquisites.

“Clawback” Policy Regarding the Adjustment or Recovery of Compensation

We have a “clawback” policy providing for the adjustment or recovery of compensation in certain circumstances. If the Board or an appropriate committee of the Board determines that, as a result of a restatement of our financial statements, an executive received more compensation than would have been paid absent the incorrect financial statements, the Board or its committee, in its discretion, will take such action as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, in appropriate cases, requiring partial or full reimbursement of any bonus or other incentive compensation paid to the executive, causing the partial or full cancellation of restricted stock or deferred stock awards, adjusting the future compensation of such executive and dismissing or taking legal action against the executive, in each case as the Board or its committee determines to be in the best interests of the Company and our shareholders. Our restricted stock and deferred stock award agreements also include “clawback” provisions.

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EXECUTIVE COMPENSATION

Compensation Tables

Summary Compensation Table

The following table sets forth information concerning the compensation of our NEOs for 2014, 2013 and 2012.

				Non-Equity Incentive Plans
Name and Principal Position	Year	Salary (1) ($)	Stock Awards Grant Value (2) ($)	Annual Incentive Plan ($)	Long-Term Incentive Plan (3) ($)	Change in Pension Value (4) ($)	All Other Compensation (5) ($)	Total ($)
Martin J. Barrington,	2014	1,241,667	5,250,206	2,950,000	–	2,629,203	249,914	12,320,990
Chairman of the Board and Chief	2013	1,191,667	5,398,800	2,500,000	8,092,500	2,659,445	297,555	20,139,967
Executive Officer, Altria Group, Inc.	2012	1,025,237	6,635,225	2,500,000	–	1,762,032	199,435	12,121,929
Howard A. Willard,	2014	676,833	1,650,054	908,000	–	1,190,965	99,460	4,525,312
Executive Vice President and Chief	2013	646,700	1,650,008	825,000	4,202,700	370,599	95,332	7,790,339
Financial Officer, Altria Group, Inc.	2012	621,000	1,600,018	750,000	–	1,084,749	86,914	4,142,681
David R. Beran,	2014	925,500	1,700,000	1,300,000	–	1,672,612	177,430	5,775,542
President and Chief Operating	2013	901,683	1,900,040	1,200,000	5,853,300	–	189,359	10,044,382
Officer, Altria Group, Inc.	2012	864,250	4,696,725	1,300,000	–	1,341,569	152,983	8,355,527
Denise F. Keane,	2014	890,500	1,650,054	1,137,000	–	854,996	125,805	4,658,355
Executive Vice President and General	2013	858,333	1,650,008	1,050,000	5,573,100	537,596	116,371	9,785,408
Counsel, Altria Group, Inc.	2012	827,500	1,750,028	1,050,000	–	1,412,120	113,708	5,153,356
Craig A. Johnson,	2014	850,833	1,275,092	960,000	–	1,283,591	117,879	4,487,395
President and Chief Executive Officer,	2013	822,267	1,275,129	900,000	5,417,700	296,127	113,109	8,824,332
Altria Group Distribution Company	2012	804,667	1,350,095	900,000	–	1,149,802	111,360	4,315,924

(1)	The following NEOs received a merit increase effective March 1, 2015, resulting in salaries as follows: Mr. Barrington, $1,350,000; Ms. Keane, $916,000; and Mr. Johnson, $875,000. In connection with his appointment as Executive Vice President and COO of Altria effective March 1, 2015, Mr. Willard received both a merit and a lateral increase that resulted in a salary of $800,000.

(2)	The amount shown is the grant date fair value of stock awards determined pursuant to FASB Codification Topic 718. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 2 to the Company’s consolidated financial statements in the 2014 Annual Report on Form 10-K.

(3)	The LTIP uses three-year, end-to-end performance cycles. The Company pays executives in a lump-sum cash award only after the end of the three-year cycle, based on an assessment of overall corporate and individual performance during the entire award cycle. End-to-end performance cycles result in LTIP compensation shown in this column for 2013 only, and not for 2012 or 2014.

The table below reflects the target 2014 allocation of the 2014 – 2016 LTIP cycle, which will conclude on December 31, 2016. This target amount will be adjusted based on actual business and individual performance at the end of the three-year plan period. There is no guarantee of any payment under the plan.

Year	Martin J. Barrington ($)	Howard A. Willard ($)	David R. Beran ($)	Denise F. Keane ($)	Craig A. Johnson ($)
2014	3,125,000	1,364,000	1,858,000	1,792,000	1,712,000

(4)	The amounts show the change in the present value of each NEO’s pension benefits from December 31, 2013 to December 31, 2014. The change in 2014 is due to a variety of factors, including growth in benefit due to additional pay and service, passage of time, a decrease in the discount rate and updating of the mortality assumptions to reflect longer life expectancies.

(5)	Details of other compensation for each of the NEOs appear in the All Other Compensation table shown below.

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EXECUTIVE COMPENSATION

All Other Compensation

Named Executive Officer	Year	Allocation to Defined Contribution Plans (a) ($)	Personal Use of Company Aircraft (b) ($)	Car Expenses (c) ($)	Financial Counseling Services ($)	Security ($)	Executive Physicals ($)	Total ($)
Martin J. Barrington	2014	124,167	125,287	–	–	460	–	249,914
	2013	119,167	177,833	–	–	555	–	297,555
	2012	102,524	53,056	20,123	10,000	10,432	3,300	199,435
Howard A. Willard	2014	67,683	–	18,477	10,000	–	3,300	99,460
	2013	64,670	–	17,362	10,000	–	3,300	95,332
	2012	62,100	–	14,814	10,000	–	–	86,914
David R. Beran	2014	92,550	64,937	16,643	–	–	3,300	177,430
	2013	90,168	75,824	20,067	–	–	3,300	189,359
	2012	86,425	43,194	20,064	–	–	3,300	152,983
Denise F. Keane	2014	89,050	–	23,455	10,000	–	3,300	125,805
	2013	85,833	–	17,238	10,000	–	3,300	116,371
	2012	82,750	–	20,958	10,000	–	–	113,708
Craig A. Johnson	2014	85,083	–	23,921	5,575	–	3,300	117,879
	2013	82,227	–	24,747	2,835	–	3,300	113,109
	2012	80,467	–	24,898	2,695	–	3,300	111,360

(a)	Amounts represent Company allocations to tax-qualified and non-qualified supplemental defined contribution plans.

(b)	Mr. Barrington is required to use Company aircraft for all air travel for reasons of security and safety. Pursuant to time-sharing agreements with the Company, Messrs. Barrington and Beran have agreed to reimburse the Company for annual personal aircraft usage in excess of $200,000 and $100,000, respectively. The Compensation Committee considers the potential value of Messrs. Barrington and Beran’s personal aircraft usage in determining the other components of their total compensation. Personal use of Company aircraft reflects incremental costs, including trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contracts, hangar or aircraft parking, fuel (based on the average monthly cost of fuel per hour flown) and other smaller variable costs. Fixed costs incurred in any event to operate Company aircraft (e.g., aircraft purchase costs, depreciation, maintenance not related to personal trips and flight crew salaries) are not included. Messrs. Barrington and Beran pay their own taxes on the imputed taxable income resulting from personal use of Company aircraft.

(c)	Car expenses include the annual cost of providing a leased vehicle and operating expenses, including insurance, maintenance and repairs. Executives pay their own taxes on the imputed taxable income resulting from personal use of Company cars. Mr. Barrington continues to decline this benefit.

ALTRIA GROUP, INC. – Proxy Statement    45

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards during 2014

Name and Principal Position	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Non-Equity Long-Term Incentive Plan (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	Grant Date Fair Value of Stock Awards (3) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Martin J. Barrington, Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	2014	–	1,875,000	10,000,000
	2014 – 2016				–	9,375,000	24,000,000
	1/28/2014							142,960	5,250,206
Howard A. Willard, Executive Vice President and Chief Financial Officer, Altria Group, Inc.	2014	–	647,900	10,000,000
	2014 – 2016				–	4,092,000	24,000,000
	1/28/2014							44,930	1,650,054
David R. Beran, President and Chief Operating Officer, Altria Group, Inc.	2014	–	882,550	10,000,000
	2014 – 2016				–	5,574,000	24,000,000
	1/28/2014							46,290	1,700,000
Denise F. Keane, Executive Vice President and General Counsel, Altria Group, Inc.	2014	–	851,200	10,000,000
	2014 – 2016				–	5,376,000	24,000,000
	1/28/2014							44,930	1,650,054
Craig A. Johnson, President and Chief Executive Officer, Altria Group Distribution Company	2014	–	813,200	10,000,000
	2014 – 2016				–	5,136,000	24,000,000
	1/28/2014							34,720	1,275,092

(1)	Reflects the target and maximum 2014 Annual Incentive Awards. Actual awards paid under the 2014 Annual Incentive Award program are found in the Annual Incentive Plan column of the Summary Compensation Table. The maximum represents the maximum permitted under the 2010 Performance Incentive Plan. Awards covered by Internal Revenue Code Section 162(m) are also subject to a maximum amount determined under a formula established by the Compensation Committee, which could produce a maximum award lower than $10 million.
(2)	Represents the possible three-year lump-sum awards for the full three-year cycle of the 2014 – 2016 LTIP to be paid in early 2017. The 2014 – 2016 LTIP performance cycle commenced on January 1, 2014 and will conclude on December 31, 2016. The maximum represents the maximum permitted under the 2010 Performance Incentive Plan. Awards covered by Internal Revenue Code Section 162(m) are also subject to a maximum amount determined under a formula established by the Compensation Committee, which could produce a maximum award lower than $24 million.
(3)	Reflects shares of restricted stock we granted our NEOs on January 28, 2014. The grant date fair value was determined using a share price of $36.725, which was the average of the high and low trading prices of Altria’s common stock on the grant date. The restricted stock awards will vest on February 9, 2017. Holders of restricted stock are entitled to any cash dividends paid quarterly throughout the restriction period.

We granted our NEOs the following restricted stock unit (“RSU”) awards on January 28, 2015:

Named Executive Officer (1)	Number of RSUs (#)	Grant Date Fair Value ($) (2)	Vest Date
Martin J. Barrington	102,650	5,600,071	2/07/2018
Howard A. Willard	27,500 (3)	1,500,263	2/11/2020
	30,250	1,650,289	2/07/2018
Denise F. Keane	30,250	1,650,289	2/07/2018
Craig A. Johnson	23,380	1,275,496	2/07/2018

(1)	In light of his planned retirement effective March 1, 2015, Mr. Beran did not receive a 2015 stock award.
(2)	The grant date fair value was determined using a share price of $54.555, which was the average of the high and low trading prices of Altria’s common stock on the grant date.
(3)	In connection with his appointment as Executive Vice President and COO of Altria effective March 1, 2015, Mr. Willard received a special grant of 27,500 restricted stock units on January 28, 2015, which will vest on February 11, 2020.

46    ALTRIA GROUP, INC. – Proxy Statement

EXECUTIVE COMPENSATION

Each RSU represents the right to receive one share of Altria’s common stock upon vesting. Holders of RSUs are entitled to cash dividend equivalent payments for any cash dividends paid quarterly throughout the restriction period.

Outstanding Equity Awards as of December 31, 2014

	Option Awards			Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options: Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date (1)		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)
Martin J. Barrington, Chairman of the Board and Chief Executive Officer, Altria Group, Inc.				1/28/2014		142,960	7,043,639
	–	–	–	1/29/2013		160,000	7,883,200
				5/16/2012	(a)	150,000	7,390,500
				1/25/2012		65,000	3,202,550
Howard A. Willard, Executive Vice President and Chief Financial Officer, Altria Group, Inc.				1/28/2014		44,930	2,213,701
	–	–	–	1/29/2013		48,900	2,409,303
				1/25/2012		56,210	2,769,467
David R. Beran, President and Chief Operating Officer, Altria Group, Inc.				1/28/2014		46,290	2,280,708
	–	–	–	1/29/2013		56,310	2,774,394
				1/25/2012	(a)	100,000	4,927,000
				1/25/2012		65,000	3,202,550
Denise F. Keane, Executive Vice President and General Counsel, Altria Group, Inc.				1/28/2014		44,930	2,213,701
	–	–	–	1/29/2013		48,900	2,409,303
				1/25/2012		61,480	3,029,120
Craig A. Johnson, President and Chief Executive Officer, Altria Group Distribution Company				1/28/2014		34,720	1,710,654
	–	–	–	1/29/2013		37,790	1,861,913
				1/25/2012		47,430	2,336,876

(1)	Awards vest 100% according to the following schedule:

Annual Grants
Grant Date	Vest Date
1/28/2014	2/09/2017
1/29/2013	2/11/2016
1/25/2012	2/11/2015

(a)	Special grants vest 100% according to the following schedule:

Special Grants
Grant Date	Vest Date
5/16/2012	5/16/2017
1/25/2012	1/26/2015

(2)	Market values are based on $49.27, the closing price of Altria’s common stock on December 31, 2014.

Dividends earned in 2014 on outstanding restricted stock awards for each of our NEOs were: Mr. Barrington, $1,238,660; Mr. Willard, $300,080; Mr. Beran, $788,640; Ms. Keane, $462,680; and Mr. Johnson, $239,880.

ALTRIA GROUP, INC. – Proxy Statement    47

EXECUTIVE COMPENSATION

Stock Option Exercises and Stock Vested during 2014

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Martin J. Barrington, Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	–	–	169,210	7,453,530

Howard A. Willard, Executive Vice President and Chief Financial Officer, Altria Group, Inc.	–	–	41,110	1,439,364

David R. Beran, President and Chief Operating Officer, Altria Group, Inc.	–	–	200,720	8,939,153

Denise F. Keane, Executive Vice President and General Counsel, Altria Group, Inc.	–	–	143,870	6,184,085

Craig A. Johnson, President and Chief Executive Officer, Altria Group Distribution Company	–	–	51,390	1,799,292

48    ALTRIA GROUP, INC. – Proxy Statement

EXECUTIVE COMPENSATION

Pension Benefits

The Pension Benefits table and the Non-Qualified Deferred Compensation table below generally reflect amounts accumulated as a result of service over the NEO’s full career with the Company. The increments related to 2014 are reflected in the “Change in Pension Value” column of the Summary Compensation Table or, in the case of defined contribution plans, the “Allocation to Defined Contribution Plans” column of the All Other Compensation table.

Name and Principal Position	Plan Name	Number of Years of Credited Service (1) (#)	Present Value of Accumulated Benefits (2) ($)	Payments During Last Fiscal Year ($)

Martin J. Barrington, Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	Altria Retirement Plan	21.67	1,314,869	–
	Benefit Equalization Plan – Pre-2005	11.67	1,629,278	–
	Benefit Equalization Plan – Post-2004	21.67	9,768,196	–

Howard A. Willard, Executive Vice President and Chief Financial Officer, Altria Group, Inc.	Altria Retirement Plan	22.17	977,088	–
	Benefit Equalization Plan – Pre-2005	12.17	476,218	–
	Benefit Equalization Plan – Post-2004	22.17	3,634,419	–

David R. Beran, President and Chief Operating Officer, Altria Group, Inc.	Altria Retirement Plan	38.58	2,372,188	–
	Benefit Equalization Plan – Pre-2005	28.58	3,870,483	–
	Benefit Equalization Plan – Post-2004	35.00	12,106,664	–

Denise F. Keane, Executive Vice President and General Counsel, Altria Group, Inc.	Altria Retirement Plan	38.00	2,338,762	–
	Benefit Equalization Plan – Pre-2005	28.00	4,013,003	–
	Benefit Equalization Plan – Post-2004	35.00	7,968,174	–

Craig A. Johnson, President and Chief Executive Officer, Altria Group Distribution Company	Altria Retirement Plan	23.75	1,392,991	–
	Benefit Equalization Plan – Pre-2005	13.75	2,036,661	–
	Benefit Equalization Plan – Post-2004	23.75	7,659,527	–

(1)	As of December 31, 2014, each NEO’s total years of service with the Company was: Mr. Barrington, 21.67 years; Mr. Willard, 22.17 years; Mr. Beran, 38.58 years; Ms. Keane, 38.00 years; and Mr. Johnson, 23.75 years. Years shown in this column are only those taken into account for benefit accrual purposes under the named plan. Mr. Beran’s and Ms. Keane’s years of service taken into account under the applicable formula for the Benefit Equalization Plan (“BEP”) – Post-2004 are limited to 35.00 under the terms of that plan.
(2)	The amounts shown in this column are based on a single life annuity and otherwise use the same assumptions applied for year-end 2014 financial disclosure under FASB authoritative guidance relating to retirement benefits, except that (a) the BEP – Post-2004 amounts for Messrs. Beran and Johnson are based on the lump sum required to purchase an annuity providing the after-tax equivalent of the post-2004 pension component of that plan assuming an interest rate of 3.75%, (b) the BEP – Pre-2005 and BEP – Post-2004 amounts for Messrs. Barrington and Willard and Ms. Keane are based on a lump sum form of payment assuming an interest rate of 3.75% and (c) in accordance with SEC requirements, all benefits are assumed to commence at the earliest date on which, assuming continued employment, the individual would be eligible for benefits that are not reduced for early commencement. See Note 16 to the Company’s consolidated financial statements in the 2014 Annual Report on Form 10-K for a description of the financial accounting assumptions referred to above. As a result of payments previously made to or for certain employees, including our NEOs, who were eligible for contributions to individual trusts, our liabilities or those of our operating subsidiaries under the BEP – Pre-2005 will be less than shown in the table. Our liability for BEP – Post-2004 pension benefits will also be less than that reflected in this column because it is also reduced by the portion of the accumulated value, at the employee’s retirement or other termination of employment, of prior Target Payments attributed to supplemental pension benefits. The amounts by which these prior payments reduce our liabilities will fluctuate over time with investment performance and as credits for the amounts previously paid are reduced to reflect payments to cover taxes on earnings on these amounts. For further discussion, see “Defined Benefit Plans” below.

Defined Benefit Plans

NEOs, along with the other salaried employees (except those hired after certain dates and those who cease to accrue further benefit service), participate in the Retirement Plan, a tax-qualified defined benefit pension plan. In addition, NEOs and other executives participate in the BEP, which is an unfunded supplemental plan providing benefits in excess of those provided under the Retirement Plan. Additional information regarding the plans follows.

ALTRIA GROUP, INC. – Proxy Statement    49

EXECUTIVE COMPENSATION

Retirement Plan

The majority of our salaried employees are covered by the Retirement Plan, a funded, tax-qualified, non-contributory pension plan. Generally, salaried employees hired prior to January 1, 2008 with at least five years of service are eligible for an annual, lifetime pension benefit. The benefit for the majority of those plan participants, including all of our NEOs, is based on the following formula:

Pension Benefit	=	1.45% of five-year average compensation (including certain incentive compensation plan payments) up to the applicable Social Security covered compensation amount	+	1.75% of five-year average compensation (including certain incentive compensation plan payments) in excess of the applicable Social Security covered compensation amount	×	Years of credited service (up to a maximum of 35, except in limited circumstances)

Under the terms of the Retirement Plan, credited service is limited to 35 years if incentive compensation is included in the determination of the five-year average compensation. Five-year average compensation is the highest average annual compensation (annual base salary plus incentive compensation) during a period of 60 consecutive months within the last 120 months of employment. If incentive compensation is not included in the determination of the five-year average compensation, then credited service is not limited to 35 years and the benefit for credited service over 35 years is 1.45% of the employee’s five-year average compensation. Social Security covered compensation is generally an amount equal to the average of the Social Security taxable wage bases for the 35-year period that ends in the year the participant reaches Social Security Full Retirement Age.

Pension benefit amounts are expressed as a single life annuity payable commencing at age 65, the Retirement Plan’s normal retirement date. The amount may be reduced as a result of permitted elections of continued payments to beneficiaries in the event of the retiree’s death and/or for commencement of payments before attaining normal retirement age. Employees who terminate employment before age 55 with vested benefits may elect to commence payment of their accrued pensions after attaining age 55. For such employees, the election to commence payments before age 65 results in a reduction in the annual amount payable at a rate of 6% per year multiplied by the number of full and partial years by which benefit commencement precedes attainment of age 65. For employees who continue in employment until age 55 or older and have completed five years or more of credited service, the reduction for early commencement is 6% for each year and partial year by which the benefit commencement precedes age 60.

If upon termination, an employee is at least age 55 with 30 years of service or age 60 or older with five years of service, the annuity immediately payable upon early retirement is 100% of that payable at normal retirement age. The result of becoming eligible for such an early retirement benefit is a substantial increase in the present value of the pension. Messrs. Barrington, Beran and Johnson and Ms. Keane currently are eligible for such unreduced early retirement benefits. Mr. Willard is not currently eligible for either reduced or unreduced early retirement benefits.

BEP Pension

Tax laws applicable to the Retirement Plan limit the annual compensation that can be taken into account under that plan. As a result of these and/or certain other tax requirements, only a portion of the benefits calculated under the Retirement Plan described above can be paid to the NEOs and a number of other employees from the Retirement Plan. To compensate for benefits that would be lost by the application of these tax limits, all of the NEOs accrue supplemental pension benefits under the BEP (“BEP Pension”). BEP Pension accruals relating to periods after 2004 are paid in a lump sum following retirement. Distribution of the pre-2005 supplemental plan benefits are subject to the BEP Pension terms applicable on December 31, 2004.

50    ALTRIA GROUP, INC. – Proxy Statement

EXECUTIVE COMPENSATION

During 2006, the Compensation Committee decided to limit pension benefits for executives in salary bands A and B as follows: the annual cash incentive compensation considered for purposes of pension determinations as described above was limited to the lesser of either (a) actual annual cash incentive or (b) annual cash incentive at an Annual Incentive Award rating of 100% and individual performance rating of “Outstanding.” The NEOs are subject to this limit. The 2014 Annual Incentive Awards paid in early 2015 and the amount recognized for future pension calculations are as follows:

Named Executive Officer	2014 Annual Incentive Award ($)	Amount of 2014 Award Recognized for Future Pension Calculations ($)
Martin J. Barrington	2,950,000	2,156,250
Howard A. Willard	908,000	745,085
David R. Beran	1,300,000	1,014,933
Denise F. Keane	1,137,000	978,880
Craig A. Johnson	960,000	935,180

The amounts payable by Altria under the BEP Pension are determined taking into account certain payments made to the executives before 2008 in order to prevent duplicative benefit payments.

•	From 1996 through 2007, a number of our employees, including our NEOs, received Funding Payments with respect to pre-2005 vested benefits that were made either to individual trusts established by the employee or directly to the employees themselves.

•	From 2005 through 2007, accruals under the BEP Pension ceased for a number of employees, including our NEOs, and these employees received annual Target Payments that were calculated to approximate (after paying taxes on the payments) the after-tax value of the additional benefits they would have earned had they remained covered by the BEP Pension. Accruals under the BEP Pension commenced again effective January 1, 2008.

ALTRIA GROUP, INC. – Proxy Statement    51

EXECUTIVE COMPENSATION

Non-Qualified Deferred Compensation

Name and Principal Position	Plan Name	Executive Contributions in 2014 ($)	Registrant Contributions in 2014 (1) ($)	Aggregate Earnings in 2014 (2) ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance as of December 31, 2014 (3) ($)

Martin J. Barrington, Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	Benefit Equalization Plan	–	98,167	25,255	–	1,115,015

Howard A. Willard, Executive Vice President and Chief Financial Officer, Altria Group, Inc.	Benefit Equalization Plan	–	41,683	12,363	–	528,175

David R. Beran, President and Chief Operating Officer, Altria Group, Inc.	Benefit Equalization Plan	–	66,550	26,244	–	1,139,344

Denise F. Keane, Executive Vice President and General Counsel, Altria Group, Inc.	Benefit Equalization Plan	–	63,050	25,221	–	1,113,571

Craig A. Johnson, President and Chief Executive Officer, Altria Group Distribution Company	Benefit Equalization Plan	–	59,083	27,427	–	1,203,691

(1)	The amounts in this column reflect Company contributions to the non-qualified BEP for deferred profit-sharing purposes earned in 2014, which were credited to the participant’s account as of the last business day of February 2015 and are included in the “Allocation to Defined Contribution Plans” column of the All Other Compensation table on page 45.

(2)	The values in this column consist of amounts credited as earnings for 2014 on BEP account balances. These amounts do not constitute above-market earnings and are not included in amounts reported in the Summary Compensation Table.

(3)	The aggregate balances shown include allocations reported in the Summary Compensation Table for previous years for Mr. Barrington, $476,782; for Mr. Willard, $133,770; for Mr. Beran, $460,998; for Ms. Keane, $417,209; and for Mr. Johnson, $344,635. Allocations were also made in years when these individuals were not NEOs. As a result of payments made to trusts established by the NEOs, as described in the “Defined Contribution Plans” section below, our liabilities are less than the amounts shown in the table. Amounts credited for 2005 through 2007 under the 2008 amended BEP (including earnings adjustments on such amounts through December 31, 2007) are not reflected in the aggregate balances, because the BEP formula takes into account Target Payments previously made and reported. See the discussion below for further information concerning the 2008 supplemental retirement plan changes.

Defined Contribution Plans

The NEOs participate in the Deferred Profit-Sharing Plan for Salaried Employees (“DPS Plan”), which is a broad based tax-qualified defined contribution plan, and the deferred profit-sharing portion of the BEP (“BEP DPS”), which is an unfunded, non-qualified supplemental plan.

DPS Plan

The majority of our salaried employees are eligible for the DPS Plan. Under the DPS Plan, the Company makes a contribution (the “Company Contribution”) on behalf of each eligible participant for each year. Participants may also defer up to 35% of their eligible compensation on a pre-tax or after-tax basis into the DPS Plan, subject to DPS Plan and tax-qualification limits. For 2014, the Company determined its contribution using a formula based on Altria’s annual growth in adjusted diluted EPS, but capped at 12% of each DPS Plan participant’s eligible compensation. The formula resulted in a Company Contribution for each eligible participant for 2014 equal to 10% of eligible compensation. Salaried employees who are not eligible for the Retirement Plan are generally entitled to a supplemental Company Contribution and matching contributions on employee contributions. For 2014, all of the NEOs were eligible for the Retirement Plan and, therefore, are ineligible for the supplemental Company Contribution or matching contributions. For purposes of the DPS Plan, eligible compensation for NEOs is the amount reported as salary in the Summary Compensation Table. Participants may receive the balance in their account under the DPS Plan upon termination of employment in a lump sum, as a deferred lump sum payment or in installments over a period of years not to exceed their life expectancy.

52    ALTRIA GROUP, INC. – Proxy Statement

EXECUTIVE COMPENSATION

BEP DPS

The BEP DPS provides benefits that cannot be provided under the DPS Plan because of one or more statutory limits. For example, the tax laws limit the amount of compensation that can be taken into account under the DPS Plan for any year and impose other limits on the amounts that can be allocated to individuals’ accounts. A participant whose salary exceeds the compensation limit or was otherwise affected by a tax law limit is entitled to an amount generally equal to the additional benefit the participant would have received under the DPS Plan but for the application of the tax law limits. Accordingly, bookkeeping accounts reflecting this additional amount have been maintained under the BEP DPS for the NEOs and other affected participants. A further notional allocation is made annually to reflect the amount credited to the participant’s account under the BEP DPS assuming the account was invested in the Interest Income Fund maintained under the DPS Plan. The Interest Income Fund is invested in a variety of high-quality fixed-income instruments with strong credit ratings and, for 2014, produced earnings at a rate of 2.00%. BEP DPS allocations relating to periods after 2004 are paid in a lump sum following separation from service. Distribution of the pre-2005 account is subject to the BEP DPS terms applicable on December 31, 2004.

As with the BEP Pension benefit, between 1996 and 2007, our NEOs and certain other executive officers received payments that were made directly to them or to individual trusts and that offset the pre-2005 BEP DPS allocations. When BEP (Pension and DPS) accruals ceased for 2005 through 2007, the NEOs and certain other officers received Target Payments for 2005 through 2007 in lieu of BEP DPS allocations. The reinstated BEP that was effective January 1, 2008 also included reinstatement of the BEP DPS. As is noted above, the amounts payable by Altria under the BEP DPS are determined taking into account Target Payments made to executives before 2008 in order to prevent duplicative benefits payments.

Payments upon Change in Control or Termination of Employment

We do not have individual employment, severance or change in control agreements with any of our NEOs. The following arrangements apply in the event of a change in control or certain terminations of employment.

Payments upon Change in Control

Under the terms of our shareholder-approved 2010 Performance Incentive Plan that apply to all participants, including our NEOs, a change in control of the Company would have the following consequences:

•      the restrictions on outstanding restricted stock or deferred stock would lapse;

•      any stock options and stock appreciation rights would become fully vested and exercisable;

•      awards of the types described in the above two bullets would be cashed out at the change in control price, unless the Compensation Committee determines to treat the awards in a different manner, such as the acquiring company’s assumption or substitution of the awards;

•      fully earned but unpaid incentive awards would become payable; and

•      annual and long-term incentive awards for performance cycles not yet completed as of the change in control date would become payable, but only on a prorated basis applied to the maximum award opportunity (the number of full or partial months divided by the total number of months in the performance cycle).

FUTURE

CHANGE IN CONTROL PROVISION

The proposed 2015 Performance Incentive Plan to be voted on by shareholders at the 2015 Annual Meeting (“Proposal 2 – Approval of the 2015 Performance Incentive Plan” beginning on page 62) includes a double-trigger provision for annual incentive awards, equity grants and long-term incentive cash awards.

In the event of a change in control, awards will not be paid unless the successor entity either (i) fails to assume or replace outstanding awards or (ii) assumes or replaces outstanding awards, but the participant’s employment is terminated by the successor entity for any reason other than “cause” or by the participant with “good reason” within a specified time period.

For these purposes, a change in control occurs: (a) upon an acquisition of 20% or more of either our outstanding common stock or the voting power of our outstanding voting securities by an individual or entity, excluding certain acquisitions involving us or our affiliates or where our beneficial owners continue to meet certain ownership thresholds, coupled with, under the 2010 Performance Incentive Plan, the election to the Board of at least one individual determined in good faith by a majority of the then serving members of the Board to be a representative or associate of such individual or entity; (b) when members of our Board, or members thereafter nominated or elected by such members, cease to constitute a majority of our Board; (c) upon certain reorganizations, mergers, share exchanges, and consolidations involving us; or (d) upon our liquidation or dissolution, or sale of substantially all of our assets, with limited exceptions.

ALTRIA GROUP, INC. – Proxy Statement    53

EXECUTIVE COMPENSATION

The amounts that would have become payable to our NEOs on a change in control of the Company, as of December 31, 2014, were as follows:

Named Executive Officer	Unvested Restricted Stock (1) ($)	Completed 2014 Annual Incentive Cycle (2) ($)	2014 – 2016 LTIP Cycle (3) ($)	Total ($)

Martin J. Barrington	25,519,889	4,273,750	6,093,750	35,887,389

Howard A. Willard	7,392,471	1,303,302	2,659,800	11,355,573

David R. Beran	13,184,652	1,775,319	3,623,100	18,583,071

Denise F. Keane	7,652,124	1,712,256	3,494,400	12,858,780

Craig A. Johnson	5,909,443	1,635,816	3,338,400	10,883,659

(1)	Assumes a change in control price of $49.27, the closing price of Altria’s common stock on December 31, 2014.

(2)	Based on the prorated maximum award payable under the 2014 Annual Incentive Award program and the executive having worked 12 of the 12 months of the performance period.

(3)	Based on the prorated maximum award payable under the 2014 – 2016 LTIP and the executive having worked 12 of the 36 months of the performance period.

The Company maintains a non-qualified grantor trust (the “Trust”), commonly known as a “rabbi trust,” to provide a limited amount of financial security for the participants’ unfunded benefits under the BEP in the event of a change in control of the Company. The Trust is unfunded until funding is triggered by a change in control. In such an event, Trust assets would still be subject to the claims of general creditors of the Company in cases of insolvency and bankruptcy. The Trust does not provide additional benefits or enhancements to the participants in the BEP.

Other than the Trust funding, none of our retirement plans or any other related agreements provide our NEOs with an additional enhancement, early vesting or other benefit in the event of a change in control or termination of employment, except for certain plan provisions applicable to all plan participants that, in the event of a change in control, provide for BEP payments and ensure vesting and continuation of profit-sharing contributions for the year in which a change in control occurs and the following two years. All NEOs are already fully vested in such retirement plans and other related agreements. Similarly, no special provisions apply to NEOs with respect to continued medical, life insurance or other insurance coverage following termination of employment whether or not in connection with a change in control.

Termination Payments

In the event of certain involuntary terminations of employment, our salaried employees, including all of our NEOs, are eligible for severance benefits under the Severance Pay Plan for Salaried Employees (“Severance Plan”). The Severance Plan provides for severance pay (based on salary) and continuation of certain benefits for up to 12 months depending on years of service. In order to receive any of these benefits, eligible employees must execute a general release of claims. Periods for which employees are entitled to severance payments may be counted toward vesting and eligibility for purposes of the Retirement Plan as well as post-retirement medical coverage.

54    ALTRIA GROUP, INC. – Proxy Statement

EXECUTIVE COMPENSATION

The following table shows the amount of severance that would be paid under the Severance Plan to each NEO had he or she been involuntarily separated on December 31, 2014 and eligible for these payments:

Named Executive Officer	Severance Payments ($)
Martin J. Barrington	1,250,000
Howard A. Willard	682,000
David R. Beran	929,000
Denise F. Keane	896,000
Craig A. Johnson	856,000

In the event of death or total disability, all salaried employees with unvested restricted stock or deferred stock awards, including the NEOs, become fully vested in those awards. In addition, the NEOs, like other salaried employees, may become entitled to a prorated LTIP award based on the target payment amount, and the Compensation Committee may pay a prorated Annual Incentive Award based on the target payment amount, at its discretion. The NEOs would also become entitled to the same life insurance and long-term disability plan benefits as other salaried employees upon a death or disability.

The following table shows the amounts that would be paid under the restricted stock and LTIP awards if the NEOs had died or become disabled as of December 31, 2014:

Named Executive Officer	Unvested Restricted Stock (1) ($)	2014 – 2016 LTIP Cycle (2) ($)
Martin J. Barrington	25,519,889	3,125,000
Howard A. Willard	7,392,471	1,364,000
David R. Beran	13,184,652	1,858,000
Denise F. Keane	7,652,124	1,792,000
Craig A. Johnson	5,909,443	1,712,000

(1)	Based on the closing price of Altria’s common stock of $49.27 on December 31, 2014.

(2)	Based on the target award payable under the 2014 – 2016 LTIP and the executive having worked 12 of the 36 months of the performance period.

Upon reaching the normal retirement age of 65, all salaried employees, including the NEOs, with unvested restricted stock or deferred stock awards become vested in the awards. None of the NEOs reached normal retirement age as of December 31, 2014.

In the event of a voluntary termination of employment or an involuntary termination of employment for cause, the NEOs are not eligible to receive severance, equity vesting or other amounts or benefits other than those provided to other salaried employees. The Compensation Committee has the discretion, however, to fully or partially vest any employee holding a restricted stock or deferred stock award upon early retirement or upon other terminations of employment, as well as to provide for prorated payments of the annual incentive and LTIP awards in similar situations, and has exercised this discretion from time to time in appropriate circumstances.

Following any termination of employment, the NEOs, like other salaried employees, are entitled to the retirement plan benefits described under “Pension Benefits” and “Non-Qualified Deferred Compensation” above.

In addition, following any termination of employment, each of our NEOs is subject to a confidentiality and non-competition agreement.

ALTRIA GROUP, INC. – Proxy Statement    55

PROPOSALS REQUIRING YOUR VOTE

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 – ELECTION OF DIRECTORS

It is proposed that 11 directors, 10 of whom are independent directors, be elected to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified, subject to their earlier death, resignation or removal. The Nominating, Corporate Governance and Social Responsibility Committee has recommended to the Board, and the Board has approved, the individuals named below.

The particular experiences, qualifications, attributes or skills of each nominee that the Nominating, Corporate Governance and Social Responsibility Committee believes will advance the Company’s Mission and one or more Mission goals are included in the individual biographies below. The Committee and the Board believe that each of the nominees for election at the 2015 Annual Meeting possesses a strong and unique set of attributes. The Committee and the Board believe that, as a group, these nominees provide the Board with an optimal balance of experience, leadership, competencies, qualifications and skills.

Although it is not anticipated that any of the persons named below will be unable or unwilling to stand for election, a proxy, in the event of such an occurrence, may be voted for a substitute designated by the Board. However, in lieu of designating a substitute, the Board may reduce the number of directors.

Director Nominee Biographies and Qualifications

Director Since: 2008 Board Committees: • Compensation • Executive • Innovation • Nominating, Corporate Governance and Social Responsibility (Chair)	GERALD L. BALILES, 74

Position, Principal Occupation and Professional Experience:

Retired Director and Chief Executive Officer, Miller Center of Public Affairs (Charlottesville, VA). Governor Baliles was the Director and Chief Executive Officer of the Miller Center of Public Affairs, a leading public policy institution affiliated with the University of Virginia from April 2006 to December 31, 2014. From 1990 to April 2006, he served as an international aviation and trade partner in the law firm of Hunton & Williams LLP, Richmond, Virginia. From 1986 through 1990, Governor Baliles served as the 65th Governor of the Commonwealth of Virginia. During his tenure as Governor, he served as Chairman of the National Governors Association.

Other Current Public Directorships: None.

Prior Public Company Directorships (within the last five years): Norfolk Southern Corporation (1990 to May 2013).

Other Directorships, Trusteeships and Memberships: Virginia Foundation for Community College Education; Patrick County Education Foundation. Previously served on the boards of the Center for the Study of the Presidency and Congress, PBS, Newport News Shipbuilding, Shenandoah Life Insurance Company,* the Nature Conservancy in Virginia and the Virginia Historical Society.

Director Qualifications:

The Nominating, Corporate Governance and Social Responsibility Committee believes that Governor Baliles’s significant expertise in public policy and law and his professional, administrative and leadership experiences, including his service as chief executive of the Commonwealth of Virginia, provide clear support for his nomination for election to the Board.

*	During 2009, Shenandoah Life Insurance Company entered into a receivership pursuant to a Virginia statutory procedure due to a sharp decline in value in certain of the company’s holdings that resulted in the company falling below minimum capitalization requirements. As part of this receivership, the Circuit Court in Richmond, Virginia, entered an order which, in accordance with required statutory provisions that apply to all such receiverships in Virginia, enjoined the directors from conducting any further business related to Shenandoah Life Insurance Company. The order contained no other findings or provisions related to the conduct of any directors of the entity. In May 2012, Shenandoah Life Insurance Company emerged from receivership and resumed possession of its property and the management of its affairs. The Nominating, Corporate Governance and Social Responsibility Committee considered this order with regard to the director’s qualification to serve as a director and has determined that the order does not impact the director’s ability or qualifications to serve as a director.

56    ALTRIA GROUP, INC. – Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

MARTIN J. BARRINGTON, 61	Director Since: 2012 Chairman, Chief Executive Officer and President Board Committee: • Executive (Chair)

Position, Principal Occupation and Professional Experience:

Chairman, Chief Executive Officer and President, Altria Group, Inc. (Richmond, VA). Mr. Barrington serves as Chairman, Chief Executive Officer and President of Altria Group, Inc. He was appointed to the additional role of President effective March 1, 2015. Prior to his appointment as Chairman and Chief Executive Officer on May 17, 2012, Mr. Barrington’s previous positions at the Company included Vice Chairman and Executive Vice President and Chief Compliance and Administrative Officer. Mr. Barrington has been employed continuously by the Company and its subsidiaries in various capacities since 1993. Before joining the Altria family of companies, he practiced law in both the government and private sectors.

Other Current Public Directorships: None.

Prior Public Company Directorships (within the last five years): None.

Other Directorships, Trusteeships and Memberships: Virginia Museum of Fine Arts; Richmond Performing Arts Center L.L.L.P. Previously served on the Board of Commissioners of the Virginia Port Authority and the advisory board of Points of Light Institute.

Director Qualifications:

The Nominating, Corporate Governance and Social Responsibility Committee believes that Mr. Barrington’s significant knowledge and understanding of the Company and its businesses and the external environment in which the Company’s businesses operate, including the regulatory environment, together with his various leadership experiences as described above, provide clear support for his nomination for election to the Board.

JOHN T. CASTEEN III, 71	Director Since: 2010 Board Committees: • Audit • Innovation • Nominating, Corporate Governance and Social Responsibility

Position, Principal Occupation and Professional Experience:

President Emeritus, University of Virginia (Charlottesville, VA). Mr. Casteen became President Emeritus of the University of Virginia in August 2010 after having served as President of the University since 1990. He is both University Professor and Professor of English. Previously, Mr. Casteen served as President of the University of Connecticut from 1985 to 1990 and as Secretary of Education for the Commonwealth of Virginia from 1982 to 1985.

Other Current Public Directorships: Strayer Education, Inc.

Prior Public Company Directorships (within the last five years): None.

Other Directorships, Trusteeships and Memberships: Chesapeake Bay Foundation; Jamestown-Yorktown Foundation; Virginia Foundation for Community College Education; Woodrow Wilson International Center for Scholars; Leifur Eiríksson Foundation; several privately-held companies.

Director Qualifications:

The Nominating, Corporate Governance and Social Responsibility Committee believes that Mr. Casteen’s extensive professional, business, administrative and leadership experiences, particularly his role as a former chief executive of a university system with top-ranking academic and medical divisions, provide clear support for his nomination for election to the Board.

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PROPOSALS REQUIRING YOUR VOTE

Director Since: 2008 Board Committees: • Finance • Innovation	DINYAR S. DEVITRE, 67

Position, Principal Occupation and Professional Experience:

Special Advisor, General Atlantic LLC (Greenwich, CT). Mr. Devitre is Special Advisor to General Atlantic LLC, a private equity firm, a position he has held since June 2008. In March 2008, Mr. Devitre retired from his position as Senior Vice President and Chief Financial Officer of Altria Group, Inc. Prior to Mr. Devitre’s appointment to this position in April 2002, he held a number of senior management positions with the Company.

Other Current Public Directorships: Markit Ltd.; Western Union Company; SABMiller plc.

Prior Public Company Directorships (within the last five years): Emdeon Inc.

(2008 to 2011).

Other Directorships, Trusteeships and Memberships: Pratham USA; Brooklyn Academy of Music. Previously served on the boards of The Lincoln Center for the Performing Arts, Inc. and Kraft Foods Inc. (now known as Mondelēz International, Inc.).

Director Qualifications:

The Nominating, Corporate Governance and Social Responsibility Committee believes that Mr. Devitre’s significant knowledge and understanding of the Company and its businesses, together with his public company board service (including SABMiller), his financial acumen, his public company chief financial officer experience and his general business knowledge, provide clear support for his nomination for election to the Board.

Director Since: 2008 Presiding Director Board Committees: • Compensation • Executive • Nominating, Corporate Governance and Social Responsibility	THOMAS F. FARRELL II, 60

Position, Principal Occupation and Professional Experience:

Chairman, President and Chief Executive Officer, Dominion Resources, Inc. (Richmond, VA). Mr. Farrell is the Chairman, President and Chief Executive Officer of Dominion Resources, Inc., one of the nation’s largest producers of energy. He became President and Chief Executive Officer of Dominion Resources, Inc. effective January 2006 and was elected Chairman in April 2007. From January 2004 through December 2005, he served as President and Chief Operating Officer of Dominion Resources, Inc. and prior to that as Executive Vice President.

Other Current Public Directorships: Dominion Resources, Inc.; Dominion Midstream GP, LLC. Mr. Farrell also serves as a director of Dominion Gas Holdings, LLC and Virginia Electric and Power Company, which are wholly-owned subsidiaries of Dominion Resources, Inc. that only issue registered debt.

Prior Public Company Directorships (within the last five years): None.

Other Directorships, Trusteeships and Memberships: Associated Electric & Gas Insurance Services Limited; Edison Electric Institute; Institute of Nuclear Power Operations; Richmond Performing Arts Center L.L.L.P.; Richmond 2015, Inc.; Virginia Commonwealth University; Virginia Foundation for Independent Colleges; Virginia Museum of Fine Arts.

Director Qualifications:

The Nominating, Corporate Governance and Social Responsibility Committee believes that Mr. Farrell’s extensive business, administrative and leadership experiences, particularly his role as chief executive of a large public company in a regulated industry, provide clear support for his nomination for election to the Board.

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PROPOSALS REQUIRING YOUR VOTE

THOMAS W. JONES, 65	Director Since: 2002 Board Committees: • Audit • Compensation • Executive • Finance (Chair)

Position, Principal Occupation and Professional Experience:

Senior Partner, TWJ Capital LLC (Stamford, CT). Mr. Jones assumed his position as Senior Partner of TWJ Capital LLC, an investment company, in May 2005. From August 1999 to October 2004, he held the position of Chairman and Chief Executive Officer of Global Investment Management with Citigroup Inc. He joined Travelers Group as Vice Chairman in 1997 and served as Chairman and Chief Executive Officer of Smith Barney Asset Management until August 1999 when Travelers Group merged with Citibank to form Citigroup Inc. Prior to joining Travelers Group, Mr. Jones served as President and Chief Operating Officer and Vice Chairman of TIAA-CREF from 1993 to 1997.

Other Current Public Directorships: None.

Prior Public Company Directorships (within the last five years): None.

Other Directorships, Trusteeships and Memberships: Cornell University (Trustee Emeritus); several privately-held investment portfolio companies. Previously served on the boards of the Federal Reserve Bank of New York, Freddie Mac, Thomas & Betts Corp., Travelers Group, TIAA-CREF, Eastern Enterprises and Howard University.

Director Qualifications:

The Nominating, Corporate Governance and Social Responsibility Committee believes that Mr. Jones’s expertise in the areas of finance and investments and his extensive professional, business and leadership experiences, particularly his leadership and administrative roles at large publicly-held companies, provide clear support for his nomination for election to the Board.

DEBRA J. KELLY-ENNIS, 58	Director Since: 2013 Board Committees: • Audit • Innovation • Nominating, Corporate Governance and Social Responsibility

Position, Principal Occupation and Professional Experience:

Retired President and Chief Executive Officer, Diageo Canada, Inc. (Etobicoke, Ontario, Canada). Ms. Kelly-Ennis was President and Chief Executive Officer of Diageo Canada, Inc., a subsidiary of Diageo plc, a global spirits, wine and beer company, from 2008 to June 2012. From 2005 to 2008, she was Chief Marketing Officer for Diageo North America, Inc., another subsidiary of Diageo plc. Ms. Kelly-Ennis has also held marketing, sales and general management positions with RJR/Nabisco, Inc., The Coca-Cola Company, General Motors Corporation and Grand Metropolitan PLC.

Other Current Public Directorships: Carnival Corporation & plc; Hertz Global Holdings, Inc.; PulteGroup, Inc.

Prior Public Company Directorships (within the last five years): None.

Other Directorships, Trusteeships and Memberships: Dress for Success Worldwide (Director Emeritus).

Director Qualifications:

The Nominating, Corporate Governance and Social Responsibility Committee believes that Ms. Kelly-Ennis’s leadership experiences, particularly her positions as an executive with several large, consumer-focused companies in multiple industries, and her significant marketing, sales and distribution experience at large publicly-held companies, including companies in the consumer packaged goods industry, provide clear support for her nomination for election to the Board.

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PROPOSALS REQUIRING YOUR VOTE

Director Since: 2011 Board Committees: • Compensation (Chair) • Executive • Finance • Innovation	W. LEO KIELY III, 68

Position, Principal Occupation and Professional Experience:

Retired Chief Executive Officer, MillerCoors LLC (Golden, CO). Mr. Kiely retired as Chief Executive Officer of MillerCoors LLC, a joint venture combining the U.S. and Puerto Rico operations of SABMiller plc and Molson Coors Brewing Company, in July 2011, a position he had held since July 2009. From February 2005 through July 2009, Mr. Kiely served as President and Chief Executive Officer of Molson Coors Brewing Company. From March 1993 to March 2005, he held a variety of executive positions at Coors Brewing Company, including Chief Executive Officer. Before joining Coors Brewing Company, he held executive positions with Frito-Lay, Inc., a subsidiary of PepsiCo, Inc., and Ventura Coastal Corporation, a division of Seven Up Inc.

Other Current Public Directorships: None.

Prior Public Company Directorships (within the last five years): Medpro Safety Products (2009 to March 2014).

Other Directorships, Trusteeships and Memberships: The Denver Center for the Performing Arts; Helen G. Bonfils Foundation.

Director Qualifications:

The Nominating, Corporate Governance and Social Responsibility Committee believes that Mr. Kiely’s extensive business, administrative and leadership experiences, particularly his various executive positions, including the role of chief executive, in the consumer packaged goods industry, provide clear support for his nomination for election to the Board.

Director Since: 2012 Board Committees: • Audit • Compensation • Finance	KATHRYN B. McQUADE, 58

Position, Principal Occupation and Professional Experience:

Retired Executive Vice President and Chief Financial Officer, Canadian Pacific Railway Limited (Calgary, Alberta, Canada). Ms. McQuade served as Senior Advisor of Canadian Pacific Railway Limited (“Canadian Pacific”), a transcontinental railway in Canada and the United States, from November 2012 to May 2013, after previously serving as Executive Vice President and Chief Financial Officer of Canadian Pacific from September 2008 to her retirement in November 2012. Ms. McQuade joined Canadian Pacific in June 2007 as Executive Vice President and Chief Operating Officer. Prior to joining Canadian Pacific, Ms. McQuade served as Executive Vice President – Planning and Chief Information Officer at Norfolk Southern Corporation where she spent 27 years in key information technology, strategic planning and finance leadership positions.

Other Current Public Directorships: TransAlta Renewables Inc.

Prior Public Company Directorships (within the last five years): None.

Other Directorships, Trusteeships and Memberships: Several privately-held companies. Previously served on the boards of The College of William & Mary Foundation and Shenandoah Life Insurance Company.*

Director Qualifications:

The Nominating, Corporate Governance and Social Responsibility Committee believes that Ms. McQuade’s significant financial and accounting expertise, particularly her public company chief financial officer experience, her general business knowledge and her management experience in a regulated industry, provide clear support for her nomination for election to the Board.

*	For more information, please refer to the footnote on page 56.

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PROPOSALS REQUIRING YOUR VOTE

GEORGE MUÑOZ, 63	Director Since: 2004 Board Committees: • Audit (Chair) • Executive • Finance • Nominating, Corporate Governance and Social Responsibility

Position, Principal Occupation and Professional Experience:

Principal, Muñoz Investment Banking Group, LLC (Washington, DC) and Partner, Tobin & Muñoz (Chicago, IL). Mr. Muñoz is a principal of the Washington, DC-based firm of Muñoz Investment Banking Group, LLC. He is also a partner in the Chicago-based law firm of Tobin & Muñoz. He served as President and Chief Executive Officer of the Overseas Private Investment Corporation from 1997 to January 2001. From 1993 to 1997, Mr. Muñoz was Chief Financial Officer and Assistant Secretary of the United States Treasury Department.

Other Current Public Directorships: Marriott International, Inc.; Anixter International, Inc.

Prior Public Company Directorships (within the last five years): None.

Other Directorships, Trusteeships and Memberships: National Geographic Society; several privately-held companies. Previously served on the boards of Esmark Incorporated and Archipelago Holdings, Inc.

Director Qualifications:

The Nominating, Corporate Governance and Social Responsibility Committee believes that Mr. Muñoz’s accounting, financial, legal and public policy expertise, along with his background in international business and his significant professional, administrative and leadership experiences in both the private and public sectors, provide clear support for his nomination for election to the Board.

NABIL Y. SAKKAB, 67	Director Since: 2008 Board Committees: • Executive • Finance • Innovation (Chair) • Nominating, Corporate Governance and Social Responsibility

Position, Principal Occupation and Professional Experience:

Retired Senior Vice President, Corporate Research and Development, The Procter & Gamble Company (Cincinnati, OH). Dr. Sakkab held a variety of positions at The Procter & Gamble Company beginning in 1974. He retired in November 2007 as Senior Vice President, Corporate Research and Development.

Other Current Public Directorships: Deinove.

Prior Public Company Directorships (within the last five years): Givaudan SA (2008 to March 2015).

Other Directorships, Trusteeships and Memberships: Several privately-held companies.

Director Qualifications:

The Nominating, Corporate Governance and Social Responsibility Committee believes that Dr. Sakkab’s innovation expertise in the consumer packaged goods industry and his extensive overall business knowledge and experiences on boards of directors provide clear support for his nomination for election to the Board.

The Board recommends a vote “FOR” each of the nominees for election as directors.

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PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 2 – APPROVAL OF THE 2015 PERFORMANCE INCENTIVE PLAN

Introduction

The equity awards granted to our management are made pursuant to the current Performance Incentive Plan, which was approved by shareholders in 2010 (“2010 Plan”). Under the terms of the 2010 Plan, no awards can be made after April 30, 2015. Consequently, on February 25, 2015, the Board adopted the 2015 Performance Incentive Plan (the “2015 Plan”), subject to approval of the Company’s shareholders. A copy of the 2015 Plan is attached to this Proxy Statement as Exhibit A.

The 2015 Plan is intended to be the successor to the 2010 Plan. Any shares remaining under the 2010 Plan will no longer be available for granting new awards after April 30, 2015. No awards can be made under the 2015 Plan unless it is approved by shareholders.

The 2015 Plan provides for the potential issuance of up to 40 million shares of common stock. This represents approximately 2% of all outstanding shares and fewer shares than authorized under the 2010 Plan.

The 2015 Plan includes significant changes as compared to the 2010 Plan, as highlighted in the chart below. The Company believes these changes reflect good governance practices and further align our executive compensation program with shareholder interests.

The Board believes that the 2015 Plan will form an important part of the Company’s overall compensation program. The 2015 Plan will support the Company’s ongoing efforts to develop and retain world-class leaders and enable the Company to provide incentives that are directly linked to the profitability of the Company’s businesses and increases in shareholder value.

Highlights of the 2015 Plan

The following table highlights key provisions of the 2015 Plan and the changes as compared to the 2010 Plan:

	2015 Plan	2010 Plan

Shares Available	40 million shares	50 million shares

Total Potential Dilution	approximately 2.0% (40 million shares / 1.97 billion shares outstanding as of March 30, 2015)	approximately 2.4% (50 million shares / 2.08 billion shares outstanding as of March 29, 2010)

Share Recycling	Prohibited	Permitted

Eligibility	All employees	Management employees

Change in Control

Double-trigger

Payments triggered due to change in control only if:

(1)   acquirer does not assume or replace awards; or

(2)   employee is terminated for any reason other than cause; or

(3)   employee separates for good reason

Single-trigger Payments triggered upon a change in control

Change in Control Payment Maximums

If payments are triggered, we will pay prorata:

•  annual incentive awards at the greater of the target award amount or the average of the participant’s actual last three years’ awards; and

•  long-term incentive cash awards at target

Prorata payments made at plan maximums

62    ALTRIA GROUP, INC. – Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

	2015 Plan	2010 Plan

Minimum Vesting Period	12 months	None stated

Limits on Dividends / Dividend Equivalents	No dividends or dividend equivalents on unvested performance shares that have not yet met the performance criteria; permits the Company to pay dividends or dividend equivalents on other unvested equity such as restricted stock or restricted stock units	Dividends or dividend equivalents may be paid on all unvested stock-based awards

Other key terms of the 2015 Plan remain the same as the 2010 Plan:

Duration	Five years (May 1, 2015 – May 31, 2020)

Types of Awards	• annual incentive awards • long-term incentive awards • restricted stock • restricted stock units (“RSUs”) • stock options • stock appreciation rights (“SARs”)

Maximum Awards (individual limits)	• annual incentive award: • long-term incentive award: • stock options or SARs: • other stock-based awards:	$10 million $8 million X number of calendar years in performance cycle 3 million shares 1 million shares

Option Pricing	Prohibit discounted options and re-pricing of options

Forfeiture / Clawback	Awards under the 2015 Plan will be subject to recoupment under certain circumstances

Administration	Compensation Committee (comprised of independent directors)

Shareholder Engagement

In developing the 2015 Plan, we engaged with several large institutional investors. The discussions were very helpful in allowing us to understand and account for shareholder perspective on plan design. Shareholder feedback was generally positive and no significant concerns were raised.

Summary of 2015 Plan

The following general description of material features of the 2015 Plan is qualified in its entirety by reference to the provisions of the 2015 Plan set forth in Exhibit A.

Who may receive awards under the 2015 Plan?

Any employee of the Company or any subsidiary or affiliate, including any executive officer or employee director of the Company or a subsidiary or affiliate, will be eligible to receive awards under the 2015 Plan. This eligibility will provide the Company flexibility to grant awards to retain and incent a limited number of high potential, non-management employees. We have not yet determined which of those eligible employees will receive grants under the 2015 Plan. Therefore, we cannot, at this time, determine the benefits to be allocated to any individual or to any group of employees.

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PROPOSALS REQUIRING YOUR VOTE

Does the 2015 Plan include maximum award amounts?

The 2015 Plan limits the awards that may be granted to any employee in any calendar year. Under the 2015 Plan, no employee may receive awards of more than:

•	1,000,000 shares of common stock (in total) in any calendar year, if such awards are restricted stock, RSUs, deferred stock units and other stock-based awards (except other stock-based awards with values based on spread values);

•	3,000,000 shares of common stock (in total) in any calendar year, if such awards are stock options, SARs and other stock-based awards with values based on spread values;

•	$10,000,000 in total annual incentive awards (taking into account cash and the fair market value of any shares of common stock payable with respect to an award); and

•	$8,000,000 multiplied by the number of years in the applicable performance cycle for individual long-term incentive awards (taking into account cash and the fair market value of any common stock payable with respect to an award).

No award will be subject to more than one of the previously-mentioned limitations.

Does the 2015 Plan have a minimum vesting period?

All stock-based awards will provide for a minimum 12-month vesting period. Our historical practice, however, has been to use three- or five-year vesting periods. Awards may vest before the end of such minimum 12-month vesting period in the event of death, disability, retirement or a change in control with a qualifying termination, or in the case of an award that replaces or substitutes for a pre-existing award in connection with a corporate transaction, as described in “What happens to outstanding awards in the event of a corporate transaction?” below.

How many shares will be reserved for awards?

Forty million shares of common stock (approximately 2.0% of the shares of common stock outstanding as of March 30, 2015) will be reserved and available for awards under the 2015 Plan. This represents a decrease of 10 million shares from the 50 million authorized in each of the two previous shareholder-approved performance incentive plans. In determining the number of shares proposed under the 2015 Plan, the Compensation Committee considered historical and potential future equity grant practices and potential shareholder dilution, among other factors. The Committee expects the proposed number of shares to be sufficient for anticipated equity awards, while providing the Company enough flexibility to use stock options or SARs in the future, if desired. The Company has historically used less than the approved plan amount. Unused shares will be canceled and will not roll over when the 2015 Plan terminates. The expected dilution is substantially below the average equity compensation dilution within the Company’s peer group of 9.8%.

If any award under the 2015 Plan is exercised, cashed out or forfeited, or terminates or expires, without payment being made in the form of common stock, the shares underlying those unpaid awards will no longer be available for distribution under the 2015 Plan. Similarly, shares that are used by an employee to pay withholding taxes or as payment for the exercise price of an award will no longer be available for distribution under the 2015 Plan. If a SAR or similar award based on spread value with respect to shares of common stock is exercised, the total number of shares of common stock with respect to which such award is granted (rather than only the net number of shares issued) will be deemed delivered for purposes of determining the maximum number of shares available for delivery under the Plan. Unless otherwise determined by the Compensation Committee, a recipient may exercise stock options by paying cash or tendering common stock to the Company in full or partial payment of the exercise price. No new awards will be made under the 2010 Plan after April 30, 2015, which is the day prior to the effective date of the 2015 Plan, except for certain adjustments or substitutions with respect to previous awards as described in “What happens to outstanding awards in the event of a corporate transaction?” below.

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PROPOSALS REQUIRING YOUR VOTE

What would happen in the event of a change in control?

The 2015 Plan provides that, in the event of a “change in control,” awards will not be paid unless the successor entity either (i) fails to assume or replace outstanding awards or (ii) assumes or replaces outstanding awards, but the participant’s employment is terminated by the successor entity for any reason other than “cause” or by the participant with “good reason” before the later of (a) two years from the date of the change in control or (b) the end of the LTIP performance cycle in which the change in control occurs. In the event of such double-trigger, the following treatment shall apply:

•      the restrictions applicable to outstanding restricted stock, RSUs, deferred stock units and other stock-based awards will lapse because these awards are based on completed performance;

•      all stock options and SARs will become fully vested and immediately exercisable; and

•      outstanding cash incentive awards will be vested and paid out on a prorated basis, based on (i) the greater of the target award amount or the average of the participant's last three years' awards for annual incentive awards and (ii) the target award amount for LTIP awards.

CHANGE IN CONTROL

¡  The 2015 Plan includes double-trigger vesting provision

¡  Awards will vest or become payable on an accelerated basis after a change in control only if they are not assumed or replaced or employment is terminated

¡  Upon a double-trigger, the value of prorated cash incentive award payments will be based on the target or average awards, rather than the maximum awards as under the 2010 Plan

The definition of “change in control” in the 2015 Plan is the same as in the 2010 Plan, as described in the “Payments upon Change in Control or Termination of Employment” section above on page 53.

If awards are not assumed or replaced in a corporate transaction, the outstanding stock options, SARs, restricted stock, RSUs, deferred stock units and other stock-based awards will be cashed out on the basis of the value of the consideration for common stock paid to other shareholders in connection with the change in control transaction, or, if no consideration is paid, the fair market value of a share of common stock immediately prior to a change in control, unless otherwise determined by the Compensation Committee or as required to comply with Internal Revenue Code Section 409A. The Compensation Committee may also make certain adjustments and substitutions in connection with a change in control or similar transactions or events as described below in “What happens to outstanding awards in the event of a corporate transaction?” below.

What types of awards are available under the 2015 Plan?

Annual and Long-Term Incentive Awards

Annual and long-term incentive awards may be granted under the 2015 Plan. Such awards will be earned only if corporate and business unit performance objectives over performance cycles, established by or under the direction of the Compensation Committee, are met. The performance objectives may vary from participant to participant, group to group and period to period. Awards that are intended to constitute “qualified performance-based compensation” (see discussion of “Federal Income Tax Consequences” below) will be based on satisfaction of performance objectives for one or more of the following: earnings per share (reported or adjusted diluted), total shareholder return, operating income, net income, revenue, adjusted net earnings, cash flow (reported or adjusted discretionary), return on equity, return on capital, net after-tax operating profit less the cost of capital, fair market value of shares of common stock, operating efficiency, operating expenses or consummation of acquisitions, dispositions, projects or other specific events or transactions. Awards may be paid in the form of cash, shares of common stock or any combination thereof, as determined by the Compensation Committee.

Restricted Stock

Shares of restricted common stock may be awarded under the 2015 Plan. The restricted stock will vest and become transferable upon the satisfaction of conditions set forth in the respective restricted stock award agreement. Restricted stock awards may be forfeited if, for example, the recipient’s employment terminates before the award vests. Except as specified in the restricted stock award agreement, the holder of a restricted stock award will have all the rights of a holder of common stock with respect to his or her restricted shares, including the right to receive dividends and vote such shares.

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Restricted Stock Units/Deferred Stock Units

Units representing the right to receive common stock, cash or both (as determined by the Compensation Committee) may also be awarded. RSUs and deferred stock units will vest upon the satisfaction of conditions set forth in the respective award agreements. RSUs and deferred stock units may be forfeited if, for example, the recipient’s employment terminates before the award vests. Unless otherwise specified in a RSU or deferred stock unit award agreement, the holder of a RSU or deferred stock unit award will have none of the rights of a holder of common stock until shares of common stock are actually delivered in satisfaction of such units.

Stock Options

The 2015 Plan will permit the grant of non-qualified stock options and incentive stock options (“ISOs”), which qualify for special tax treatment. The exercise price for any stock option will not be less than the fair market value of common stock on the date of grant. No stock option may be exercised more than 10 years after the date of grant.

Stock Appreciation Rights

SARs may also be granted either alone or in combination with stock options. SARs entitle the holder upon exercise to receive an amount in any combination of cash or shares of common stock (as determined by the Compensation Committee) equal in value to the excess of the fair market value of the shares covered by such right over the grant price. The grant price for SARs will not be less than the fair market value of the common stock on the date of grant. No SARs may be exercised more than 10 years after the date of grant.

Other Stock-Based Awards

The 2015 Plan also provides for other awards that are denominated in, valued by reference to, or otherwise based on or related to common stock. The terms of grant, purchase, exercise, exchange or conversion of other stock-based awards will be specified by the Compensation Committee. These awards may include, for example, performance shares that entitle the recipient to receive, upon satisfaction of performance goals or other conditions, a specified number of shares of common stock or the cash equivalent of those shares. Where the value of such stock-based award is based on the difference between the fair market value of the shares covered by such award and the exercise price, the grant price for such award will not be less than the fair market value on the date of grant. Awards will have a term of no more than 10 years.

Dividend and Dividend Equivalents

The Compensation Committee may provide for the payment of dividends on shares of common stock (including restricted stock) granted in connection with awards or dividend equivalents with respect to any shares of common stock subject to an award (such as a RSU award) that have not actually been issued under the award. In the case of unvested awards that vest based on the satisfaction of performance goals, dividends or dividend equivalents will not be paid before the Compensation Committee determines that all performance goals associated with such awards have been satisfied.

What happens to outstanding awards in the event of a corporate transaction?

In the event of any transaction or event that affects the common stock, including a merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off or issuance of rights or warrants, the Compensation Committee is authorized to make appropriate adjustments or substitutions with respect to awards granted under the 2015 Plan. It is intended that these adjustments and substitutions would only be those the Compensation Committee determines are appropriate to reflect the occurrence of such transaction or event to maintain substantially the same award value.

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Such adjustments may include adjustments to the number and kind of securities reserved for issuance under the 2015 Plan, the limits on awards described in the 2015 Plan, performance goals and performance cycles of any outstanding performance-based awards and the number and kind of securities subject to outstanding awards and, if applicable, the grant or exercise price or spread value of outstanding awards. In the event of an applicable transaction, the Compensation Committee will also have the authority to:

•	grant awards (including stock options, SARs and other stock-based awards) with a grant price that is less than fair market value on the date of grant (notwithstanding any other provisions of the 2015 Plan that options, SARs, and other stock-based awards may not have an exercise price less than fair market value), but only in order to preserve an existing gain under any similar type of award previously granted by the Company or another entity;

•	cancel or adjust the terms of an outstanding award (except as otherwise provided under an award agreement), if appropriate to reflect a substitution of an award of equivalent value granted by another entity;

•	make certain adjustments in connection with a spin-off or similar transaction, including (i) imposing restrictions on a distribution with respect to restricted stock or similar awards and (ii) substituting comparable stock options to purchase the stock of another entity or substitution of comparable SARs, RSUs, deferred stock units or other stock-based awards denominated in the stock of another entity (in which case such stock of another entity will be treated in the same manner as common stock under the 2015 Plan), which may be settled in various forms, as determined by the Compensation Committee, including cash, common stock, stock of another entity or other securities or property; and

•	provide for payment of outstanding awards in cash (including cash in lieu of fractional awards).

Any adjustments, substitutions or other actions described above that are made or taken in connection with corporate transactions or events described above and that affect outstanding awards previously granted under the 2005 Performance Incentive Plan or the 2010 Plan will be deemed made pursuant to such plan under which the award was granted and from shares of common stock reserved under such plan rather than from those available for awards under the 2015 Plan. The number of shares of common stock subject to awards granted in substitution of awards of an acquired company or business or a company or business with which the Company or an affiliate combines will not be counted against the shares of common stock available for distribution under the 2015 Plan.

Who administers the plan?

The Compensation Committee (or a subcommittee thereof) will administer the 2015 Plan. The Compensation Committee will select the groups of eligible employees to whom awards will be granted and will set the terms of such awards, including any performance goals applicable to annual and long-term incentive awards. The Compensation Committee may delegate its authority and power under the 2015 Plan to one or more officers of the Company, subject to guidelines prescribed by the Compensation Committee, but only to the extent consistent with Section 16 of the Exchange Act, Section 162(m) of the Internal Revenue Code and any other securities law requirements.

Federal Income Tax Consequences

Restricted Stock

The recognition of income from an award of restricted stock for federal income tax purposes depends on the restrictions imposed on the shares. Generally, taxation will be deferred until the first taxable year the shares are no longer subject to substantial risk of forfeiture. At the time the restrictions lapse, the employee will recognize ordinary income equal to the then fair market value of the stock. The employee may, however, make an election to include the value of the shares in gross income in the year of award despite such restrictions. The Company will generally be entitled to deduct the fair market value of the shares transferred to the employee as a business expense in the year the employee includes the compensation in income.

RSUs/Deferred Stock Units

Generally, an employee will not recognize ordinary income until common stock, cash or other property become payable under the RSU or deferred stock unit, even if the award vests in an earlier year. The Company will generally be entitled to deduct the amount the employee includes in income as a business expense in the year of payment.

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Non-Qualified Stock Options

Non-qualified stock options will not be taxable to an employee at grant but generally will result in taxation at exercise, at which time the employee will recognize ordinary income in an amount equal to the difference between the option’s exercise price and the fair market value of the shares on the exercise date. The Company will generally be entitled to deduct a corresponding amount as a business expense in the year the employee recognizes this income.

Incentive Stock Options

An employee will generally not recognize ordinary income on receipt or exercise of an ISO so long as he or she has been an employee of the Company, its subsidiaries or its affiliates from the date the ISO was granted until three months before the date of exercise; however, the amount by which the fair market value of the shares on the exercise date exceeds the exercise price is an adjustment in computing the employee’s alternative minimum tax in the year of exercise. If the employee holds the shares of common stock received on exercise of the ISO for one year after the date of exercise (and for two years from the date of grant of the ISO), any difference between the amount realized upon the disposition of the shares and the amount paid for the shares will be treated as long-term capital gain (or loss, if applicable) to the employee. If the employee exercises an ISO and satisfies these holding period requirements, the Company may not deduct any amount in connection with the ISO.

If an employee exercises an ISO but engages in a “disqualifying disposition” by selling the shares acquired on exercise before the expiration of the one and two-year holding periods described above, the employee generally will recognize ordinary income (for regular income tax purposes only) in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price; and any excess of the amount realized on the disposition over the fair market value on the date of exercise will be taxed as long- or short-term capital gain (as applicable). If, however, the fair market value of the shares on the date of disqualifying disposition is less than on the date of exercise, the employee will recognize ordinary income equal only to the difference between the amount realized on the disqualifying disposition and the exercise price. In either event, the Company will generally be entitled to deduct an amount equal to the amount constituting ordinary income to the employee in the year of the disqualifying disposition.

Stock Appreciation Rights

To the extent that the requirements of the Internal Revenue Code are met, there are no immediate tax consequences to an employee when a SAR is granted. When an employee exercises the right to the appreciation in fair market value of shares represented by a SAR, payments made in common stock are normally includable in the employee’s gross income for regular income tax purposes. The Company will generally be entitled to deduct the same amount as a business expense in the same year. The includable amount and corresponding deduction each equal the fair market value of the common stock payable on the date of exercise.

Other Stock-Based Awards/Incentive Awards

Any cash payments or the fair market value of any common stock or other property an employee receives in connection with other stock-based awards, incentive awards or as unrestricted payments equivalent to dividends on unfunded awards or on restricted stock are includable in income in the year received or made available to the employee without substantial limitations or restrictions. Generally, the Company will be entitled to deduct the amount the employee includes in income as a business expense in the year of payment.

Deductibility of Awards

Internal Revenue Code Section 162(m) places a $1,000,000 annual limit on the compensation deductible by the Company paid to certain of its executives. The limit, however, does not apply to “qualified performance-based compensation.” Awards of stock options, SARs and certain other “performance-based compensation” awards under the 2015 Plan are intended to qualify for the performance-based compensation exception to the deductibility limit. Although the Compensation Committee considers tax deductibility in making compensation decisions, the Compensation Committee does not believe that compensation decisions should be determined solely by how much compensation is deductible for federal income tax purposes. As a result, the Compensation Committee has authorized, and retains the discretion to authorize, payments that may not be deductible if it believes that they are in the best interests of the Company and its shareholders.

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Deferred Compensation

Any deferrals made under the 2015 Plan, including awards granted under the 2015 Plan that are considered to be deferred compensation, are intended to satisfy the requirements of Internal Revenue Code Section 409A to avoid adverse tax consequences to participating employees. These requirements include limitations on election timing, acceleration of payments and distributions.

Other Tax Consequences

State tax consequences may in some cases differ from those described above. Awards under the 2015 Plan may in some instances be made to employees who are subject to tax in jurisdictions other than the United States and may result in tax consequences differing from those described above.

Other Information

If approved by shareholders, the 2015 Plan will be effective on May 1, 2015, and, except as otherwise provided by the Board, no awards will be made under the 2015 Plan after May 31, 2020. Any awards granted on or before May 31, 2020 may extend beyond May 31, 2020.

The Board may amend or terminate the 2015 Plan and the Compensation Committee may amend any award thereunder, provided that no amendment will be made without shareholder approval if shareholder approval is required under applicable law, regulation or stock exchange rule. Amendments may not be made without shareholder approval if they (i) reprice an award in any manner that reduces the exercise price of any stock option or similar award; (ii) cancel, substitute, or repurchase any stock option or similar award in exchange for cash or other awards at a time when the exercise price of such stock option or similar award is higher than the fair market value of Company common stock (except as may be necessary to comply with a change in the laws, regulations or accounting principles of a foreign country applicable to participants subject to the laws of such foreign country); or (iii) increase the number of shares of common stock available under the 2015 Plan.

On March 30, 2015, the closing price of Altria’s common stock was $50.53.

The Board recommends a vote “FOR” approval of the

2015 Performance Incentive Plan.

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PROPOSAL 3 – APPROVAL OF THE 2015 STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

Introduction

The annual equity awards granted to our directors (see page 19) are made pursuant to the current Stock Compensation Plan for Non-Employee Directors, which was approved by shareholders in 2005 (“Stock Compensation Plan”). Under the terms of the Stock Compensation Plan, no awards can be made after the awards made immediately following the 2015 Annual Meeting. Consequently, on February 25, 2015, the Board adopted the 2015 Stock Compensation Plan for Non-Employee Directors (the “2015 Non-Employee Director Plan”), subject to approval of the Company’s shareholders. A copy of the 2015 Non-Employee Director Plan is attached to this Proxy Statement as Exhibit B.

The 2015 Non-Employee Director Plan is intended to be the successor to the Stock Compensation Plan. No awards can be made under the 2015 Non-Employee Director Plan unless it is approved by shareholders.

The purposes of the Plan are (i) to assist the Company in promoting the alignment of interest between the Company’s non-employee directors and the Company’s shareholders and (ii) to assist the Company in attracting and retaining non-employee directors by affording them an opportunity to share in the future successes of the Company.

Highlights of the 2015 Non-Employee Director Plan

The following table highlights key provisions of the 2015 Non-Employee Director Plan and the changes as compared to the current Stock Compensation Plan:

	2015 Non-Employee Director Plan	Current Stock Compensation Plan
Minimum Vesting Period	12 months for awards not fully vested at grant	6 months for awards not fully vested at grant
Share Recycling	Prohibited	Permitted
Option Repricing

Prohibited; the plan also includes a prohibition on the buy back, cancellation or substitution of underwater stock options or similar stock-based awards in exchange for cash or other stock awards without shareholder approval

Prohibited

Other key terms of the 2015 Non-Employee Director Plan remain the same as the current Stock Compensation Plan:

Shares Available	1 million shares
Duration	10 years
Administration	Nominating, Corporate Governance and Social Responsibility Committee (comprised of independent directors)

Summary of the 2015 Non-Employee Director Plan

The following general description of material features of the 2015 Non-Employee Director Plan is qualified in its entirety by reference to the provisions of the 2015 Non-Employee Director Plan set forth in Exhibit B.

Who may receive awards under the 2015 Non-Employee Director Plan?

Only members of the Board who are not full-time employees of the Company or its subsidiaries will be granted awards under the 2015 Non-Employee Director Plan. At present, 10 non-employee directors will be granted awards under the 2015 Non-Employee Director Plan if it is approved by shareholders.

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How many shares will be reserved for awards?

One million shares of common stock (approximately 0.051% of the shares of common stock outstanding as of March 30, 2015) will be reserved and available for awards under the 2015 Non-Employee Director Plan. No shares will remain available for new awards under the current Stock Compensation Plan after the awards made immediately following the 2015 Annual Meeting.

If any stock option or other stock-based award under the 2015 Non-Employee Director Plan is exercised, cashed out or forfeited, or terminates or expires, without payment being made in the form of common stock, the shares subject to such award will not again be available for distribution under the 2015 Non-Employee Director Plan. Similarly, shares that are used by a non-employee director to pay withholding taxes or as payment for the exercise price of an award thereunder will not again be available for distribution under the 2015 Non-Employee Director Plan. As determined by the Nominating, Corporate Governance and Social Responsibility Committee, stock options may be exercised by payment in cash or by tendering common stock to the Company in full or partial payment of the exercise price.

What will non-employee directors receive?

On the day of each Annual Meeting of Shareholders starting in 2016, non-employee directors serving as such will each receive shares of common stock having an aggregate fair market value of $175,000 or greater (with any fractional share being rounded up to the next whole share), as determined by the Nominating, Corporate Governance and Social Responsibility Committee or the Board. These awards may be paid in the form of cash, fully vested shares of common stock, stock options, other stock-based awards or any combination thereof, as determined by the Nominating, Corporate Governance and Social Responsibility Committee. Other stock-based awards are awards denominated in, valued in whole or in part by reference to, or otherwise based on or related to, the common stock.

What are the general terms of stock options and other stock-based awards?

If the annual award is made in the form of stock options or similar other stock-based awards, the exercise price of each such award will be the fair market value of a share of common stock on the date of grant. The term of each stock option or similar other stock-based award will be 10 years. Each stock option or other stock-based award will vest in not less than 12 months from the date of the grant. Such awards will be forfeited if the participant ceases to be a non-employee director during any vesting period.

Will non-employee directors be required or permitted to defer shares?

The Nominating, Corporate Governance and Social Responsibility Committee may require or permit a participant to defer the receipt of shares of common stock under the 2015 Non-Employee Director Plan. Non-employee directors may elect to defer the receipt of the shares of common stock awarded by timely filing an election to establish a notional deferred stock account in compliance with applicable tax rules and procedures established by the Nominating, Corporate Governance and Social Responsibility Committee. Each share of deferred common stock (“deferred stock”) credited to such an account represents an unfunded obligation of the Company to issue a share of common stock on a future payment date. The shares of deferred stock will earn dividend equivalents in the same amounts as cash dividends paid on shares of common stock, and these amounts will be invested in additional shares of deferred stock. As of the effective date of the 2015 Non-Employee Director Plan, a participant’s deferred stock account will include any amounts held in the participant’s deferred stock account under a prior non-employee director plan immediately before such effective date.

What happens to outstanding awards in the event of a corporate transaction?

In the event of any transaction or event that affects the common stock or any other securities by reference to which any portion of an award is measured, including a merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off or issuance of rights or warrants, the Nominating, Corporate Governance and Social Responsibility Committee is authorized to make appropriate adjustments or substitutions with respect to awards granted under the 2015 Non-Employee Director Plan. It is intended that these adjustments and substitutions would only be those the Nominating, Corporate Governance and Social Responsibility Committee determines are appropriate to reflect the occurrence of such transaction or event to maintain substantially the same award value.

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Such adjustments may include adjustments to the number and kind of securities reserved for issuance under the 2015 Non-Employee Director Plan, awards under the 2015 Non-Employee Director Plan, the number and kind of securities subject to outstanding awards and, if applicable, to the grant or exercise prices of outstanding awards. The Nominating, Corporate Governance and Social Responsibility Committee is also authorized to provide for payment of outstanding awards in cash (including cash in lieu of fractional awards).

Who administers the 2015 Non-Employee Director Plan?

The Nominating, Corporate Governance and Social Responsibility Committee (or a subcommittee thereof) will administer the 2015 Non-Employee Director Plan. The 2015 Non-Employee Director Plan authorizes the Nominating, Corporate Governance and Social Responsibility Committee to delegate such administrative functions as it deems appropriate.

Federal Income Tax Consequences

Common Stock

Awards of fully vested shares of common stock are taxable to the non-employee director in the year awarded unless he or she has timely filed an election to defer receipt of the shares, in which case taxation occurs in the year received. The Company will generally be entitled to deduct a corresponding amount as a business expense in the year the non-employee director recognizes this income.

Stock Options

Any stock options granted under the 2015 Non-Employee Director Plan will not be taxable to a non-employee director at grant but will result in taxation at exercise, at which time the non-employee director will recognize ordinary income in an amount equal to the difference between the option’s exercise price and the fair market value of the shares on the exercise date. The Company will generally be entitled to deduct a corresponding amount as a business expense in the year the non-employee director recognizes this income.

Other Stock-Based Awards

In general, other stock-based awards, such as restricted stock or RSUs, are not taxable to the director at grant, but are taxable as ordinary income at a later date. Restricted stock is generally taxed when the restrictions lapse, and RSUs are generally taxed when the award is paid. The Company will generally be entitled to deduct the amount the director includes in income as a business expense in the year of vesting or payment.

Deferred Compensation

Any deferrals made under the 2015 Non-Employee Director Plan are intended to satisfy the requirements of Internal Revenue Code Section 409A to avoid adverse tax consequences to participating directors. These requirements include limitations on election timing, acceleration of payments and distributions.

Other Tax Consequences

State tax consequences may in some cases differ from those described above. Awards under the 2015 Non-Employee Director Plan may in some instances be made to directors who are subject to tax in jurisdictions other than the United States and may result in tax consequences differing from those described above.

Other Information

If approved by shareholders, the 2015 Non-Employee Director Plan will be effective on the day following the 2015 Annual Meeting and will expire after the awards made immediately following the 2025 Annual Meeting of Shareholders, unless terminated earlier or extended by the Board. Any awards granted before the 2015 Non-Employee Director Plan expires or is terminated may extend beyond the expiration or termination date.

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The Board may amend or terminate the 2015 Non-Employee Director Plan and the Nominating, Corporate Governance and Social Responsibility Committee may amend any award thereunder, provided that no amendment will be made without shareholder approval if shareholder approval is required under applicable law, regulation or stock exchange rule. Amendments may not be made without shareholder approval if they (i) reprice an award in a manner that reduces the exercise price of any stock option or similar other stock-based award; (ii) cancel, substitute, or repurchase any stock option or similar other stock-based award in exchange for cash or other awards at a time when the exercise price of such stock option or similar other stock-based award is higher than the fair market value of Company common stock (except as may be necessary to comply with a change in the laws, regulations or accounting principles of a foreign country applicable to participants subject to the laws of such foreign country); or (iii) increase the number of shares of Company common stock available under the 2015 Non-Employee Director Plan.

The following table sets forth benefits to be received by non-employee directors on an annual basis starting in 2016:

New Plan Benefits

2015 Non-Employee Director Plan

	Value ($)	Number of Shares of Common Stock (2)
Each individual non-employee director	175,000	3,464
Non-employee directors as a group (10 in total) (1)	1,750,000	34,640

(1)	Assumes no change in the number of non-employee directors and that each non-employee director remains in office.

(2)	The number of shares of common stock shown is based on the closing price of Altria’s common stock on March 30, 2015, which was $50.53 per share.

The table above reflects benefits expected to be received by non-employee directors in 2016; however, for 2016 and future years, the fair market value of non-employee directors’ awards may exceed $175,000, as determined by the Nominating, Corporate Governance and Social Responsibility Committee or the Board, and such awards will be paid in the form determined by the Nominating, Corporate Governance and Social Responsibility Committee.

On March 30, 2015, the closing price of Altria’s common stock was $50.53 per share.

The Board recommends a vote “FOR” approval of the

2015 Stock Compensation Plan for Non-Employee Directors.

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Equity Compensation Plan Information

The following table provides information as of December 31, 2014 with respect to shares of Altria common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options and Vesting of Deferred Stock (a)	Weighted Average Exercise Price of Outstanding Options (b)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (c)
Equity compensation plans approved by shareholders (1)	73,271 (2)	–	44,996,768 (3)

(1)	The following plans have been approved by Altria shareholders and have shares referenced in column (a) or column (c): the 2010 Performance Incentive Plan and the Stock Compensation Plan for Non-Employee Directors.

(2)	Represents 73,271 shares of deferred stock.

(3)	Includes 44,518,983 shares available under the 2010 Performance Incentive Plan and 477,785 shares available under the Stock Compensation Plan for Non-Employee Directors, and excludes shares reflected in column (a). No shares will be available for new grants or awards after April 30, 2015 under the 2010 Performance Incentive Plan or immediately following the awards made after the 2015 Annual Meeting under the Stock Compensation Plan for Non-Employee Directors.

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PROPOSAL 4 – RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As reflected in the Audit Committee Charter, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has selected PricewaterhouseCoopers as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 and has directed that management submit such selection to shareholders for ratification at the 2015 Annual Meeting. Representatives of PricewaterhouseCoopers are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

The Audit Committee has the sole authority to approve all engagement fees and terms associated with the retention of PricewaterhouseCoopers. In addition to assuring the regular rotation of the audit partners as required by law, the Audit Committee is responsible for reviewing and evaluating the lead partner and senior members of the independent registered public accounting firm and considers whether, in order to assure continuing auditor independence, there should be a rotation of the independent registered public accounting firm. The Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.

Shareholder ratification of the selection of PricewaterhouseCoopers as the Company’s independent registered public accounting firm is not required by the Company’s By-Laws or otherwise. However, we are submitting the selection of PricewaterhouseCoopers to the shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

The Board recommends a vote “FOR” ratification of the selection of PricewaterhouseCoopers.

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PROPOSAL 5 – NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related regulations provide shareholders with a non-binding advisory vote to approve the compensation of the Company’s named executive officers, as such compensation is disclosed in this Proxy Statement. In response to the preference expressed by the Company’s shareholders at the Company’s 2011 Annual Meeting of Shareholders, the Board adopted a policy of holding this non-binding advisory vote annually.

At our 2014 Annual Meeting, nearly 94% of the shares voted were cast in support of the compensation of the Company’s named executive officers. The Company recommends that shareholders again approve and support the decisions pertaining to the compensation of the Company’s named executive officers and the Company’s executive compensation program. The Company believes that its executive compensation program successfully aligns the interests of the Company’s named executive officers with the interests of our shareholders by promoting the Company’s Mission and business strategies, rewarding the successful execution of those strategies in a fair and financially disciplined manner and supporting the ability to attract, develop and retain world-class leaders.

This alignment of interests was demonstrated during the compensation performance period ending in 2014. Under the leadership of our named executive officers, the Company achieved significant success during the year on both an absolute basis and a relative basis as compared to the 2014 Altria Peer Group, and our shareholders benefited from that success through strong TSR, solid adjusted diluted EPS growth and increased dividends. These successes are summarized on pages 28 and 29.

The Company encourages shareholders to review carefully the Compensation Discussion and Analysis and accompanying compensation tables and narrative discussion beginning on page 27 for a more detailed description of the Company’s executive compensation program and decisions, including the Company’s pay-for-performance philosophy and alignment. The Company also encourages shareholders to consider the following important aspects of the Company’s executive compensation program when voting on this proposal:

•	A significant portion of our named executive officers’ compensation consists of at-risk variable compensation. Executives at higher organizational levels have a higher corresponding proportion of their compensation that is variable, based on the performance of the Company. For example, in 2014, approximately 90% of our Chairman and CEO’s compensation, net of benefits, consisted of such at-risk variable compensation.

•	The Company’s compensation of its named executive officers reflects a mix of annual and long-term compensation to appropriately reward the achievement of both annual goals and objectives and long-term performance aspirations. The long-term compensation programs encourage long-term focus by establishing a three-year, end-to-end performance cycle for our long-term cash incentive plan and multi-year vesting periods of three and sometimes five years for restricted stock awards.

•	The Company’s executive compensation program design also reflects a mix of cash and equity compensation that seeks to discourage actions that are driven solely by our stock price to the detriment of strategic goals and to minimize the potentially dilutive nature of equity compensation on shareholder value.

•	The Company establishes multiple performance measures for both its annual and long-term cash incentive plans. The nature and timing of these performance measures are further discussed in the Compensation Discussion and Analysis.

•	The Compensation Committee regularly reviews the Company’s executive compensation program. This includes review of program objectives and design and review of benchmarking data on executive compensation generally, as well as the compensation of our Chairman and CEO.

•	The Company has a “clawback” policy providing for the adjustment or recovery of compensation if we must restate our financial statements and find that an executive has received more compensation than would have been paid absent the incorrect financial statements.

•	The Company does not pay tax gross-ups to its executives, including its named executive officers.

•	The Company does not presently enter into, nor does it presently have, employment agreements with its senior executives, including its named executive officers.

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•	The Company has established stock ownership guidelines under which its executives, including the named executive officers, are expected to hold until their termination of employment common stock in an amount equal to a multiple of their base salary as determined by their position. For example, our Chairman and CEO is expected to hold a number of shares equal to 12 times his base salary.

•	The Company has established a policy prohibiting its executive officers, including its named executive officers, from engaging in hedging activities with respect to our stock.

Pursuant to Section 14A of the Exchange Act, shareholders are being asked to vote on the following non-binding resolution:

“RESOLVED, that shareholders of Altria Group, Inc. approve on an advisory basis the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the compensation tables, related footnotes and narrative discussion of this Proxy Statement.”

The Board recommends a vote “FOR” this proposal.

This vote is not binding upon the Company, the Board or the Compensation Committee. Nevertheless, the Compensation Committee values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Company currently intends to hold the next non-binding advisory vote to approve the compensation of the Company’s named executive officers at the Company’s 2016 Annual Meeting of Shareholders (the “2016 Annual Meeting”), unless the Board modifies its policy of holding a non-binding advisory vote to approve the compensation of the Company’s named executive officers on an annual basis.

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PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 6 –	SHAREHOLDER PROPOSAL REGARDING POLICY ON MIGRANT LABOR IN THE TOBACCO SUPPLY CHAIN

The Province of St. Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, Wisconsin 53233, claiming beneficial ownership of Altria common stock with a market value of at least $2,000, together with two co-proponents, submitted the proposal set forth below. The names, addresses and shareholdings of the co-proponents will be furnished upon request made to the Corporate Secretary of the Company. The Company is not responsible for the content of the shareholder proposal, which is printed below exactly as it was submitted.

WHEREAS, with U.S. immigration reform stymied, undocumented workers (often the main workforce in many agricultural areas) can be exploited. In their country of origin they often must pay contract labor brokers thousands of dollars to cross our borders; once here, they often are under the control of other labor contractors in order to work on U.S. farms. This practice results in forms of forced and compulsory labor on many, if not most, U.S. farms, including tobacco farms.

The Centro de los Derechos del Migrante, Inc. a migrant workers’ rights organization, has showed that 58% of foreign-sourced workers reported paying a recruitment fee. Of this practice the Department of Labor stated: “If your suppliers use labor brokers to recruit and place migrant labor, you may be at risk for forced labor and trafficking in your supply chains” (http://www.dol.gov/ilab/child-forced-labor/step2/step2_5.htm).

The Governing Body of the International Labour Office released its “Recommendation on Supplementary Measures for the Effective Suppression of Forced Labour” (May, 2014). It stated: “the prohibition of forced or compulsory labour forms part of the body of fundamental rights, and that forced or compulsory labour violates the human rights and dignity of millions of women and men, girls and boys” and “contributes to the perpetuation of poverty and stands in the way of the achievement of decent work for all.” In Article 2 it addressed the need of “protecting persons, particularly migrant workers, from possible abusive and fraudulent practices during the recruitment and placement process.”

In Section 8, under “Protection” the Recommendation asks that measures should be taken “to eliminate abuses and fraudulent practices by labour recruiters and employment agencies such as: (1) eliminating the charging of recruitment fees to workers; (b) requiring transparent contracts that clearly explain terms of employment and conditions of work; [and] (c) establishing adequate and accessible complaint mechanisms.”

RESOLVED, shareholders request Altria Group Inc.’s Board of Directors create a policy that all its suppliers throughout its tobacco procurement supply chain verify (with independent monitoring) their commitment and compliance regarding non-employment, directly or indirectly, of laborers who have had to pay to cross the U.S. border to work or, once here, to work on U.S. farms.

Supporting Statement

Shareholders recommend this policy be Altria’s way of ensuring implementation of the 2014 Protocol Recommendation on Supplementary Measures for the Effective Suppression of Forced Labour of the ILO, pertinent U.S. law and the UN Guiding Principles for Business and Human Rights.

Despite tobacco companies’ insistence workers in their supply chains do not pay fees the problem noted above continues; thus this shareholder resolution. A 2014 report by Northwestern University’s Urban Institute stated: “The size of the agriculture community is significant, and given the vulnerability of foreign workers’ legal status, limited education background, and linguistic and geographic isolation and lack of local law enforcement involvement in proactively investigating criminal labor complaints, farmworkers may be especially vulnerable to labor trafficking.” http://www.urban.org/UploadedPDF/413249-Labor-Trafficking-in-the-United-States.pdf

78    ALTRIA GROUP, INC. – Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

The Board recommends a vote “AGAINST” this shareholder proposal.

Altria and its tobacco operating companies take tobacco supply chain issues seriously, including issues of forced or compulsory labor. We address farm labor issues using a comprehensive approach that includes a focus on our Supplier Code of Conduct, compliance with state and federal law throughout the tobacco supply chain and stakeholder engagement.

PM USA and USSTC expect their contracted domestic tobacco growers to comply with Altria’s Supplier Code of Conduct and U.S. Tobacco Good Agricultural Practices (“GAP”) Guidelines. Both the Supplier Code of Conduct and the GAP Guidelines prohibit the use of forced and compulsory labor. The Supplier Code of Conduct is available at www.altria.com and the GAP Guidelines are available at www.gapconnections.com.

Additionally, PM USA’s and USSTC’s domestic procurement contracts require that tobacco growers comply with all applicable laws and other requirements related to tobacco farm labor practices, including compliance with laws and regulations addressing forced and compulsory labor. These contracts also address tobacco growers’ use of foreign farm workers with temporary work visas who are employed by farm labor contractors (“FLCs”). Specifically, PM USA’s and USSTC’s contracts require growers who utilize FLCs to use only FLCs registered with the U.S. Department of Labor (“DOL”). PM USA and USSTC believe that DOL registration enhances the opportunity for FLC compliance with applicable laws, including the restrictions against collecting recruiting fees from foreign farm workers with temporary work visas.

Our companies are also actively engaged with growers and other stakeholders on a wide range of labor management issues, including the collection of recruiting fees. For example, Altria’s service company (Altria Client Services) is an active and founding member of the Farm Labor Practices Group (“FLPG”), a multi-stakeholder group representing tobacco product manufacturers, leaf suppliers, growers, workers, faith-based organizations and the DOL. Altria Client Services leads the training and education taskforce of the FLPG, which, in partnership with the DOL and a third party (GAP Connections), has implemented enhanced GAP labor management training. This training will be made available to an estimated 10,000 tobacco growers in 11 states in 2015. As part of this training, PM USA and USSTC provide growers with materials specifying that employers may not seek or receive payment of any kind from temporary foreign farm workers related to obtaining temporary work visas.

Assessing growers’ contractual compliance is a critical component of our approach. PM USA and USSTC use company representatives and an independent third party to assess growers’ farm labor management practices, confirm completion of grower training and, where applicable, verify that a copy of the DOL FLC Certificate of Registration is available. More information about our supply chain management programs, including aggregated assessment results, is available at www.altria.com.

Altria believes its companies are responsibly addressing forced and compulsory labor issues through their current programs and that the actions requested by the proponents would impose additional and unnecessary burdens and costs on Altria and would not be in the best interests of shareholders.

The Board recommends a vote “AGAINST” this shareholder proposal.

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PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 7 –	SHAREHOLDER PROPOSAL REGARDING PREPARATION OF HEALTH EFFECT AND CESSATION MATERIALS FOR POOR AND LESS FORMALLY EDUCATED TOBACCO CONSUMERS

CHE Trinity Health, 766 Brady Avenue, Apt. 635, Bronx, New York 10462, claiming beneficial ownership of Altria common stock with a market value of at least $2,000, together with four co-proponents, submitted the proposal set forth below. The names, addresses and shareholdings of the co-proponents will be furnished upon request made to the Corporate Secretary of the Company. The Company is not responsible for the content of the shareholder proposal, which is printed below exactly as it was submitted.

WHEREAS, tobacco-use, poverty and lower-educational levels are intrinsically linked. The World Health Organization states: “Tobacco and poverty have become linked in a vicious circle, through which tobacco exacerbates poverty and poverty is also associated with higher prevalence of tobacco use. Several studies from different parts of the world have shown that smoking and other forms of tobacco use are much higher among the poor.”

www.who.int/tobacco/research/economics/rationale/poverty/en/> ;

WHEREAS, according to a January 2104 report from the Centers for Disease Control and Prevention, in 2012 an estimated 42.1 million of U.S. adults were current cigarette smokers. Overall smoking prevalence declined from 20.9% in 2005 to 18.1% in 2012. By race/ethnicity, prevalence was highest among respondents reporting multiple races (26.1%) and lowest among Asians (10.7%). By education, prevalence was highest among persons with a graduate education development certificate (41.9%) and lowest among those with a graduate (5.9%) or undergraduate (9.1%) degree. Prevalence was significantly higher among persons living below the poverty level (27.9%) than those living at or above this level (17.0%). Respondents who reported having a disability/limitation with activities of daily living (disability/limitation) had a significantly higher prevalence (22.7%) than those with no disability/limitation (16.5%);

WHEREAS, the CDC stated: “Variations across racial/ethnic groups might be attributable, in part, to targeted tobacco product marketing or differences in the social acceptability of smoking, whereas disparities by education might be related to differences in understanding of the health hazards of smoking and increased vulnerability to tobacco marketing. Differences by disability/limitation status might be attributable, in part, to smoking-attributable disability in smokers and increased stress associated with disabilities. The high smoking prevalence observed among some population groups underscores the need for enhanced implementation and reach of proven strategies to prevent and reduce tobacco use among these groups.”

http://www.cdc.gov/mmwr/preview/mmwrhtml/mm6302a2.htm;

WHEREAS, Altria’s 2013 Corporate Responsibility Report includes information on cessation resources and research the Company supports; however there is no disclosure on efforts to reach populations where smoking prevalence is higher;

RESOLVED, the Board of Directors of Altria initiate efforts within six months of the annual meeting to prepare appropriate materials (similar to the success that has been noted with parallel materials for youth) informing tobacco users who live below the poverty line or have little formal education of the health consequences of smoking our products along with market-appropriate cessation materials. A report on this material’s preparation and method of distribution shall be made available to requesting shareholders, at an appropriate cost, within one year of the 2015 annual meeting.

80    ALTRIA GROUP, INC. – Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

The Board recommends a vote “AGAINST” this shareholder proposal.

Altria believes the wide variety of current communication programs sponsored by multiple parties address the objectives of this proposal. These programs include communications that reflect the conclusions of public health authorities and that are available to a broad audience of adult tobacco consumers, including those tobacco consumers identified in this proposal.

To begin, our tobacco operating companies comply with all federal laws and regulations requiring health warnings on the tobacco products they sell. Congressionally-mandated health warnings have been on cigarette packs since 1966 and cigarette brand advertising since 1972. Similar warning requirements have been in place since 1986 for smokeless tobacco products and since 2000 for cigars.

In addition, our tobacco operating companies’ websites provide information on tobacco use and health and links to reports by public health officials. For example, PM USA’s website provides access to the U.S. Surgeon General’s reports on smoking and tobacco use. PM USA also previously placed national television, radio and print advertisements and affixed miniature brochures to cigarette packs concerning the health risks of cigarette smoking. PM USA similarly uses cigarette pack tear tape as a way to communicate information about cigarette smoking to adult cigarette smokers.

Further, our tobacco operating companies help connect adult tobacco consumers who have decided to quit with expert quitting information through an online resource called QuitAssist®. QuitAssist® began in 2004 as a program offered by PM USA that included a printed guide and website. Since its launch, the QuitAssist® website has received over 3.2 million visits and PM USA has distributed more than 6.5 million printed resource guides. PM USA’s efforts over time to raise awareness of the QuitAssist® resource among adult cigarette smokers also have included national television, print, radio and online advertising. PM USA also placed over 1.6 billion miniature brochures on cigarette packs over a five-year period highlighting QuitAssist®. Today, our tobacco operating companies provide the QuitAssist® website address on their corporate and product websites and in direct mail materials. Visitors to the QuitAssist® website can find the national quit line number, 1-800-QUIT-NOW, a link to the National Cancer Institute’s web resource, www.smokefree.gov, and several other tools and resources.

In addition to our tobacco operating companies’ efforts, public health authorities for years have worked to increase public awareness about the health risks of tobacco product use and encourage cessation. Recently, the Centers for Disease Control (“CDC”) and the FDA have launched broad public education campaigns to make progress in these areas. The states also play an important role through their cessation programs and other tobacco control efforts.

Since 2012, the CDC has run its public education campaign, Tips From Former Smokers. The goal of this national campaign is to educate the public about the harmful effects of smoking and encourage quitting. During the campaign’s first year in 2012, the CDC spent $54 million on television, radio, billboard, online, movie theater, magazine and newspaper advertisements. In 2013, the CDC launched a new round of ads. According to the CDC, this 16-week, $48 million effort included national ads in all 210 U.S. television markets and produced more than 150,000 additional calls to 1-800-QUIT-NOW and nearly 2.8 million additional visitors to the campaign’s website (www.cdc.gov/tips). A third round of ads ran for nine weeks during the summer of 2014.

In 2011, the FDA announced its plans to spend approximately $600 million over five years to educate the public about the health risks associated with tobacco product use, to reduce initiation and to encourage cessation. The FDA’s first campaign began in 2014 and focused on youth aged 12 to 17 who are smoking or experimenting with cigarettes. The FDA has stated that future campaigns will focus on other at-risk groups, including adults who are established smokers. Annual user fees paid by tobacco product manufacturers to the FDA entirely fund these education campaigns. Through 2014, our two regulated tobacco companies, PM USA and USSTC, have paid approximately half of the user fees.

Altria believes that the matter raised in this proposal is currently being addressed and that the actions requested by the proponents would impose additional and unnecessary burdens and costs on Altria and would not be in the best interests of shareholders.

The Board recommends a vote “AGAINST” this shareholder proposal.

ALTRIA GROUP, INC. – Proxy Statement    81

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 8 –	SHAREHOLDER PROPOSAL REGARDING REPORT ON ACTIONS TAKEN TO REDUCE THE RISK OF GREEN TOBACCO SICKNESS

American Federation of Labor and Congress of Industrial Organizations, 815 Sixteenth Street, N.W., Washington, D.C. 20006, claiming beneficial ownership of Altria common stock with a market value of at least $2,000, submitted the proposal set forth below. The Company is not responsible for the content of the shareholder proposal, which is printed below exactly as it was submitted.

Resolved: Shareholders of Altria Group, Inc. (the “Company”) urge the Board of Directors to prepare a report, within ninety days of the 2015 annual meeting of stockholders, at reasonable cost and excluding proprietary and personal information, on the steps the Company has taken to reduce the risk of acute nicotine poisoning (“Green Tobacco Sickness”) for farmworkers in the Company’s supply chain for tobacco. The report should include a quantitative summary of the results of the Company’s inspections of its suppliers.

Supporting Statement:

Green Tobacco Sickness is an occupational hazard that occurs when farmworkers absorb nicotine through the skin after contacting leaves of tobacco plants. Children and adolescents are particularly susceptible to Green Tobacco Sickness, and its symptoms include nausea, vomiting, headache, muscle weakness, and dizziness. Robert McKnight and Henry Spiller, “Green Tobacco Sickness in Children and Adolescents,” Public Health Rep. 2005 Nov-Dec; 120(6): 602–606. Available at http://www.ncbi.nlm.nih.gov/pmc/articles/PMC1497768/.

The tobacco industry has recognized that Green Tobacco Sickness is a significant social policy issue that needs to be addressed. In 2009, The Wall Street Journal reported that “The world’s biggest tobacco companies — under pressure from human-rights and farm-labor activists – are publicly acknowledging the health risks associated with green tobacco sickness and taking steps designed to help prevent it.” Lauren Etter, “Tackling Green Tobacco Sickness: Companies Seek to Help Field Workers Avoid Acute Nicotine Poisoning,” The Wall Street Journal, March 24, 2009. Available at

http://online.wsj.com/articles/SB123785974499021145.

Children who are under age 18 work as tobacco farmworkers in the United States and are exposed to Green Tobacco Sickness as an occupational risk. A 2014 Human Rights Watch report described symptoms of Green Tobacco Sickness in nearly three-quarters of 141 child tobacco workers, ages 7 to 17, who were interviewed and worked in North Carolina, Kentucky, Tennessee, and Virginia in 2012 or 2013. Human Rights Watch, “Tobacco’s Hidden Children: Hazardous Child Labor in United States Tobacco Farming,” May 2014. Available at http://www.hrw.org/sites/default/files/reports/us0514_UploadNew.pdf.

Our Company’s existing policies may not sufficiently protect underage farmworkers from the risk of Green Tobacco Sickness. In 2014, The New York Times reported that although our Company does not condone the unlawful employment of underage farmworkers, that because “federal law and regulations do not define tobacco field work as hazardous, it remains permissible for workers under age 18.” Steven Greenhouse, The New York Times, Just 13, and Working Risky 12-Hour Shifts in the Tobacco Fields, September 6, 2014. Available at http://www.nytimes.com/2014/09/07/business/just-13-and-working-risky-12-hour-shifts-in-the-tobacco-fields.html.

As shareholders, we are concerned that the existence of Green Tobacco Sickness as an occupational hazard in our Company’s supply chain for tobacco could harm our Company’s brand names and corporate reputation. To protect these assets and provide transparency, we believe that our Company should issue a report on the steps it has taken to reduce the risk of Green Tobacco Sickness.

For these reasons, we urge a vote “FOR” this proposal.

82    ALTRIA GROUP, INC. – Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

The Board recommends a vote “AGAINST” this shareholder proposal.

Altria believes that the objectives of this proposal are currently being addressed through our tobacco operating companies’ responsible supply chain management practices. Specifically, Altria’s tobacco operating companies have a long-standing tradition of providing tobacco growers with information and guidance on preventing “Green Tobacco Sickness” (“GTS”).

PM USA and USSTC address GTS prevention through tobacco grower contract requirements. The contracts require growers to:

•	train farm labor on how to avoid GTS;

•	provide all farm labor with personal protective equipment;

•	train farm labor about the use of personal protective equipment;

•	attend annual training on U.S. Tobacco Good Agricultural Practices (“GAP”) Guidelines, which includes training on safety and GTS prevention;

•	maintain records of grower and farm labor training attendance; and

•	agree to on-farm contract compliance assessments.

Assessing growers’ contract compliance is a critical component of our tobacco supply chain management. PM USA and USSTC use company representatives and an independent third party to assess growers’ farm labor management practices, confirm completion of grower training and confirm compliance with other grower contract requirements. PM USA and USSTC also use this assessment process to encourage growers to schedule work activity during times that limit exposure to wet tobacco, consistent with the GAP Guidelines.

In addition to contractual requirements, Altria’s service company (Altria Client Services) is an active and founding member of the Farm Labor Practices Group (“FLPG”), a multi-stakeholder group representing tobacco product manufacturers, leaf suppliers, growers, workers, faith-based organizations and the U.S. Department of Labor (“DOL”). The FLPG’s goal is to help growers and farm workers better understand and comply with applicable labor laws and regulations and, where necessary, to foster improved farm labor practices. Altria Client Services leads the training and education taskforce of the FLPG, which, in partnership with the DOL and a third party (Gap Connections), has implemented enhanced GAP labor management training, including additional training on how to prevent GTS. This training will be made available to an estimated 10,000 tobacco growers in 11 states in 2015.

More information about our supply chain management practices, including our comprehensive approach to GTS and aggregated assessment results, is available on our website at www.altria.com. The GAP Guidelines are available at www.gapconnections.com.

Altria believes that our companies’ current programs and approach directly and responsibly address the concerns raised in this proposal.

The Board recommends a vote “AGAINST” this shareholder proposal.

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OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

Directors and Executive Officers

The following table shows the number of shares of the Company’s common stock beneficially owned as of March 2, 2015, by each director, nominee for director, NEO and the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of each director and executive officer, as well as all directors and executive officers as a group, is less than 1% of the outstanding shares.

Name	Amount and Nature of Beneficial Ownership (1) (2)
Gerald L. Baliles	41,487
Martin J. Barrington	750,331
David R. Beran	654,129
John T. Casteen III	30,599
Dinyar S. Devitre	196,032
Thomas F. Farrell II	53,897
Craig A. Johnson	251,487
Thomas W. Jones	92,379
Denise F. Keane	278,274
Debra J. Kelly-Ennis	9,131
W. Leo Kiely III	13,965
Kathryn B. McQuade	15,875
George Muñoz	66,980
Nabil Y. Sakkab	16,955
Howard A. Willard III	235,269
Group (27 persons)	3,739,809

(1)	Includes shares of restricted common stock as follows: Mr. Barrington, 452,960; Mr. Johnson, 72,510; Ms. Keane, 93,830; Mr. Willard, 93,830; and group, 1,003,620. Does not include deferred stock awards or RSUs granted to executive officers.

(2)	Includes shares as to which beneficial ownership is disclaimed as follows: Mr. Johnson, 350 (30 shares held by son, 320 shares held by step-daughter); and Mr. Willard, 353 (shares held by spouse). Also includes shares as to which voting and/or investment power is shared with or controlled by another person and as to which beneficial ownership is not disclaimed as follows: Mr. Devitre, 77,251 (shares held in grantor retained annuity trust); and group, 81,267. Also includes shares of deferred stock as follows: Governor Baliles, 9,292; Mr. Casteen, 30,599; Mr. Farrell, 51,397; Mr. Jones, 85,941; Ms. Kelly-Ennis, 9,131; Ms. McQuade, 14,875; and Mr. Muñoz, 56,751.

In addition to the shares shown in the table above, as of March 2, 2015, those directors who participate in the Company’s director deferred fee program had the following Altria share equivalents allocated to their accounts: Mr. Farrell, 22,515; Ms. Kelly-Ennis, 5,597; Ms. McQuade, 4,680; and Mr. Muñoz, 11,915. See “Board and Governance Matters – Directors – Director Compensation” on page 20 for a description of the deferred fee program for directors.

84    ALTRIA GROUP, INC. – Proxy Statement

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

Certain Other Beneficial Owners

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the Company’s outstanding common stock:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock Ownership on March 30, 2015
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	138,258,868 (1)	7.0%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	110,942,270 (2)	5.6%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	107,767,817 (3)	5.5%

(1)	According to the Schedule 13G/A filed with the SEC by Capital Research Global Investors, a division of Capital Research and Management Company, on February 13, 2015, disclosing the number of shares as of December 31, 2014.

(2)	According to the Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 2, 2015, disclosing the number of shares as of December 31, 2014.

(3)	According to the Schedule 13G filed with the SEC by The Vanguard Group on February 11, 2015, disclosing the number of shares as of December 31, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during 2014 all reports for the Company’s directors and executive officers that were required to be filed under Section 16 of the Exchange Act were filed on a timely basis, except that, in January 2015, Gerald L. Baliles learned that, without his prior knowledge, a portfolio manager purchased 200 shares of Altria common stock in October 2012 as part of a managed stock fund in which Governor Baliles formerly participated. Consequently, the Form 4 reporting the purchase was filed late.

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RELATED PERSON TRANSACTIONS AND CODE OF CONDUCT

RELATED PERSON TRANSACTIONS AND CODE OF CONDUCT

The Board has adopted a written Policy on Related Person Transactions that requires the Company’s executive officers, directors and nominees for director to promptly notify the Corporate Secretary in writing of any transaction in which (i) the amount exceeds $120,000, (ii) the Company is, was or is proposed to be a participant and (iii) such person or such person’s immediate family members (“Related Persons”) has had or may have a direct or indirect material interest (a “Related Person Transaction”). Subject to certain exceptions delineated in the policy, Related Person Transactions must be brought to the attention of the Nominating, Corporate Governance and Social Responsibility Committee or any other committee designated by the Board that is comprised solely of independent directors for an assessment of whether the transaction or proposed transaction should be permitted to proceed. In deciding whether to approve, ratify or disapprove the Related Person Transaction, the Committee is required to consider all relevant facts and circumstances, including the commercial reasonableness of the terms of the transaction, the materiality of the Related Person’s direct or indirect interest in the Related Person Transaction, the materiality of the Related Person Transaction to the Company, the impact of the Related Person Transaction on the Related Person, the impact of the Related Person Transaction on the Related Person’s independence (as defined in the Corporate Governance Guidelines and the NYSE listing standards) and the actual or apparent conflict of interest of the Related Person participating in the Related Person Transaction. If the designated Committee determines that the Related Person has a direct or indirect material interest in any such transaction, the Committee must review and approve, ratify or disapprove the Related Person Transaction.

In addition to the Policy on Related Person Transactions, the Director Code and the Code of Conduct have specific provisions addressing actual and potential conflicts of interest. The Director Code specifies: “Our directors have an obligation to act in the best interest of the Company. All directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.” The Director Code defines conflict of interest to include any instance in which (i) a person’s private interest interferes in any way, or even appears to interfere, with the interest of the Company, including its subsidiaries and affiliates; (ii) a director or a director’s family member takes an action or has an interest that may make it difficult for that director to perform his or her work objectively and effectively; and (iii) a director (or his or her family member) receives improper personal benefits as a result of the director’s position in the Company. Similarly, the Code of Conduct requires all officers and employees of the Company to avoid situations where the officer’s or employee’s “personal, financial or other activity or relationship affects our ability to make loyal and objective business decisions on behalf of our companies.” The Code of Conduct lists specific types of transactions that might create an actual or apparent conflict of interest and provides guidance on how each situation must be handled.

All three of the policies discussed above are available on the Company’s website at www.altria.com.

86    ALTRIA GROUP, INC. – Proxy Statement

QUESTIONS AND ANSWERS ABOUT COMMUNICATIONS, COMPANY DOCUMENTS AND SHAREHOLDER PROPOSALS

QUESTIONS AND ANSWERS

ABOUT COMMUNICATIONS, COMPANY DOCUMENTS

AND SHAREHOLDER PROPOSALS

1.	HOW DO I COMMUNICATE WITH THE BOARD OF DIRECTORS?

Shareholders and other interested parties who wish to communicate with the Board may do so by writing to the Presiding Director, Board of Directors of Altria Group, Inc., 6601 West Broad Street, Richmond, Virginia 23230. The non-management directors have established procedures for the handling of communications from shareholders and other interested parties and directed the Corporate Secretary to act as their agent in processing any communications received. Communications that relate to matters that are within the scope of the responsibilities of the Board and its Committees are to be forwarded to the Presiding Director.

Communications that relate to matters that are within the responsibility of one of the Committees are also to be forwarded to the Chair of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, are to be sent to the appropriate subsidiary. Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any non-management director who wishes to review them.

2.	HOW CAN A SHAREHOLDER NOMINATE A DIRECTOR OR SUBMIT A PROPOSAL FOR NEXT YEAR’S ANNUAL MEETING?

The Company’s By-Laws set forth the procedures a shareholder must follow to nominate a candidate for election as a director or to propose other business for consideration at shareholder meetings (other than a proposal under Rule 14a-8 of the Exchange Act). For a shareholder to nominate a candidate for election as a director at the 2016 Annual Meeting or to propose other business for consideration at the 2016 Annual Meeting, presently anticipated to be held on May 19, 2016, proper notice must be received by the Company between November 11 and December 11, 2015. With respect to a nomination, the notice must describe various matters regarding the nominee, including name, address, occupation and shares held, and such other information specified in the Company’s By-Laws. With respect to a proposal for other business, the notice must include a description of the proposed business, including the complete text of any resolutions to be presented, the reasons for conducting such business and the other information specified in the By-Laws. In both cases, the notice must describe various matters regarding the proposing shareholder.

Any shareholder wishing to present a proposal for consideration at the 2016 Annual Meeting and to include such proposal in the Company’s proxy statement and proxy for the 2016 Annual Meeting in accordance with Rule 14a-8 of the Exchange Act must ensure that the proposal is received by the Company at its principal offices no later than December 11, 2015 and that the proposal complies with all Rule 14a-8 requirements.

In each case, the notice or proposal must be timely given to the Corporate Secretary of the Company, whose address is 6601 West Broad Street, Richmond, Virginia 23230. Any shareholder desiring a copy of the Company’s By-Laws (which are posted on our website at www.altria.com) will be furnished one without charge upon written request to the Corporate Secretary.

3.	WHAT IS HOUSEHOLDING?

Under SEC rules, companies and intermediaries such as brokers, banks and other nominees are permitted to satisfy proxy material delivery requirements by delivering one proxy statement and one annual report, or one notice of internet availability for each shareholder account, as applicable, in one envelope to all shareholders residing at the same address who share the same last name (or the company or intermediary reasonably believes are members of the same family). This method of delivery is known as “householding.” Householding reduces the number of mailings that shareholders receive, saves on printing and postage costs and conserves natural resources. Shareholders who participate in householding continue to receive separate proxy cards, voting instruction forms or notices of internet availability, as applicable, which will allow each individual to vote independently.

Registered Shareholders: If you are a registered shareholder and currently participate in householding and wish to receive a separate copy of this Proxy Statement and the 2014 Annual Report on Form 10-K, or if you would like to opt out of householding for future deliveries of your annual proxy materials, please contact our transfer agent, Computershare

ALTRIA GROUP, INC. – Proxy Statement    87

QUESTIONS AND ANSWERS ABOUT COMMUNICATIONS, COMPANY DOCUMENTS AND SHAREHOLDER PROPOSALS

Trust Company, N.A., in writing to Computershare, P.O. Box 43078, Providence, Rhode Island 02940-3078 or by phone at 1-800-442-0077. If a separate copy of this Proxy Statement and the 2014 Annual Report on Form 10-K is requested for the 2015 Annual Meeting, it will be mailed within three business days from receipt of the request.

Street Name Shareholders: A street name shareholder who received this Proxy Statement and the 2014 Annual Report on Form 10-K at a shared address may request a separate copy of the Proxy Statement and the 2014 Annual Report on Form 10-K by contacting Broadridge Financial Solutions,

Inc. in writing to its Householding Department at 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-800-542-1061.

Street name shareholders sharing an address who received multiple copies of the annual proxy materials and wish to receive a single copy of these materials in the future should contact their broker, bank or other nominee to make this request. If you would like to opt out of householding for future deliveries of your annual proxy materials, please contact your broker, bank or other nominee.

4.	WHERE CAN I FIND THE COMPANY’S CORPORATE GOVERNANCE GUIDELINES, COMMITTEE CHARTERS, CODES OF CONDUCT OR OTHER GOVERNANCE DOCUMENTS?

The Altria Code of Conduct is available on the Company’s website at www.altria.com/codeofconduct. The Company’s Corporate Governance Guidelines, charters of the Committees, the Director Code and the Company’s Articles of Incorporation and By-Laws are available on the Company’s website at www.altria.com/governance.

Information on, or that can be accessed through, the Company’s website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings the Company makes with the SEC.

5.	HOW CAN I OBTAIN A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K AND OTHER SEC FILINGS?

Our 2014 Annual Report on Form 10-K was delivered or made available with this Proxy Statement. Additional copies of our 2014 Annual Report on Form 10-K (not including exhibits and documents incorporated by reference) are available in print, free of charge, to shareholders requesting a copy by writing to: Investor Relations, Altria Client Services Inc., 6601 West Broad Street, Richmond, Virginia 23230; or by calling 1-804-484-8222. You may review the Company’s filings with the SEC by visiting our website at www.altria.com.

88    ALTRIA GROUP, INC. – Proxy Statement

OTHER BUSINESS

OTHER BUSINESS

Management knows of no other business that will be presented to the meeting for a vote. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

W. Hildebrandt Surgner, Jr.
Corporate Secretary

April 9, 2015

Richmond, Virginia

ALTRIA GROUP, INC. – Proxy Statement    89

EXHIBIT A – 2015 PERFORMANCE INCENTIVE PLAN

2015 PERFORMANCE INCENTIVE PLAN

Section 1.	Purpose; Definitions.

The purpose of the 2015 Performance Incentive Plan is to support the ongoing efforts of Altria Group, Inc. to develop and retain world-class leaders for itself and its subsidiaries and affiliates and to provide incentives linked to the profitability of its businesses and increases in shareholder value.

For purposes of the Plan, the following terms are defined as set forth below:

(a)	“Annual Incentive Award” means an Incentive Award made pursuant to Section 5(a)(vi) with a Performance Cycle of one year or less.

(b)	“Award” means the grant under the Plan or, to the extent relevant, under any Prior Plan, of Incentive Awards, Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, or Other Stock-Based Awards.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Cause” means:

(i)	the Participant’s continued failure to substantially perform the Participant’s duties (other than resulting from disability);

(ii)	the Participant’s gross negligence, dishonesty, or violation of a rule or regulation of the Company that has a material adverse effect on the Company; or

(iii)	the Participant’s conviction or plea of nolo contendere with respect to a felony.

(e)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(f)	“Commission” means the Securities and Exchange Commission or any successor agency.

(g)	“Committee” means the Compensation Committee of the Board or a subcommittee thereof, any successor thereto or such other committee or subcommittee as may be designated by the Board to administer the Plan.

(h)	“Common Stock” or “Stock” means the Common Stock of the Company.

(i)	“Company” means Altria Group, Inc., a corporation organized under the laws of the Commonwealth of Virginia, or any successor thereto.

(j)	“Deferred Stock Unit” means an Award described in Section 5(a)(v).

(k)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(l)	“Fair Market Value” means, as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange-Composite Transactions. If no such sale of Common Stock is reported on such date, the fair market value of the Stock shall be determined by the Committee in good faith; provided, however, that the Committee may in its discretion designate the actual sales price as Fair Market Value in the case of dispositions of Common Stock under the Plan.

(m)	“Good Reason” means, without the Participant’s written consent:

(i)	a material adverse change in the Participant’s job responsibilities, authority, or duties with the Company (or any of its subsidiaries or affiliates) as in effect immediately before the Change in Control;

(ii)	a material reduction in the Participant’s base salary, annual incentive opportunity, or equity or other long-term incentive opportunity as in effect immediately before the Change in Control;

(iii)	a requirement that the Participant change his or her regular workplace by more than 50 miles from the Participant’s regular workplace immediately before the Change in Control; or

(iv)	a requirement that the Participant travel on business to a substantially greater extent than required immediately before the Change in Control.

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EXHIBIT A – 2015 PERFORMANCE INCENTIVE PLAN

An event shall not constitute Good Reason unless the Participant notifies the Company in writing of the event purporting to constitute Good Reason within 90 days of the occurrence of such event, and the Company fails to cure such event within 30 days of such written notice.

(n)	“Incentive Award” means any Award that is either an Annual Incentive Award or a Long-Term Incentive Award. An Incentive Award shall not include an Award of Stock Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, or Other Stock-Based Awards, regardless of whether such an Award includes a performance-based condition.

(o)	“Incentive Stock Option” means any Stock Option that complies with Section 422 (or any amended or successor provision) of the Code.

(p)	“Long-Term Incentive Award” means an Incentive Award made pursuant to Section 5(a)(vi) with a Performance Cycle of more than one year.

(q)	“Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(r)	“Other Stock-Based Award” means an Award granted pursuant to Section 5(a)(iii).

(s)	“Participant” means any eligible employee as set forth in Section 3 to whom an Award is granted.

(t)	“Performance Cycle” means the period selected by the Committee during which the performance of the Company or any subsidiary, affiliate or unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.

(u)	“Performance Goals” mean the objectives for the Company or any subsidiary or affiliate or any unit thereof or any individual that may be established by the Committee for a Performance Cycle with respect to any performance-based Awards contingently awarded under the Plan. The Performance Goals for Awards that are intended to constitute “performance-based” compensation within the meaning of Section 162(m) (or any amended or successor provision) of the Code shall be based on one or more of the following criteria: earnings per share (reported or adjusted diluted), total shareholder return, operating income, net income, revenue, adjusted net earnings, cash flow (reported or adjusted discretionary), return on equity, return on capital, net after-tax operating profit less the cost of capital, Fair Market Value of shares of Stock, operating efficiency, operating expenses, or consummation of acquisitions, dispositions, projects or other specific events or transactions. Where applicable, the Committee may express Performance Goals in terms of attaining a specified level of the particular criteria, a level relative to prior performance or to performance relative to a market index or a group of other companies, and/or a specified relationship between criteria, and may be applied to one or more of the Company, a subsidiary, and affiliate, or a division or strategic business unit of the Company, or combination thereof. At the time the Performance Goals are established, the Committee may provide for non-discretionary adjustments for specified events that may occur during the Performance Cycle to the extent consistent with Section 162(m) of the Code. The Committee may apply negative discretion in determining the actual amount of any Award that is performance-based compensation under Section 162(m) of the Code. The basis for such negative discretion may be any factor or factors the Committee determines appropriate, whether or not listed as a Performance Goal in this paragraph.

(v)	“Plan” means this 2015 Performance Incentive Plan, as amended from time to time.

(w)	“Prior Plan” means the 2005 Performance Incentive Plan or the 2010 Performance Incentive Plan.

(x)	“Restricted Period” means the period during which an Award may not be sold, assigned, transferred, pledged or otherwise encumbered.

(y)	“Restricted Stock” means an Award of shares of Common Stock granted pursuant to Section 5(a)(iv).

(z)	“Restricted Stock Unit” means an Award granted pursuant to Section 5(a)(v).

(aa)	“Spread Value” means, with respect to a share of Common Stock subject to an Award, an amount equal to the excess of the Fair Market Value, on the date such value is determined, over the Award’s exercise or grant price, if any.

(bb)	“Stock Appreciation Right” or “SAR” means a right granted pursuant to Section 5(a)(ii).

(cc)	“Stock Option” means an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to Section 5(a)(i).

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EXHIBIT A – 2015 PERFORMANCE INCENTIVE PLAN

In addition, the terms “Affiliated Group,” “Business Combination,” “Change in Control,” “Change in Control Price,” “Change in Control Protection Period,” “Incumbent Board,” “Outstanding Company Stock,” “Outstanding Company Voting Securities” and “Person” have the meanings set forth in Section 6.

Section 2.	Administration.

The Committee shall administer the Plan and shall have the power to interpret the Plan and adopt such rules and guidelines for carrying out the Plan as it may deem appropriate. Subject to the terms of the Plan, the Committee shall have the authority to determine those employees eligible to receive Awards and the amount, type and terms of each Award and to establish and administer any Performance Goals applicable to such Awards. The Committee may delegate its authority and power under the Plan to one or more officers of the Company, subject to guidelines prescribed by the Committee, but only to the extent consistent with Section 16 of the Exchange Act, any other securities law requirements, and Section 162(m) (or any amended or successor provision) of the Code.

Any determination made by the Committee or by one or more officers pursuant to delegated authority in accordance with the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate, and all decisions made by the Committee or any appropriately designated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants.

Section 3.	Eligibility.

Any employee of the Company or any subsidiary or affiliate, including, but not limited to, any executive officer or employee director of the Company or a subsidiary or affiliate shall be eligible for Awards under this Plan. For purposes of the Plan, a joint venture in which the Company or a subsidiary has a substantial direct or indirect equity investment shall be deemed an affiliate, if so determined by the Committee.

Section 4.	Common Stock Subject to the Plan.

(a)	Common Stock Available.

(i)	The total number of shares of Common Stock reserved and available for distribution pursuant to the Plan shall be 40,000,000. Except as otherwise provided herein, any Award made under any Prior Plan before the expiration of such Prior Plan shall continue to be subject to the terms and conditions of such Prior Plan and the applicable Award agreement. Any adjustments, substitutions, or other actions that may be made or taken in accordance with Section 4(b) below in connection with the corporate transactions or events described therein shall, to the extent applied to outstanding Awards made under a Prior Plan, be deemed made from shares reserved for issuance under such Prior Plan, rather than this Plan, pursuant to the authority of the Board under the Prior Plans to make adjustments or substitutions in such circumstances to the aggregate number and kind of shares reserved for issuance under the Prior Plans and to Awards granted under the Prior Plans. Except as provided in the preceding sentence, no new Awards shall be made under a Prior Plan on or after the effective date of this Plan.

(ii)	To the extent any Award under this Plan is exercised or cashed out or terminates or expires or is forfeited without a payment being made to the Participant in the form of Common Stock, the shares subject to such Award that were not so paid, if any, shall not again be available for distribution in connection with Awards under the Plan. If a SAR or similar Award based on Spread Value with respect to shares of Common Stock is exercised, the total number of shares of Common Stock with respect to which such Award is granted (rather than only the net number of shares issued) will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan.

(iii)	Any shares of Common Stock that are used as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an Award under the Plan shall not again be available for distribution in connection with Awards under the Plan.

(b)

Adjustments for Certain Corporate Transactions. In the event of any merger, stock or asset acquisition, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock

ALTRIA GROUP, INC. – Proxy Statement    A-3

EXHIBIT A – 2015 PERFORMANCE INCENTIVE PLAN

split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock after adoption of the Plan by the Board, the Committee is authorized to take the actions described in this Section 4(b) with respect to the Plan and any Prior Plan and to Awards granted thereunder.

(i)	The Committee may make such adjustments or substitutions as it deems appropriate to reflect the occurrence of the event, including, but not limited to, adjustments (A) to the aggregate number and kind of securities reserved for issuance under the Plan, (B) to the Award limits set forth in Section 5, (C) to the Performance Goals or Performance Cycles of any outstanding Performance-Based Awards, and (D) to the number and kind of securities subject to outstanding Awards and, if applicable, the grant or exercise price or Spread Value of outstanding Awards.

(ii)	The Committee may make an Award in substitution for incentive awards, stock awards, stock options, or similar awards held by an individual who is, previously was, or becomes an employee of the Company, a subsidiary, or an affiliate in connection with an event described in Section 4(b). Notwithstanding any provision of the Plan (other than the limitation set forth in Section 4(a)), the terms of such substituted Awards shall be as the Committee, in its discretion, determines are appropriate. The number of shares of Common Stock subject to Awards granted in substitution of awards of an acquired company or business or a company or business with which the Company or an affiliate combines shall not be counted against the shares of Common Stock available for distribution under this Plan under Section 4(a).

(iii)	The Committee may (A) grant Awards (including Stock Options, Stock Appreciation Rights, and Other Stock-Based Awards) with a grant price that is less than Fair Market Value on the date of grant in order to preserve existing gain under any similar type of award previously granted by the Company or another entity to the extent that the existing gain would otherwise be diminished without payment of adequate compensation to the holder of the award for such diminution, notwithstanding the provisions of Section 5(a), and (B) cancel or adjust the terms of an outstanding Award as appropriate to reflect the substitution for the outstanding Award of an award of equivalent value granted by another entity, except as may otherwise be required under an applicable Award agreement.

(iv)	In connection with a spin-off or similar corporate transaction, the adjustments described in this Section 4(b) may include, but are not limited to, (A) the imposition of restrictions on any distribution with respect to Restricted Stock or similar Awards and (B) the substitution of comparable Stock Options to purchase the stock of another entity or Stock Appreciation Rights, Restricted Stock Units, Deferred Stock Units or Other Stock-Based Awards denominated in the securities of another entity, which may be settled in the form of cash, Common Stock, stock of such other entity, or other securities or property, as determined by the Committee. In the event of such a substitution, references in this Plan and any Prior Plan and in the applicable Award agreements thereunder to “Common Stock” or “Stock” shall be deemed (except for purposes of Section 6(b) hereunder and for any similar provisions of Prior Plans or applicable Award agreements) to also refer to the securities of the other entity where appropriate.

(v)	The Committee may provide for the payment of any outstanding Awards in cash, including, but not limited to, payment of cash in lieu of any fractional Awards.

(vi)	In the event of any conflict between this Section 4(b) and other provisions of the Plan or any Prior Plan, the provisions of this section shall control. Receipt of an Award under the Plan shall constitute an acknowledgement by the Participant receiving such Award of the ability of the Company to adjust any award for which an Award under the Plan is substituted.

Section 5.	Awards.

(a)	General. The types of Awards that may be granted under the Plan are set forth below. Awards may be granted singly, in combination or in tandem with other Awards.

(i)

Stock Options. A Stock Option represents the right to purchase a share of Stock at a predetermined grant price. Stock Options granted under the Plan may be in the form of Incentive Stock Options or Nonqualified Stock Options, as specified in the Award agreement. The term of each Stock Option shall be set forth in the Award agreement, but no Stock Option shall be exercisable more than ten years after the grant date. The grant price per share of Common Stock purchasable under a Stock Option shall not be less than 100% of the Fair Market Value

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EXHIBIT A – 2015 PERFORMANCE INCENTIVE PLAN

on the date of grant. Stock Options may be exercised, in whole or in part, by giving notice of exercise specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept (including a copy of instructions to a broker or bank acceptable to the Company to deliver promptly to the Company an amount sufficient to pay the purchase price). Unless otherwise determined by the Committee, payment in full or in part may also be made in the form of Common Stock already owned by the Participant valued at Fair Market Value.

(ii)	Stock Appreciation Rights. A SAR represents the right to receive a payment, in cash, shares of Common Stock, or both (as determined by the Committee), with a value equal to the Spread Value on the date the SAR is exercised. The term of each SAR shall be set forth in the Award agreement, but no SAR shall be exercisable more than ten years after the grant date. The grant price of a SAR shall be set forth in the applicable Award agreement and shall not be less than 100% of the Fair Market Value on the date of grant. A Participant shall exercise a SAR, in whole or in part, by giving notice of exercise.

(iii)	Other Stock-Based Awards. Other Stock-Based Awards are Awards, other than Stock Options, SARs, Restricted Stock, Restricted Stock Units, or Deferred Stock Units that are denominated or valued in whole or in part by reference to, or otherwise based on or related to, Common Stock. The grant, purchase, exercise, exchange or conversion of Other Stock-Based Awards granted under this subsection (iii) shall be on such terms and conditions and by such methods as shall be specified by the Committee. Where the value of an Other Stock-Based Award is based on the Spread Value, the grant price for such an Award will not be less than 100% of the Fair Market Value on the date of grant, and the Award will have a term of no more than ten years.

(iv)	Restricted Stock. Shares of Restricted Stock are shares of Common Stock awarded to a Participant. During the Restricted Period, the shares of Restricted Stock may be forfeitable to the Company upon such conditions as may be set forth in the applicable Award agreement. Except as provided in the applicable Award agreement, (A) Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period and (B) a participant shall have all the rights of a holder of Common Stock during the Restricted Period.

(v)	Restricted Stock Units and Deferred Stock Units. Restricted Stock Units and Deferred Stock Units represent the right to receive shares of Common Stock, cash, or both (as determined by the Committee) upon satisfaction of such conditions as may be set forth in the applicable Award agreement. Except as provided in the applicable Award agreement, (A) Restricted Stock Units and Deferred Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period and (B) a Participant shall have none of the rights of a holder of Common Stock unless and until shares of Common Stock are actually delivered in satisfaction of such Restricted Stock Units or Deferred Stock Units.

(vi)	Incentive Awards. Incentive Awards are performance-based Awards, other than Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, or Other Stock-Based Awards, expressed in cash amounts or Common Stock or any combination thereof. Incentive Awards shall either be Annual Incentive Awards (Performance Cycle of one year or less) or Long-Term Incentive Awards (Performance Cycle of more than one year).

(vii)	Performance-Based Awards. Any Awards granted pursuant to the Plan may be in the form of performance-based Awards through the application of Performance Goals and Performance Cycles.

(b)	Maximum Awards. Subject to the exercise of the Committee’s authority pursuant to Section 4:

(i)	The total number of shares of Common Stock subject to Stock Options, Stock Appreciation Rights, and Other Stock-Based Awards with values based on Spread Values awarded during any calendar year to any Participant shall not exceed 3,000,000.

(ii)	The total number of shares of Common Stock subject to Restricted Stock, Restricted Stock Units, Deferred Stock Units, and Other Stock-Based Awards (except Other Stock-Based Awards with values based on Spread Values) awarded during any calendar year to any Participant shall not exceed 1,000,000.

(iii)	The total amount of any Annual Incentive Award paid to any Participant with respect to any Performance Cycle, taking into account the cash and the Fair Market Value at the time of payment of any Common Stock payable with respect to such Award, shall not exceed $10,000,000.

ALTRIA GROUP, INC. – Proxy Statement    A-5

EXHIBIT A – 2015 PERFORMANCE INCENTIVE PLAN

(iv)	The total amount of any Long-Term Incentive Award paid to any Participant with respect to any Performance Cycle, taking into account the cash and the Fair Market Value at the time of payment of any Common Stock payable with respect to such Award, shall not exceed $8,000,000 multiplied by the number of calendar years in the Performance Cycle.

(v)	For the avoidance of doubt, an Award shall be subject to the one limitation described in clauses (i) through (iv) above that applies to that type of Award, and no Award shall be subject to more than one of the foregoing limitations.

(c)	Minimum Vesting. Stock Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, and Other Stock-Based Awards shall provide for a minimum 12-month vesting period. Notwithstanding the foregoing, awards may vest before the end of such minimum 12-month vesting period in the event of death, disability, retirement, or a Change in Control, or in the case of an Award that replaces or substitutes for a pre-existing award in connection with a corporate transaction described in Section 4(b)(i).

Section 6.	Change in Control Provisions.

(a)	Impact of Event. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control (as defined in Section 6(b)):

(i)	If outstanding Awards are assumed or replaced in accordance with this Section 6(a)(i), then such Awards or replacements thereof shall remain outstanding and shall be governed by their respective terms and the provisions of the Plan, subject to Section 6(a)(ii) below. Awards are assumed in accordance with this Section 6(a)(i) if they are assumed by the successor corporation (or affiliate thereof). Awards other than Incentive Awards are replaced in accordance with this Section 6(a)(i) if they are replaced with equity awards that preserve the existing value of such Awards at the time of the Change in Control and provide for subsequent payout in accordance with a Restricted Period and Performance Goals, as applicable, that are the same or more favorable to the Participant than the Restricted Period and Performance Goals applicable to the Awards. Awards that are Incentive Awards are replaced in accordance with this Section 6(a)(i) if they are replaced with similar awards that have the same or more favorable Performance Goals, Restricted Periods (if applicable) and target award opportunities and for which the Performance Cycles are the same or more favorable. The Committee, as constituted immediately before the Change in Control, shall determine, in its sole discretion, whether the conditions of this Section 6(a)(i) are satisfied with respect to such Change in Control.

(ii)	If (A) outstanding Awards are assumed or replaced in accordance with Section 6(a)(i) above and (B) a Participant’s employment is terminated by the Company (or its subsidiaries or affiliates, as the case may be) for any reason other than Cause or by such Participant for Good Reason, in each case, within the Change in Control Protection Period (as defined below), then, as of the date of such Participant’s termination, the Change in Control treatment set forth in Section 6(a)(iii) below shall apply to all assumed or replaced Awards of such Participant then outstanding. In applying the Change in Control treatment set forth in Section 6(a)(iii), the date of termination of employment shall be substituted for the date of the Change in Control in determining the pro rata Incentive Award in Section 6(a)(iii)(C), and the Fair Market Value of the equity underlying the assumed or replaced Award on the date of termination of employment shall be substituted for the Change in Control Price in Section 6(a)(iii)(B). Furthermore, any Awards subject to Section 409A of the Code shall be paid no earlier than the earliest permissible date under Section 409A of the Code. The “Change in Control Protection Period” means the period commencing on the date of the Change in Control and ending on the later of (A) the two-year anniversary of the date of the Change in Control or (B) the end of the Long-Term Incentive Award Performance Cycle in which the Change in Control occurs.

(iii)	If outstanding Awards under the Plan are not assumed or replaced in accordance with Section 6(a)(i) above, then upon the Change in Control, the following treatment shall apply to such Awards:

(A)	All Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, or Other Stock-Based Awards outstanding as of the date such Change in Control occurs shall become fully vested and free of all restrictions, and all such Stock Options, Stock Appreciation Rights, or Other Stock-Based Awards with values based on Spread Values shall become fully exercisable.

(B)	The value of all outstanding Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, and Other Stock-Based Awards shall, unless otherwise determined

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EXHIBIT A – 2015 PERFORMANCE INCENTIVE PLAN

by the Committee before the date of the Change in Control, be cashed out on the basis of the “Change in Control Price,” as defined in Section 6(c), as of the date such Change in Control occurs, provided, however, that any Restricted Stock Units, Deferred Stock Units, or similar Other Stock-Based Awards that are subject to Section 409A of the Code shall be paid in a manner that complies with Section 409A as provided in the relevant Award agreement.

(C)	Any Incentive Awards relating to Performance Cycles prior to the Performance Cycle in which the Change in Control occurs that have been earned but not paid shall become immediately payable in cash. In addition, each Participant who has been awarded an Incentive Award for the Performance Cycle in which the Change in Control occurs shall be deemed to have earned a pro rata Incentive Award equal to:

(1)	with respect to an Annual Incentive Award, the product of (A) the greater of such Participant’s target award opportunity for such Performance Cycle or the average of such Participant’s Annual Incentive Award for the three Performance Cycles immediately preceding such Performance Cycle, and (B) a fraction, the numerator of which is the number of days that have elapsed since the beginning of such Performance Cycle to the date on which the Change in Control occurs, and the denominator of which is the total number of days in such Performance Cycle, and

(2)	with respect to a Long-Term Incentive Award, the product of (A) such Participant’s target award opportunity for such Performance Cycle, and (B) a fraction, the numerator of which is the number of days that have elapsed since the beginning of such Performance Cycle to the date on which the Change in Control occurs, and the denominator of which is the total number of days in such Performance Cycle.

(b)	Definition of Change in Control. A “Change in Control” means the happening of any of the following events:

(i)	Both (A) consummation of the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) and (B) the election to the Board of at least one individual determined in good faith by a majority of the then serving members of the Board to be a representative or associate of such Person. However, the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company or any corporation or other entity controlled by the Company (the “Affiliated Group”), (2) any acquisition by a member of the Affiliated Group, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by a member of the Affiliated Group or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) of this Section 6(b); or

(ii)	Individuals who, as of the effective date of the Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such effective date whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)

Consummation of a reorganization, merger, share exchange or consolidation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns such shares and voting power through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such

ALTRIA GROUP, INC. – Proxy Statement    A-7

EXHIBIT A – 2015 PERFORMANCE INCENTIVE PLAN

Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of any member of the Affiliated Group or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or at the time of the action of the Board providing for such Business Combination or were elected, appointed or nominated by the Board; or

(iv)	Consummation of a (A) complete liquidation or dissolution of the Company or (B) sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (1) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) less than 20% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of any member of the Affiliated Group or such corporation), except to the extent that such Person owned 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition and (3) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or at the time of the action of the Board providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

(c)	Definition of Change in Control Price. Unless the Committee determines otherwise, “Change in Control Price” means the value of the consideration paid to holders of shares of Common Stock for such Common Stock in connection with a Change in Control transaction (or, if no consideration is paid in connection with a Change in Control transaction, the Fair Market Value of a share of Common Stock immediately prior to a Change in Control), except that, in the case of Stock Options, SARs, or similar Other Stock-Based Awards, such price shall not exceed the fair market value of shares of Common Stock as determined in accordance with Sections 409A and 422 of the Code and the regulations thereunder, as applicable.

Section 7.	Plan Amendment and Termination.

(a)	Amendment and Termination Authority. At any time without shareholder approval, the Board may amend or terminate the Plan and the Committee may amend any Award hereunder or adopt any modifications, procedures, or subplans as may be necessary or desirable to comply with the laws, regulations, or accounting practices of such foreign country; provided, however, that no such amendment or adoption shall be made without shareholder approval if such approval is required under applicable law, regulation, or stock exchange rule.

(b)	Prohibition on Repricing and Other Actions. Notwithstanding Section 7(a), neither the Plan nor any Award hereunder may be amended without shareholder approval in a manner that would (i) reprice an outstanding Award in any manner that reduces the grant price of an outstanding Stock Option, SAR, or similar Other Stock-Based Award; (ii) cancel, exchange, substitute, buy out or surrender outstanding Stock Options, SARs, or similar Other Stock-Based Awards that have a grant price that is higher than Fair Market Value on the date of such transaction in exchange for cash, other Awards, or Stock Options, SARs, or similar Other Stock-Based Awards with a lower grant price, except as may be necessary to comply with a change in the laws, regulations, or accounting principles of a foreign country applicable to Participants subject to the laws of such foreign country, or (iii) increase the total number of shares of Common Stock that may be distributed under the Plan.

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EXHIBIT A – 2015 PERFORMANCE INCENTIVE PLAN

(c)	Limitation on Amendments. Except as set forth in any Award agreement or as necessary to comply with applicable law or avoid adverse tax consequences to some or all Plan Participants, no amendment or termination of the Plan or an Award agreement may materially and adversely affect any outstanding Award under the Plan without the Award recipient’s consent.

Section 8.	Payments and Payment Deferrals.

Payment of Awards may be in the form of cash, Common Stock, other Awards or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee, either at the time of grant or by subsequent amendment, may require or permit deferral of the payment of Awards under such rules and procedures as it may establish provided, however, that any Stock Option, SAR, and similar Other Stock-Based Award that are not subject to Section 409A of the Code but would be subject to Section 409A if a deferral were permitted, shall not be subject to any deferral. The Committee may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in Common Stock equivalents. Any deferral and related terms and conditions shall comply with Section 409A of the Code and any regulations and other guidance thereunder.

Section 9.	Dividends and Dividend Equivalents.

The Committee may provide that any Awards under the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently (except as provided below with respect to unvested performance-based Awards) or may be credited to a Participant’s Plan account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares of Common Stock or Common Stock equivalents. In the case of unvested Awards that vest based on the satisfaction of Performance Goals, dividends or dividend equivalents will not be paid before the Committee determines that all Performance Goals with respect to such Awards have been satisfied.

Section 10.	Transferability.

Except as provided in the applicable Award agreement or otherwise required by law, Awards shall not be transferable or assignable other than by will or the laws of descent and distribution.

Section 11.	Award Agreements.

Each Award, other than an Incentive Award, under the Plan shall be evidenced by a written agreement (which need not be signed by the recipient unless otherwise specified by the Committee) that sets forth the terms, conditions and limitations for each Award. Such terms may include, but are not limited to, the term of the Award, vesting and forfeiture provisions, and the provisions applicable in the event the Participant’s employment terminates.

Section 12.	Unfunded Status of Plan.

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

Section 13.	General Provisions.

(a)	The Committee may require each Participant acquiring shares of Common Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares, if any, may include any legend that the Committee deems appropriate to reflect any restrictions on transfer.

Shares of Common Stock or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the

ALTRIA GROUP, INC. – Proxy Statement    A-9

EXHIBIT A – 2015 PERFORMANCE INCENTIVE PLAN

Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal, state or foreign securities law. Further, the Committee may cause a legend or legends to be put on any certificates for shares of Common Stock or other securities to make appropriate reference to such restrictions.

(b)	Nothing contained in the Plan shall prevent the Company, a subsidiary or an affiliate from adopting other or additional compensation arrangements for their respective employees.

(c)	Neither the adoption of the Plan nor the granting of Awards under the Plan shall confer upon any employee any right to continued employment, nor shall they interfere in any way with the right of the Company, a subsidiary or an affiliate to terminate the employment of any employee at any time.

(d)	All Awards hereunder shall be subject to the Company’s executive compensation policies regarding Award cancellation and/or repayment upon financial restatements or other events, hedging, and similar matters, as adopted or modified from time to time.

(e)	Notwithstanding anything in this Plan to the contrary, the Plan shall be construed to reflect the intent of the Company that all Awards under the Plan and any elections to defer, distributions, and other aspects of the Plan shall, to the extent subject to Section 409A of the Code, comply with Section 409A and any regulations and other guidance thereunder.

(f)	No later than the date as of which an amount first becomes includable in the gross income of the Participant for income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind that are required by law or applicable regulation to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations arising from an Award may be settled with Common Stock, including Common Stock that is part of, or is received upon exercise or conversion of, the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, its subsidiaries and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settling of withholding obligations with Common Stock.

(g)	The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in an Award, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Virginia, to resolve any and all issues that may arise out of or relate to the Plan or any related Award.

(h)	If any provision of the Plan is held invalid or unenforceable, the invalidity or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be enforced and construed as if such provision had not been included.

(i)	The terms of the Plan and any Awards hereunder shall be binding upon and shall inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company, and any permitted successors or assigns of a Participant.

(j)	If approved by shareholders, the Plan shall be effective on May 1, 2015. Except as otherwise provided by the Board, no Awards shall be made after May 31, 2020, provided that any Awards granted prior to that date may extend beyond it.

A-10    ALTRIA GROUP, INC. – Proxy Statement

EXHIBIT B – 2015 STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

2015 STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

Section 1.	Purpose; Definitions.

The purposes of the Plan are (i) to assist the Company in promoting the identity of interest between the Company’s Non-Employee Directors and the Company’s shareholders; and (ii) to assist the Company in attracting and retaining Non-Employee Directors by affording them an opportunity to share in the future successes of the Company.

For purposes of the Plan, the following terms are defined as set forth below:

(a)	“Award” means the grant under the Plan (or, to the extent relevant, under any Prior Directors Plan) of Common Stock, Stock Options, or Other Stock-Based Awards.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Committee” means the Nominating, Corporate Governance and Social Responsibility Committee of the Board or a subcommittee thereof, any successor thereto or such other committee or subcommittee as may be designated by the Board to administer the Plan.

(d)	“Common Stock” or “Stock” means the Common Stock of the Company.

(e)	“Company” means Altria Group, Inc., a corporation organized under the laws of the Commonwealth of Virginia, or any successor thereto.

(f)	“Deferred Stock” means an unfunded obligation of the Company, represented by an entry on the books and records of the Company, to issue one share of Common Stock on the date of distribution with respect to each participant who elects to participate in the Deferred Stock Program.

(g)	“Deferred Stock Account” means the unfunded deferred compensation account established by the Company with respect to each participant who elects to participate in the Deferred Stock Program.

(h)	“Deferred Stock Program” means the provisions of Section 7 of the Plan that permit participants to defer all or part of any Award of Common Stock granted pursuant to Section 5(a) of the Plan.

(i)	“Fair Market Value” means, as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange-Composite Transactions. If no such sale of Common Stock is reported on such date, the fair market value of the Stock shall be determined by the Committee in good faith; provided, however, that the Committee may in its discretion designate the actual sales price as Fair Market Value in the case of dispositions of Common Stock under the Plan. In the case of Stock Options or similar Other Stock-Based Awards, for purposes of Section 5(a), Fair Market Value means, as of any given date, the Black-Scholes or similar value determined based on the assumptions used for purposes of the Company’s most recent financial reporting.

(j)	“Non-Employee Director” means each member of the Board who is not a full-time employee of the Company or of any corporation in which the Company owns, directly or indirectly, stock possessing at least 50% of the total combined voting power of all classes of stock entitled to vote in the election of directors in such corporation.

(k)	“Other Stock-Based Award” means an Award, other than a Stock Option, that is denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock. Neither an Award of fully-vested Common Stock nor any Deferred Stock relating to such Award pursuant to Section 7 shall be an Other Stock-Based Award.

(l)	“Plan” means this 2015 Stock Compensation Plan for Non-Employee Directors, as amended from time to time.

(m)	“Plan Year” means the period commencing at the opening of business on the day on which the Company’s annual meeting of shareholders is held and ending on the day immediately preceding the day on which the Company’s next annual meeting of shareholders is held.

(n)

“Prior Directors Plans” means the Company’s 1992 Compensation Plan for Non-Employee Directors, the 2000 Stock Compensation Plan for Non-Employee Directors, the 2005 Stock Compensation Plan for Non-Employee Directors, the Stock Compensation Plan for Non-Employee Directors, as amended and restated effective August 31, 2007, the Stock Compensation Plan for Non-Employee Directors, as amended and restated effective February 24, 2010, the Stock Compensation Plan for Non-Employee Directors, as amended and restated effective February 29, 2012, the Stock

ALTRIA GROUP, INC. – Proxy Statement    B-1

EXHIBIT B – 2015 STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

Compensation Plan for Non-Employee Directors, as amended and restated effective October 1, 2012, and the Stock Compensation Plan for Non-Employee Directors, as amended and restated effective January 29, 2014 (the pre-amendment version of this Plan), and any subplans thereof.

(o)	“Stock Option” means a right granted to a Non-Employee Director to purchase a share of Stock at a price equal to the Fair Market Value on the date of grant. Any Stock Options granted pursuant to the Plan shall be non-qualified stock options.

Section 2.	Administration.

The Committee shall administer the Plan and shall have the power to interpret the Plan and to adopt such rules and guidelines for carrying out the Plan and appoint such delegates as it may deem appropriate. Any determination made by the Committee in accordance with the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee, and all decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

Section 3.	Eligibility.

Only Non-Employee Directors shall be granted Awards under the Plan.

Section 4.	Common Stock Subject to the Plan.

(a)	Common Stock Available. The total number of shares of Common Stock reserved and available for distribution pursuant to the Plan shall be 1,000,000. To the extent any Award under this Plan is exercised or cashed out or terminates or expires or is forfeited without a payment being made to the participant in the form of Common Stock, the shares subject to such Award that were not so paid, if any, shall not again be available for distribution in connection with Awards under the Plan. Upon the exercise of an Other Stock-Based Award that is a stock appreciation right or similar Award that is based on the difference between the price of Common Stock at grant and at exercise, the total number of shares of Common Stock with respect to which such Award is granted (rather than only the net number of Shares issued) will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Any shares of Common Stock that are used as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an Award under the Plan shall not again be available for distribution in connection with Awards under the Plan.

(b)	Adjustments for Certain Corporate Transactions. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock or any other securities by reference to which any portion of an Award or the Deferred Stock Account is measured, the Committee is authorized to and shall make such adjustments or substitutions with respect to the Plan and any Prior Directors Plan and to Awards granted thereunder as it deems appropriate to reflect the occurrence of such event, including, but not limited to, adjustments (A) to the aggregate number and kind of securities reserved for issuance under the Plan, (B) to the Award amounts set forth in Section 5(a), and (C) to the number and kind of securities subject to outstanding Awards and, if applicable, to the grant or exercise price of outstanding Awards. In connection with any such event, the Committee is also authorized to provide for the payment of any outstanding Awards in cash, including, but not limited to, payment of cash in lieu of any fractional Awards. In the event of any conflict between this Section 4(b) and other provisions of the Plan or the Prior Directors Plans, the provisions of this section shall control.

In connection with the spin-off from the Company of Kraft Foods Inc. and Philip Morris International Inc., each participant holding Deferred Stock at the time of such spin-offs had shares of those respective companies credited to the participant’s Deferred Stock Account in the same manner as if the participant were a Company shareholder. In connection with the spin-off from Kraft Foods Inc. (renamed Mondelēz International, Inc.) of Kraft Foods Group, Inc., each participant holding shares of Kraft Foods Inc. (renamed Mondelēz International, Inc.) in the participant’s Deferred Stock Account at the time of such spin-off had shares of Kraft Foods Group, Inc. credited to the participant’s Deferred Stock Account in the same manner as if the participant were a Kraft Foods Inc. (renamed Mondelēz International, Inc.) shareholder.

B-2    ALTRIA GROUP, INC. – Proxy Statement

EXHIBIT B – 2015 STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

Section 5.	Awards.

(a)	Annual Awards. On the first day of each Plan Year, each Non-Employee Director serving as such immediately after the annual meeting held on such day shall receive an Award having a Fair Market Value equal to $175,000 (with any fractional share being rounded up to the next whole share) or such greater amount as the Board or Committee determines in its discretion. Such Award shall be made in the form of Common Stock, Stock Options, Other Stock-Based Awards, or a combination of the foregoing as the Committee determines in its discretion.

(b)	Terms of Awards.

(i)	Awards pursuant to Section 5(a) that are denominated in Common Stock are eligible for participation in the Deferred Stock Program described in Section 7.

(ii)	The term of each Stock Option or similar Other Stock-Based Award shall be ten years. Each Stock Option or Other Stock-Based Award shall vest in not less than twelve months (or such longer period set forth in the Award agreement) and shall be forfeited if the participant does not continue to be a Non-Employee Director for the duration of the vesting period, unless the participant ceases to be a Non-Employee Director by reason of the participant’s death or disability. For the avoidance of doubt, an Award of fully-vested Common Stock and any Deferred Stock relating to such Award pursuant to Section 7 are not subject to the minimum twelve month vesting requirement. Subject to the applicable Award agreement, Stock Options or similar Other Stock-Based Awards may be exercised, in whole or in part, by giving written notice of exercise specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept (including, to the extent the Committee determines such a procedure to be acceptable, a copy of instructions to a broker or bank acceptable to the Company to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the purchase price). Unless otherwise determined by the Committee, payment in full or in part may also be made in the form of Common Stock already owned by the participant valued at Fair Market Value.

Section 6.	Award Agreements.

Each Award of a Stock Option or Other Stock-Based Award under the Plan shall be evidenced by a written agreement (which need not be signed by the Award recipient unless otherwise specified by the Committee) that sets forth the terms, conditions and limitations for each such Award. For the avoidance of doubt, an Award of fully-vested Common Stock and any Deferred Stock relating to such Award pursuant to Section 7 need not be evidenced by a written agreement.

Section 7.	Payments and Payment Deferrals.

(a)	Each participant may elect to participate in the Deferred Stock Program with respect to Awards of Common Stock granted under Section 5(a). The Deferred Stock Program shall be administered in accordance with the terms of this Section 7, provided that the Committee may modify the terms of the Deferred Stock Program or may require deferral of the payment of Awards under such rules and procedures as it may establish. Any deferral election shall be made at a time and for such period as shall satisfy the requirements of Internal Revenue Code Section 409A(a)(4).

(b)	Any election to have the Company establish a Deferred Stock Account shall be made in terms of integral multiples of 25% of the number of shares of Common Stock that the participant otherwise would have been granted on each date of grant, shall be made no later than the last day of the calendar year preceding the calendar year in which services are performed for which the compensation is paid (or in the case of a participant who is first becoming eligible for this Plan and any other Plan required to be aggregated with this Plan under Internal Revenue Code Section 409A and the regulations and other guidance thereunder, no later than 30 days after the participant first becomes eligible and before services are performed for which the compensation is paid), and shall specify the time and form of distribution of the participant’s Deferred Stock Account in a manner complying with Internal Revenue Code Section 409A(a)(2) and (3). Any such election (including an existing election to participate in the Deferred Stock Program under the Prior Directors Plans) shall remain in effect for purposes of the Plan until the participant executes (i) a new election applicable to any grants denominated in Common Stock to be made in years after the year in which the new election is made or (ii) an election not to participate in the Deferred Stock Program for Common Stock grants in such future years. New elections pursuant to clause (i) of the preceding sentence may be made only to the extent permitted under rules and procedures established by the Committee taking into account administrative feasibility and other constraints.

ALTRIA GROUP, INC. – Proxy Statement    B-3

EXHIBIT B – 2015 STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

(c)	The Deferred Stock Account of a participant who elects to participate in the Deferred Stock Program shall be unfunded, but shall be credited with shares of Deferred Stock equal to the number of shares of Common Stock that the participant elected to receive as Deferred Stock. The Deferred Stock Account shall thereafter be credited with amounts equal to the cash dividends that would have been paid had the participant held a number of shares of Common Stock equal to the number of shares of Deferred Stock in the participant’s Deferred Stock Account, and any such amounts shall be treated as invested in additional shares of Deferred Stock. As of the effective date of this Plan, a participant’s Deferred Stock Account shall include any Deferred Stock held in the participant’s Deferred Stock Account under a Prior Directors Plan immediately before such effective date.

(d)	If as a result of adjustments or substitutions in connection with an event described in Section 4(b) of this Plan, a participant has received or receives with respect to the participant’s Deferred Stock Account rights or amounts measured by reference to stock other than Common Stock (including, without limitation, amounts measured by reference to Kraft Foods Inc. (renamed Mondelēz International, Inc.), Philip Morris International Inc., or Kraft Foods Group, Inc.), (i) such rights or amounts shall be treated as subject to elections made, crediting of the participant’s account, and any other matters relating to this Plan in a manner parallel to the treatment of Deferred Stock under the Plan, provided that any crediting of amounts to reflect dividends with respect to such other stock shall be treated as invested in additional Deferred Stock rather than such other stock, and (ii) the participant shall be offered the opportunity to convert the portion of his or her account measured by reference to such other stock to Deferred Stock with the same Fair Market Value (rounded as necessary to reflect fractional shares) as of the date of such conversion, provided that such conversion may only be made to the extent that such conversion would not result in a violation of Section 10(b) or Section 16(b) of the Securities Exchange Act of 1934 or any other applicable securities law.

(e)	Amounts under the Deferred Stock Program shall be paid in the form of Common Stock (and cash for any fractional shares) upon distribution; provided, however, that any amounts in the participant’s Deferred Stock Account that are measured by reference to stock other than Common Stock shall be paid in cash upon distribution.

(f)	The Deferred Stock Program shall be administered under such rules and procedures as the Committee or its delegate may from time to time establish, including rules with respect to elections to defer, beneficiary designations and distributions under the Deferred Stock Program.

(g)	This Plan and the Deferred Stock Program are intended to comply with Internal Revenue Code Section 409A and the regulations and other guidance thereunder, and the Plan and Deferred Stock Program shall be administered and interpreted in accordance with such intent. The election forms under the Deferred Stock Program shall be deemed to be part of the Plan for purposes of Internal Revenue Code Section 409A. All references to separation from service or similar terms in the Plan and election forms thereunder shall refer to a “separation from service” within the meaning of Internal Revenue Code Section 409A.

Section 8.	Plan Amendment and Termination.

(a)	Amendment and Termination Authority. At any time without shareholder approval, the Board may amend or terminate the Plan and the Committee may amend any Award hereunder or adopt any modifications, procedures, or subplans as may be necessary or desirable to comply with the laws, regulations, or accounting practices of a foreign country applicable to participants subject to the laws of such foreign country; provided, however, that no such amendment or adoption shall be made without shareholder approval if such approval is required under applicable law, regulation, or stock exchange rule.

(b)	Prohibition on Repricing and Other Actions. Notwithstanding Section 8(a), neither the Plan nor any Award hereunder may be amended without shareholder approval in a manner that would: (i) reprice an outstanding Award in any manner that reduces the grant price of an outstanding Stock Option or similar Other Stock-Based Award; (ii) cancel, exchange, substitute, buy out or surrender outstanding Stock Options or similar Other Stock-Based Awards that have a grant price that is higher than Fair Market Value on the date of such transaction in exchange for cash, other Awards, or Stock Options or similar Other Stock-Based Awards with a lower grant price, except as may be necessary to comply with a change in the laws, regulations, or accounting principles of a foreign country applicable to participants subject to the laws of such foreign country; or (iii) increase the total number of shares of Common Stock that may be distributed under the Plan.

(c)	Limitation on Amendment and Termination. Notwithstanding Section 8(a), except as set forth in any Award agreement or as necessary to comply with applicable law or avoid adverse tax consequences to some or all Award recipients, no amendment or termination of the Plan may materially and adversely affect any outstanding Award under the Plan without the Award recipient’s consent.

B-4    ALTRIA GROUP, INC. – Proxy Statement

EXHIBIT B – 2015 STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

Section 9.	Transferability.

Except as provided in the applicable Award agreement or otherwise required by law, Awards shall not be transferable or assignable other than by will or the laws of descent and distribution.

Section 10.	Unfunded Status of Plan.

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

Section 11.	General Provisions.

(a)	The Committee may require each participant acquiring shares of Common Stock pursuant to an Award to represent to and agree with the Company in writing that such participant is acquiring the shares without a view to the distribution thereof. The certificates for such shares, if any, may include any legend that the Committee deems appropriate to reflect any restrictions on transfer.

Shares of Common Stock or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission (or any successor agency), any stock exchange upon which the Common Stock is then listed, and any applicable federal, state or foreign securities law. Further, the Committee may cause a legend or legends to be put on any certificates for shares of Common Stock or other securities to make appropriate reference to such restrictions.

(b)	Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements for Non-Employee Directors.

(c)	Nothing in the Plan or in any Award agreement shall confer upon any grantee the right to continued service as a member of the Board.

(d)	No later than the date as of which an amount first becomes includable in the gross income of the participant for income tax purposes with respect to any Award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind that are required by law or applicable regulation to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations arising from an Award may be settled with Common Stock, including Common Stock that is part of, or is received upon exercise of the Award that gives rise to the withholding requirement, subject to any restrictions imposed by securities laws, other applicable laws, or accounting principles. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settling of withholding obligations with Common Stock.

(e)	The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in an Award, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Virginia, to resolve any and all issues that may arise out of or relate to the Plan or any related Award.

(f)	If any provision of the Plan is held invalid or unenforceable, the invalidity or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be enforced and construed as if such provision had not been included.

(g)	The terms of the Plan and any Awards hereunder shall be binding upon and shall inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company, and any permitted successors or assigns of a participant.

(h)	If approved by shareholders, the Plan will be effective on the day following the 2015 Annual Meeting of Shareholders. Except as otherwise provided by the Board, no Awards shall be made after the Awards made immediately following the 2025 Annual Meeting of Shareholders, provided that any Awards granted prior to that date may extend beyond it.

ALTRIA GROUP, INC. – Proxy Statement    B-5

EXHIBIT C – ALTRIA GROUP, INC. NON-GAAP FINANCIAL MEASURES

ALTRIA GROUP, INC.

NON-GAAP FINANCIAL MEASURES

Altria Group, Inc. (“Altria”) reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Altria’s management reviews operating companies income (“OCI”), which is defined as operating income before amortization of intangibles and general corporate expenses, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews net earnings, diluted earnings per share (“EPS”) and OCI on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, SABMiller plc (“SABMiller”) special items, certain Philip Morris Capital Corporation (“PMCC”) leveraged lease items, certain tax items, charges associated with tobacco and health litigation items, and settlements of, and determinations made in connection with, certain non-participating manufacturer (“NPM”) adjustment disputes (such settlements and determinations are referred to collectively as “NPM Adjustment Items”). Altria’s management does not view any of these special items to be part of Altria’s sustainable results as they may be highly variable, are difficult to predict and can distort underlying business trends and results. In addition, Altria’s management reviews adjusted discretionary cash flow, which is defined as the change in cash and cash equivalents with certain adjustments as shown in the reconciliation below. Adjusted discretionary cash flow is a measure of Altria’s performance and is not a liquidity measure. Altria’s management believes that these adjusted financial measures provide useful insight into underlying business trends and results, and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. Additional uses of these adjusted financial measures by the Compensation Committee are further discussed in the Proxy Statement. These adjusted financial measures are not consistent with GAAP, and should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures are provided below.

Altria Group, Inc.

Reconciliation of Adjusted Diluted EPS

	For the Years Ended December 31,
	2014	2013	2012	2011
Reported diluted EPS	$2.56	$2.26	$2.06	$1.64
NPM Adjustment Items	(0.03)	(0.21)	–	–
Asset impairment, exit, integration, implementation and acquisition-related costs	0.01	–	0.01	0.07
Tobacco and health litigation items	0.01	0.01	–	0.05
SABMiller special items	0.01	0.01	(0.08)	0.03
PMCC leveraged lease (benefit) charge	–	–	(0.03)	0.30
Loss on early extinguishment of debt	0.02	0.34	0.28	–
Tax items (1)	(0.01)	(0.03)	(0.03)	(0.04)
Adjusted diluted EPS	$2.57	$2.38	$2.21	$2.05
Growth in annual adjusted diluted EPS vs. prior year	8.0%	7.7%	7.8%
Adjusted diluted EPS three-year compound annual growth rate	7.8%

(1)	Excludes the tax impact of the PMCC leveraged lease (benefit) charge.

ALTRIA GROUP, INC. – Proxy Statement    C-1

EXHIBIT C – ALTRIA GROUP, INC. NON-GAAP FINANCIAL MEASURES

Altria Group, Inc.

Selected Financial Data by Reporting Segment

Reconciliation of Adjusted OCI for Years Ended December 31,

(dollars in millions)

	Smokeable Products		Smokeless Products		Wine
	2014	2013	2014	2013	2014	2013
Reported OCI	$6,873	$7,063	$1,061	$1,023	$134	$118
NPM Adjustment Items	(43)	(664)	–	–	–	–
Asset impairment, exit and implementation costs	(6)	4	(1)	3	–	–
Tobacco and health litigation items	27	18	–	–	–	–
Adjusted OCI	$6,851	$6,421	$1,060	$1,026	$134	$118
Change in adjusted OCI 2014 vs. 2013	6.7%		3.3%		13.6%

Altria Group, Inc.

Reconciliation of Adjusted Net Earnings

For the Year Ended December 31, 2014

(dollars in millions)

Reported net earnings	$5,070
NPM Adjustment Items	(56)
Asset impairment, exit, integration and acquisition-related costs	14
Tobacco and health litigation items	28
SABMiller special items	17
Loss on early extinguishment of debt	28
Tax items	(14)
Adjusted net earnings	$5,087

Altria Group, Inc.

Reconciliation of Adjusted Discretionary Cash Flow

For the Year Ended December 31, 2014

(dollars in millions)

Increase in cash and cash equivalents	$146
Dividends paid on common stock	3,892
Long-term debt issued	(999)
Long-term debt repaid	825
Repurchases of common stock	939
Adjusted discretionary cash flow	$4,803

C-2    ALTRIA GROUP, INC. – Proxy Statement

PRE-REGISTRATION FORM FOR 2015 ANNUAL MEETING OF SHAREHOLDERS

ALTRIA GROUP, INC. 2015 ANNUAL MEETING OF SHAREHOLDERS PRE-REGISTRATION FORM

I am a shareholder (or duly appointed proxy for a shareholder) of Altria Group, Inc. and plan to attend the Altria Group, Inc. Annual Meeting of Shareholders to be held on May 20, 2015.

	NAME (please print)	PHONE NUMBER

STREET ADDRESS	CITY	STATE	ZIP CODE

NAME OF GUEST (IF ANY)
PLEASE NOTE THE FOLLOWING:

• Space is limited and pre-registration requests are accommodated on a first-come, first-served basis.

•    Guest Policy: You may bring only one immediate family member as a guest. All immediate family member guests must be 21 years of age or older. A duly appointed proxy for a shareholder will not be allowed to bring a guest to the meeting.

• All shareholders (or duly appointed proxy for a shareholder, including a corporate or institutional shareholder) must provide proof of share ownership.

•    Once we receive your request with proof of share ownership, we will mail to you information that you will need regarding the 2015 Annual Meeting, including credentials that you will be required to bring with you in order to facilitate your entry to the Annual Meeting.

Please return this form, along with your proof of ownership:

• By e-mail to ASMAttendanceRequests@altria.com;

• By fax to 1-800-352-6172 (from within the United States) or 1-919-697-4949 (from outside the United States); or

• By mail to Altria Group, Inc., Corporate Secretary, 6601 West Broad Street, Richmond, Virginia 23230.
All attendance requests should be received by Altria Group, Inc. no later than May 15, 2015. To avoid delay, please return this form by e-mail or facsimile.
Please contact Altria Group, Inc. Shareholder Services at 804-484-8838 in advance should you require special assistance for the day of the meeting or with other questions.

Our Mission

In pursuing our Mission, we have established the following goals for Altria and its subsidiary companies:

INVEST IN LEADERSHIP

We will invest in excellent people, leading brands and external stakeholders important to our businesses' success.

ALIGN WITH SOCIETY

We will actively participate in resolving societal concerns that are relevant to our businesses.

SATISFY ADULT CONSUMERS

We will convert our deep understanding of adult tobacco and wine consumers into better and more creative products that satisfy their preferences.

CREATE SUBSTANTIAL VALUE FOR SHAREHOLDERS

We will execute our business plans to create sustainable growth and generate substantial returns for shareholders.

Our Values

Altria

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 19, 2015.

Vote by Internet • Go to www.investorvote.com/altria • Or scan the QR Code that appears to the right with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Within USA, US territories & Canada, call toll free 1-800-652-VOTE (8683). There is NO CHARGE to you for the call. • Outside USA, US territories & Canada, call 1-781-575-2300.
Standard rates apply. • Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING.  ▼

This proxy, when properly executed, will be voted as specified. If no specification is made, this proxy will be voted FOR the election of each of the listed nominees, FOR approval of the 2015 Performance Incentive Plan, FOR approval of the 2015 Stock Compensation Plan for Non-Employee Directors, FOR the ratification of the selection of independent registered public accounting firm, FOR the non-binding advisory vote to approve the compensation of the Company’s named executive officers and AGAINST each of the shareholder proposals.

Ë

A	Election of Directors (see below): The Board of Directors recommends a vote FOR each of the listed nominees.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Gerald L. Baliles	☐	☐	☐	05 - Thomas F. Farrell II	☐	☐	☐	09 - Kathryn B. McQuade	☐	☐	☐
	02 - Martin J. Barrington	☐	☐	☐	06 - Thomas W. Jones	☐	☐	☐	10 - George Muñoz	☐	☐	☐
	03 - John T. Casteen III	☐	☐	☐	07 - Debra J. Kelly-Ennis	☐	☐	☐	11 - Nabil Y. Sakkab	☐	☐	☐
	04 - Dinyar S. Devitre	☐	☐	☐	08 - W. Leo Kiely III	☐	☐	☐

B	Proposals: The Board of Directors recommends a vote FOR Proposals 2, 3, 4 and 5.

		For	Against	Abstain

2.	Approval of the 2015 Performance Incentive Plan	☐	☐	☐

3.	Approval of the 2015 Stock Compensation Plan for Non-Employee Directors	☐	☐	☐

4.	Ratification of the Selection of Independent Registered Public Accounting Firm	☐	☐	☐

5.	Non-Binding Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposals 6, 7 and 8.

		For	Against	Abstain

6.	Shareholder Proposal - Policy on Migrant Labor in the Tobacco Supply Chain	☐	☐	☐

7.	Shareholder Proposal - Preparation of Health Effect and Cessation Materials for Poor and Less Formally Educated Tobacco Consumers	☐	☐	☐

8.	Shareholder Proposal - Report on Actions Taken to Reduce the Risk of Green Tobacco Sickness	☐	☐	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

ALTRIA GROUP, INC.

2015 ANNUAL MEETING OF

SHAREHOLDERS

Wednesday, May 20, 2015

9:00 A.M. Eastern Time

The Greater Richmond Convention Center

403 North 3rd Street

Richmond, VA 23219

In order to attend the Meeting you must submit a written request for an admission ticket. To request an admission ticket, please follow the instructions set forth in the accompanying proxy statement in response to Question 16.

It is important that your shares are represented at the Meeting, whether or not you attend the Meeting in person. To make sure your shares are represented, we urge you to vote your shares over the Internet OR the telephone in accordance with the instructions provided on the reverse side OR by completing and mailing this proxy card.

Sign Up Today For Electronic Delivery

If you prefer to receive your future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet, sign up today at www.computershare-na.com/green.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING.  ▼

Altria Group, Inc. Proxy Solicited on Behalf of the Board of Directors Annual Meeting May 20, 2015	Ë

Martin J. Barrington and Denise F. Keane, and each of them, are appointed attorneys, with power of substitution, to vote, as indicated on the matters set forth on the reverse hereof and in their discretion upon such other business as may properly come before the meeting, all shares of common stock held by the undersigned in Altria Group, Inc. (the “Company”) at the Annual Meeting of Shareholders to be held at the Greater Richmond Convention Center, May 20, 2015, at 9:00 a.m., Eastern Time, and at all adjournments or postponements thereof.

This card also serves to instruct the administrator of the Company’s Direct Stock Purchase and Dividend Reinvestment Plan and the trustee of each defined contribution plan sponsored by the Company or any of its subsidiaries how to vote shares held for a participant in any such plan. Unless your proxy for your defined contribution plan shares is received by May 15, 2015, the trustee of such defined contribution plan will vote your plan shares in the same proportion as those plan shares for which instructions have been received.

If you have voted by Internet or telephone, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING

C	Authorized Signatures — Date and Sign Below.
Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments or postponements thereof.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	Ë